Exhibit 4.10

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of

March 15, 2012

by and among

THE SELLERS NAMED HEREIN,

THE ACQUIROR NAMED HEREIN

and, for the purposes specified herein,

TOMKINS LIMITED

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3.26	Product Warranties; Product Recall	40
3.27	No Additional Representations or Warranties	40

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ACQUIROR		41

4.1	Organization	41
4.2	Due Authorization	41
4.3	No Conflict	41
4.4	Litigation and Proceedings	42
4.5	Governmental Authorities; Consents	42
4.6	Financial Ability	42
4.7	Brokers’ Fees	43
4.8	Solvency	43
4.9	Capitalization of Parent	44
4.10	Acquisition of Interests for Investment	44
4.11	Acquiror Limited Guaranty	44
4.12	No Outside Reliance	45

ARTICLE V. COVENANTS OF SELLERS		45

5.1	Conduct of Business	45
5.2	Inspection	48
5.3	HSR Act and Foreign Antitrust Approvals	48
5.4	No Solicitation	48
5.5	Cooperation with Financing	49
5.6	Release Letter; Company Transaction Expenses	50
5.7	Additional Financial Information	52
5.8	Insurance Matters	52
5.9	Certain Affiliate Arrangements	53
5.10	Restrictive Covenants	56
5.11	Use of Schrader Names and Trademarks	57
5.12	Intellectual Property Chain of Title	57
5.13	Transition Legal Services; Privileges; Privileged Information	58

ARTICLE VI. COVENANTS OF ACQUIROR		59

6.1	HSR Act and Foreign Antitrust Approvals	59
6.2	Indemnification and Insurance	60
6.3	Employment Matters	61
6.4	Use of Tomkins Names and Trademarks	63
6.5	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	63
6.6	Financing	64
6.7	Restrictive Covenants	65
6.8	Parent Articles of Association	66

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ARTICLE VII. JOINT COVENANTS		66

7.1	Support of Transaction	66
7.2	Tax Matters	66
7.3	Accounts Receivable	75
7.4	Notification of Certain Matters	75
7.5	Confidentiality	76
7.6	Maintenance of Books and Records	77
7.7	Post-Closing Access	77
7.8	Brazil Matters	77
7.9	Shareholders Agreement	78
7.10	Transition Services Agreement	78

ARTICLE VIII. CONDITIONS TO OBLIGATIONS		78

8.1	Conditions to Obligations of Acquiror and Sellers	78
8.2	Conditions to Obligations of Acquiror	78
8.3	Conditions to Obligations of Sellers	80

ARTICLE IX. TERMINATION/EFFECTIVENESS		80

9.1	Termination	80
9.2	Effect of Termination	81

ARTICLE X. INDEMNIFICATION		84

10.1	Survival	84
10.2	Indemnification	84
10.3	Indemnification Procedures	85
10.4	Limitations on Indemnification	86
10.5	Effect of Investigation	90
10.6	Indemnification Sole and Exclusive Remedy	90

ARTICLE XI. MISCELLANEOUS		90

11.1	Waiver	90
11.2	Notices	91
11.3	Assignment	91
11.4	Rights of Third Parties	92
11.5	Expenses	92
11.6	Governing Law	93
11.7	Captions; Counterparts	93
11.8	Schedules and Exhibits	93
11.9	Entire Agreement	93
11.10	Amendments	94
11.11	Publicity	94
11.12	Severability	94
11.13	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	95

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11.14	Enforcement	95
11.15	Further Assurances	96
11.16	Limited Guaranty	97

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Schedules

Schedule 1.1(a)	Cash-On-Hand Target
Schedule 1.1(b)	Non-Company Subsidiary
Schedule 1.1(c)	Indebtedness
Schedule 1.1(d)	Permitted Liens
Schedule 2.6(a)	Working Capital Categories
Schedule 2.6(b)	Exchange Rates
Schedule 2.7	Withholding
Schedule 3.4	Exceptions to No Conflict Representation
Schedule 3.5	Governmental Authorities; Consents
Schedule 3.6	Capitalization
Schedule 3.7	Financial Statements
Schedule 3.8	Liabilities
Schedule 3.10	Litigation
Schedule 3.11	Legal Compliance
Schedule 3.12	Material Contracts
Schedule 3.13	Company Benefit Plans
Schedule 3.14	Labor Relations
Schedule 3.15	Taxes
Schedule 3.16	Permits
Schedule 3.17	Title to Machinery, Equipment and Other Tangible Property
Schedule 3.18	Real Property
Schedule 3.19	Intellectual Property
Schedule 3.20	Sufficiency of Assets
Schedule 3.21	Environmental Matters
Schedule 3.22	Brokers’ Fees
Schedule 3.23	Insurance
Schedule 3.24	Affiliate Transactions
Schedule 3.25	Customers and Suppliers
Schedule 4.3	Exceptions to No Conflict Representation
Schedule 4.5	Governmental Authorities; Consents
Schedule 4.7	Brokers’ Fees
Schedule 4.9	Capitalization of Parent
Schedule 5.1	Conduct of Business
Schedule 5.1(a)	2012 Financial Budget
Schedule 5.5(a)	Financing Cooperation
Schedule 5.5(b)	Financing Exception
Schedule 5.8(b)	Acquiror-Requested Policies
Schedule 5.9(a)	Specified Affiliate Contracts
Schedule 5.9(b)	Assigned Contracts
Schedule 5.9(c)	Pre-closing Services
Schedule 5.10	Restricted Products
Schedule 5.11	Use of Schrader Marks
Schedule 7.2	Purchase Price Allocation
Schedule 8.1(b)	Required Antitrust Approvals

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Exhibits

Exhibit A	Form of Acquiror Limited Guaranty
Exhibit B	Form of Shareholders Agreement
Exhibit C	Transition Services Term Sheet
Exhibit D	Form of Seller Release
Exhibit E	Form of Acquiror Release
Exhibit F	Form of Memorandum and Articles of Association of Parent

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 15, 2012, is entered into by and among TOMKINS AUTOMOTIVE HOLDING COMPANY, a corporation organized under the laws of the State of Delaware (“Tomkins Automotive US”), TOMKINS INVESTMENTS COMPANY S.À.R.L., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (“Tomkins Investments”), TOMKINS AUTOMOTIVE COMPANY S.À.R.L., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (“Tomkins Automotive Luxembourg”), SCHRADER INVESTMENTS LUXEMBOURG S.À.R.L., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (“Schrader Investments”), TOMKINS OVERSEAS INVESTMENTS LIMITED, a private limited company organized under the laws of England and Wales (“Tomkins Overseas”), TOMKINS ENGINEERING LTD., a private limited company organized under the laws of England and Wales (“Tomkins Engineering” and, together with Tomkins Automotive US, Tomkins Investments, Tomkins Automotive Luxembourg, Schrader Investments and Tomkins Overseas, “Sellers”), August Lux Holding Company, a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (“Acquiror”), and, for the limited purposes specified herein, Tomkins Limited, a private limited company organized under the laws of England and Wales (“Tomkins Limited”). Sellers and Acquiror are each herein referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Companies are engaged in the development, design, manufacture, advertising, marketing, distribution and sale of tire pressure monitoring systems, other sensing technology, valve products, air accessory products, tire repair products, tire hardware and related accessories and related on-site product training and other services to both original equipment manufacturers and after market customers, including with respect to the products more particularly set forth on Schedule 5.10 (the “Business”);

WHEREAS, Sellers are the record and beneficial owners of all of the issued and outstanding equity interests (the “Equity Interests”) of Schrader-Bridgeport International, Inc., a corporation organized under the laws of the State of Delaware (“Schrader-Bridgeport”), Schrader International Brasil Ltda., a limited company organized under the laws of Brazil (“Schrader Brazil”), Schrader SAS, a corporation (société par actions simplifiée) organized under the laws of France (“Schrader France”), Schrader, L.L.C., a limited liability company organized under the laws of Delaware (“Schrader US”), Schrader Electronics Limited, a limited company organized under the laws of Northern Ireland (“Schrader Electronics”), and Swindon Silicon Systems Limited, a private limited company organized under the laws of England and Wales (“Swindon” and, together with Schrader-Bridgeport, Schrader Brazil, Schrader France, Schrader US and Schrader Electronics, the “Conveyed Entities”), as further described on Schedule 3.6 attached hereto;

WHEREAS, in order to induce Sellers to enter into this Agreement, substantially simultaneously with the execution of this Agreement, the Sponsor has delivered to Sellers a limited guaranty in the form attached hereto as Exhibit A (the “Acquiror Limited Guaranty”), pursuant to which the Sponsor has agreed, subject to the terms and limitations thereof, to guarantee certain obligations of Acquiror hereunder; and

WHEREAS, the Parties desire that, at the Closing (as defined below), Sellers shall sell and transfer to Acquiror, and Acquiror shall purchase from Sellers, all of the Equity Interests of the Conveyed Entities upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Principles” means IFRS applied in a manner consistent with the Companies’ past practices used in connection with the preparation of Schedule 2.6(a).

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Cure Period” has the meaning specified in Section 9.1(c).

“Acquiror Group” has the meaning specified in Section 9.2(d).

“Acquiror Group Member” has the meaning specified in Section 9.2(d).

“Acquiror Indemnified Parties” has the meaning specified in Section 10.2(a).

“Acquiror Limited Guaranty” has the meaning specified in the recitals hereto.

“Acquiror Release” has the meaning specified in Section 8.3(e).

“Acquiror’s Relief” means (a) any Relief which arises to a Company (i) as a consequence of any event occurring (or being treated for Tax purposes as occurring) after the Closing Date, or (ii) from Income, Profits or Gain earned, accrued or received after the Closing Date or (b) any Relief arising to any Acquiror Group Member other than a Company.

“Acquiror Specified Representations” means the representations and warranties contained in Section 4.1, Section 4.2, Section 4.7 and Section 4.9.

“Acquiror’s Insurance Claim” has the meaning specified in Section 5.8(a).

“Action” means any (a) any arbitration or (b) any claim, charge, complaint, action, suit, audit, assessment, condemnation, proceeding or investigation by or before any Governmental Authority, whether at law or in equity.

“Adjustment Calculation Time” means the close of business on the Closing Date.

“Adjustment Report” has the meaning specified in Section 2.6(e).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this Agreement, in no event shall Tomkins Limited or any of its post-Closing Subsidiaries be deemed an Affiliate of the Parent, Acquiror or, from and after the Closing, any of the Companies.

“Agreement” has the meaning specified in the preamble hereto.

“Ancillary Agreement” means any agreement, certificate or other document entered into in connection with the transactions contemplated hereby, including the Transition Services Agreement, the Acquiror Release, the Seller Release and the Shareholders Agreement.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any of the Antitrust Authorities relating to the transactions contemplated hereby, including any so called “second request” for additional information or documentary material, or any subpoena, interrogatory or deposition, or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission.

“Assigned Contracts” has the meaning specified in Section 5.9(b).

“Audited Financial Statements” has the meaning specified in Section 3.7.

“Auditor” has the meaning specified in Section 2.6(e).

“Brazilian Lines of Credit” means, collectively, Cédula de Crédito Bancário, issued by Itaú Unibanco S.A. to Schrader Brazil, June 22, 2011; Cédula de Crédito Bancário, issued by Itaú Unibanco S.A. to Schrader Brazil, January 10, 2012; and Cédula de Crédito Bancário, issued by Itaú Unibanco S.A. to Schrader Brazil, January 24, 2012.

“Business” has the meaning specified in the recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cap” has the meaning specified in Section 10.4(a).

“Cash-on-Hand” means all cash and cash equivalents of the Companies (net of bank overdrafts), as adjusted for any deposits in transit, outstanding checks and any other proper reconciling items, in each case, as determined in accordance with GAAP applied in a manner consistent with the Companies’ past practices used in connection with the preparation of the Latest Audited Balance Sheet.

“Cash-on-Hand Target” means the sum of (i) the amount of cash or cash equivalents received by the Companies from any sale, sale-leaseback, lease, sublease, license, sublicense or transfer of any non-cash asset of the Companies to a Person other than a Company after the date of the Latest Audited Balance Sheet other than (x) inventory or products in the ordinary course of business or a license or sublicense of Intellectual Property part thereof in the ordinary course of business, (y) sales of worn out or obsolete equipment in the ordinary course of business in an aggregate amount not to exceed $250,000 and (z) those matters set forth on Schedule 1.1(a) attached hereto, plus (ii) any cash or cash equivalents from the settlement of any Action after the date of the Most Recent Balance Sheet, plus (iii) cash received from any Governmental Authority after the date of this Agreement as part of a research and development grant from such Governmental Authority less any portion of such grant money used in the ordinary course operation of the Business after the date hereof.

“Cash Consideration Deficit” has the meaning specified in Section 2.6(g)(ii).

“Cash Consideration Surplus” has the meaning specified in Section 2.6(g)(i).

“China Facility” means the property located at 1069 HuaAn Road, CaoAn Development Area, Kunshan, Jiangsu, China 215332.

“Chosen Courts” has the meaning specified in Section 11.13(a).

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash Consideration” means an amount equal to (i) $505,000,000, plus (ii) the amount (if any) by which the Closing Date Cash-on-Hand exceeds the Cash-on-Hand Target, minus (iii) the Closing Date Indebtedness, plus (iv) the amount (if any) by which the Closing Date Working Capital exceeds the Upper Working Capital Target, minus (v) the amount (if any) by which the Lower Working Capital Target exceeds the Closing Date Working Capital, minus (vi) the Closing Date Company Transaction Expenses.

“Closing Date Cash-on-Hand” means the Cash-on-Hand of the Companies as of the Adjustment Calculation Time in an amount equal to the aggregate amount identified by Acquiror to be maintained in accordance with Section 5.6(c)(i).

“Closing Date Company Transaction Expenses” means the aggregate amount of unpaid Company Transaction Expenses as of immediately prior to the Closing (but calculated assuming consummation of the Closing).

“Closing Date Indebtedness” means the aggregate Indebtedness of the Companies as of immediately prior to the Closing (but calculated assuming consummation of the Closing).

“Closing Date Working Capital” means the Working Capital of the Companies as of the Adjustment Calculation Time.

“Closing Statement” has the meaning specified in Section 2.6(b).

“COBRA” has the meaning specified in Section 6.3(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Documents” has the meaning specified in Section 5.6(a).

“Collateral Release Documents” has the meaning specified in Section 5.6(a).

“Combined Tax Returns” has the meaning specified in Section 7.2(c)(i).

“Commitment Letters” has the meaning specified in Section 4.6.

“Companies” shall mean the Conveyed Entities and their respective Subsidiaries (other than the Subsidiary set forth on Schedule 1.1(b)).

“Company Products” has the meaning specified in Section 3.26(a).

“Company Benefit Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other benefit or compensation plan, program, policy, arrangement or agreement, which covers any current or former director, officer, employee or consultant of any Company and is sponsored, maintained, contributed to or required to be contributed to by any Company or its ERISA Affiliates.

“Company-Sponsored Benefit Plan” has the meaning specified in Section 3.13(a).

“Company Transaction” means any (i) reorganization, liquidation, dissolution or recapitalization of any Company, (ii) merger or consolidation involving any Company, (iii) purchase or sale of any material portion of its assets (other than inventory in the ordinary course of business) or any capital stock or other equity interests (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock or other equity interests) of any Company, or (iv) similar transaction or business combination involving any Company or its businesses or assets.

“Company Transaction Expenses” means (a) all costs, fees and expenses incurred by the Companies in connection with this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby (including fees and expenses of legal counsel, accountants, investment bankers and other representatives and consultants in connection with the transactions contemplated hereby and any fees and expenses incurred in negotiations with any Persons other than Acquiror and its Affiliates in connection with any Company Transaction, but excluding any recoverable VAT thereon that is contained on an invoice for such services and all debt financing fees paid or payable to any of the Lenders in connection with the Debt Financing) and (b) other than Liabilities paid in full by the Sellers or their Affiliates on or prior to the Closing Date (or, if paid by the Companies, prior to the Closing) and other than Liabilities resulting from actions of Acquiror, all Liabilities of the Companies as of the Closing Date under or in connection with any severance arrangements, stay bonuses, incentive bonuses, equity issuance, transaction bonuses, termination and change of control arrangements, and similar obligations that are owed to any Person or that will be triggered solely by the consummation of the transactions contemplated by this Agreement and/or other events or omissions completed prior to the Closing.

“Company’s 401(k) Plan” has the meaning specified in Section 6.3(f).

“Confidentiality Agreement” has the meaning specified in Section 11.9.

“Consideration Securities” means, collectively, all of the Series B-1 Shares, Series B-2 Shares and Series B-3 Shares, each with a par value of $0.00001 per share, of Parent.

“Continuing Employees” has the meaning specified in Section 6.3(b).

“Contract” means any contract, agreement, subcontract, lease, sublease, license, sublicense, purchase order or other legally binding promise or obligation, whether written or oral.

“Controlled Affiliates” means, (i) with respect to Sellers or Tomkins Limited, Tomkins Limited and its direct or indirect Subsidiaries, and (ii) with respect to Acquiror, all Affiliates other than the other portfolio companies of the Sponsor and its affiliated investment funds (but, for the avoidance of doubt, including, after the Closing, the Companies and all other Subsidiaries of Parent).

“Conveyed Entities” has the meaning specified in the recitals hereto.

“CTA 2010” means the United Kingdom Corporation Tax Act 2010, as amended.

“Current Representation” has the meaning specified in Section 6.5(a).

“Debt Commitment Letter” has the meaning specified in Section 4.6.

“Debt Financing” has the meaning specified in Section 4.6.

“Delivery Conditions” means the conditions specified in Section 8.2(d), Section 8.2(e) and Section 8.2(g)(ii)-(iv).

“Designated Person” has the meaning specified in Section 6.5(a).

“Dispute Notice” has the meaning specified in Section 2.6(d).

“Environmental Laws” means any and all Laws relating to public health and safety, worker health and safety, Hazardous Materials, pollution or the protection of the environment, in each case as in effect at or prior to Closing.

“Equity Commitment Letter” has the meaning specified in Section 4.6.

“Equity Financing” has the meaning specified in Section 4.6.

“Equity Interests” has the meaning specified in the recitals hereto.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Date Cash-on-Hand” has the meaning specified in Section 2.6(a).

“Estimated Closing Date Company Transaction Expenses” has the meaning specified in Section 2.6(a).

“Estimated Closing Date Indebtedness” has the meaning specified in Section 2.6(a).

“Estimated Closing Date Working Capital” has the meaning specified in Section 2.6(a).

“Estimated Closing Statement” has the meaning specified in Section 2.6(a).

“FCPA” means the United States Foreign Corrupt Practices Act, as amended.

“Financial Statements” has the meaning specified in Section 3.7.

“Financing” has the meaning specified in Section 4.6.

“Foreign Benefit Plan” has the meaning specified in Section 3.13(b)(vii).

“Foreign Pension Plan” has the meaning specified in Section 3.13(b)(iii).

“Former Facility” means any facility or real property, other than the Owned Real Property and the Leased Real Property, that was owned, operated or leased by any of the Companies or any of their predecessors at any time prior to the Closing.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental or quasi-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court, tribunal or similar body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, decision, ruling or award, in each case, entered, issued, made or rendered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant or chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl or (vi) any other substance, material or waste that is regulated under, or would serve as the basis of Liability pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means international financial reporting standards.

“Income, Profits or Gains” means income, profits, gains or any other standard or measure for the purpose of any Tax and (a) references to Income, Profits or Gains earned, accrued or received on or before a particular date (including the Closing Date) shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received on or before that date and (b) references to Income, Profits or Gains earned, accrued or received by any person shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received by such person.

“Indebtedness” means, with respect to any Company, without duplication and other than owing to or in favor of any other Company, (i) all Liabilities of such Company for borrowed money, in respect of loans or advances or which are secured by a Lien, (ii) all Liabilities of such Company evidenced by bonds, debentures, notes or other similar securities or instruments, (iii) all Liabilities of such Company under or pursuant to commitments by which such Company assures a creditor against loss (including, without limitation, reimbursement obligations of such Person under letters of credit, but only to the extent such letters of credit have been drawn), other than any Liabilities resulting from or relating to any customs bond or guarantee in the amounts referenced on Schedule 1.1(c), (iv) all Liabilities of such Company under or pursuant to any conditional sales or other arrangements for the deferred purchase price of property or services, as obligor or otherwise (other than trade payables and other current liabilities included as a current liability or contra-asset in the calculation of Closing Date Working Capital), (v) all Liabilities of such Company under or pursuant to leases which in accordance with GAAP are required to be capitalized, (vi) all Liabilities of such Company for guarantees of another Person (other than any other Company) in respect of Liabilities of the type set forth in the foregoing clauses, (vii) all unpaid Liabilities of such Company related to currency hedge or other hedge arrangements, and (viii) all Liabilities of such Company for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the foregoing Liabilities, in each case whether owing to or in favor of a third party, any Seller or any of Affiliate of any Seller (other than any other Company) or otherwise; provided that in no event shall “Indebtedness” include nor shall there by any reduction in Closing Date Cash Consideration as a result of (x) any Liabilities or guarantees in connection with the Tomkins Notes or the Tomkins Senior Credit Facility (in each case, to the extent that the Liabilities or guarantees on the part of any of the Companies in respect thereof are released as provided in the Release Letter and the Collateral Release Documents) or (y) any Liabilities in connection with the items set forth on Schedule 1.1(c).

“Indemnification Deductible” has the meaning specified in Section 10.4(a).

“Indemnified Party” means the Person or Persons entitled to indemnification pursuant to the provisions of Section 10.2.

“Indemnifying Party” means the Person or Persons having the obligation to indemnify another Person pursuant to the provisions of Section 10.2.

“Insurance Policies” has the meaning specified in Section 3.23.

“Intellectual Property” means any and all (i) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) registered and unregistered trademarks, service marks and trade names, trade dress, logos, pending trademark and service mark registration applications and intent-to-use registrations or similar reservations of marks, together with all goodwill associated with any of the foregoing, (iii) registered and unregistered copyrights and applications for registration of copyrights, mask works and other copyrightable works, (iv) internet domain names, (v) proprietary computer software (including source code, executable code, and software documentation), data and databases, and (vi) trade secrets (including ideas, research and development, know-how, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications), confidential business information, know how and other similar proprietary rights.

“Interim Financial Statements” has the meaning specified in Section 3.7.

“International Trade Laws and Regulations” means all Laws concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including but not limited to the Tariff Act of 1930, as amended, and other Laws administered by U.S. Customs and Border Protection, regulations issued or enforced by the U.S. Customs and Border Protection and programs administered by U.S. Customs and Border Protection, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the FCPA, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the

Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty Laws, Laws by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, restrictions by other countries on holding foreign currency and repatriating funds and other Laws adopted by the governments or agencies of other countries relating to the same subject matter as the Laws described above.

“Junior Lien Intercreditor Agreement” means that certain Junior Lien Intercreditor Agreement, dated as of September 29, 2010, by and among Tomkins, LLC (f/k/a Pinafore, LLC), as a grantor, Tomkins, Inc. (f/k/a Pinafore, Inc.), as a grantor, Tomkins Acquisitions Limited (f/k/a Pinafore Acquisitions Limited), as a grantor, the other grantors party thereto, Citicorp USA, INC., as senior representative for the Credit Agreement Secured Parties, Wimington Trust FSB, as collateral agent as the Initial Second Priority Representative and each additional Representative from time to time party hereto, as amended, modified, supplemented or waived from time to time.

“Latest Audited Balance Sheet” means the combined balance sheet of the Companies as of December 31, 2011 that is included with the Audited Financial Statements of the Companies as of such date.

“Law” means any statute, law, ordinance, rule, regulation, guidance, principle of common law or Governmental Order, in each case, of any Governmental Authority, or any treaty entered into by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Company holds any Leased Real Property with annual rent greater than $100,000.

“Lender” has the meaning specified in Section 9.2(d).

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (other than loss of benefit or relief), or cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, collateral assignment or other lien of any kind.

“Losses” has the meaning specified in Section 10.2(a).

“Lower Working Capital Target” means $66,526,000.

“Material Adverse Effect” means a material adverse effect on (x) the business, assets, liabilities, results of operations or financial condition of the Companies, taken as a whole, or (y) the ability of Sellers to enter into this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or any interpretation thereof by Governmental Authorities; (ii) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (iii) financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein; (iv) seasonal fluctuations in the business of the Companies experienced in the ordinary course; (v) any change generally affecting the industries in which the Companies operate; (vi) any act of God or natural disaster; (vii) any acts of terrorism or change in geopolitical conditions; (viii) any failure of any Company to meet any projections or forecasts (provided, that clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (ix) any matter to which Acquiror hereafter consents in writing; or (x) the compliance with the terms of this Agreement or the taking of any action or the omission of any action, in each case, to the extent such action or omission is required or contemplated by this Agreement (other than any action taken pursuant to the second-to-last sentence of Section 7.1); provided, further, that in the case of the foregoing clauses (i), (ii), (iii), (v), (vi) and (vii), such matter shall be taken into account to the extent that any such matters disproportionately impact the Companies (taken as a whole) relative to other businesses in the industries in which the Companies operate.

“Material Contracts” has the meaning specified in Section 3.12(b).

“Most Recent Balance Sheet” has the meaning specified in Section 3.7.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Other Businesses” means any present or past business conducted, directly or indirectly, by Tomkins Limited or any of its Subsidiaries, other than the Business as conducted by the Companies.

“Other Liens” means (a) Liens granted in support of obligations under the Tomkins Notes and Tomkins Senior Credit Facility (all of which will be released as provided in the Release Letter and the Collateral Release Documents) and (b) Liens created by Acquiror (including, without limitation, any Liens created in connection with Acquiror’s financing of the transactions contemplated by this Agreement).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Company.

“Parent” means August Topco Company, Inc., a Cayman Islands exempted company.

“Parent Articles” has the meaning specified in Section 6.8.

“Parties” has the meaning specified in the preamble hereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan).

“Per-Claim Threshold Amount” has the meaning specified in Section 10.4(a).

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens incurred in the ordinary course of business with respect to amounts not yet due and payable or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) Liens securing rental payments under capital lease agreements, (iv) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (x) are matters of public record, (y) would be disclosed by a current, accurate survey of such real property that has been made available by Sellers to Acquiror or its Representatives prior to the date of this Agreement or (z) do not materially interfere with or detract from the use, occupancy, value or marketability of title of such real property and (v) Liens described on Schedule 1.1(d) provided, that (A) such “Permitted Liens” described in clause (iv) of this definition do not include Other Liens described in clause (a) of that definition and (B) Liens described in item 2 of Schedule 1.1(d) shall be Permitted Liens only to the extent that the aggregate obligations and Liabilities supported by such Liens are less than $1,000,000 in the aggregate.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority or other entity of any kind.

“Post-Closing Representation” has the meaning specified in Section 6.5(a).

“Post-Closing Tax Period” has the meaning specified in Section 7.2(a).

“Potential Claims” has the meaning specified in Section 9.2(c).

“Pre-Closing Counsel” has the meaning specified in Section 6.5(a).

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date.

“Pre-Closing Waste Disposal” means any disposal or arrangement for disposal of any substance or waste at any offsite facility or location by or on behalf of the Companies or any of their predecessors that occurred at any time prior to the Closing.

“Privileged Information” has the meaning specified in Section 5.13(c).

“Privileges” has the meaning specified in Section 5.13(c).

“Purchase Price” has the meaning specified in Section 2.2.

“Qualifying Assets” has the meaning specified in Section 5.9(d).

“Real Property” has the meaning specified in Section 3.18(c).

“Release Letter” has the meaning specified in Section 5.6(a).

“Relief” means (i) any relief, allowance, credit, deduction, exemption or set off in respect of any non-U.S. Tax or (ii) any right to repayment or recovery of or saving of non-U.S. Tax, and in each case any reference to the use or set off of a Relief shall be construed accordingly.

“Representatives” has the meaning specified in Section 5.4.

“Required Information” has the meaning specified in Section 5.5.

“Restricted Products” has the meaning specified in Section 5.10(a).

“Reverse Termination Fee” means an amount equal to (i) $25,000,000, minus (ii) amounts paid by or on behalf of Acquiror pursuant to the last two sentences of Section 5.5, minus (iii) amounts paid to third parties by or on behalf of Acquiror after Sellers or any of their Affiliates seek an order of specific performance (other than such amounts solely to extent paid to oppose such order) and/or to enforce rights against one or more counterparties to the Commitment Letters.

“Schedules” means the disclosure schedules to this Agreement delivered by Sellers to Acquiror on the date hereof and made a part hereof.

“Schrader Brazil” has the meaning specified in the recitals.

“Schrader-Bridgeport” has the meaning specified in the recitals.

“Schrader Electronics” has the meaning specified in the recitals.

“Schrader France” has the meaning specified in the recitals.

“Schrader Investments” has the meaning specified in the preamble.

“Schrader Kunshan” means Schrader Engineered Products (Kunshan) Co. Ltd., a limited liability company organized under the laws of the People’s Republic of China.

“Schrader Marks” has the meaning specified in Section 5.11.

“Schrader US” has the meaning specified in the recitals.

“Section 10.2(a)(v) Indemnified Matters” has the meaning specified in Section 10.2(a).

“Section 10.2(a)(vi) Indemnified Matters” has the meaning specified in Section 10.2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Cure Period” has the meaning specified in Section 9.1(b).

“Seller Group” has the meaning specified in Section 9.2(d).

“Seller Group Member” has the meaning specified in Section 9.2(d).

“Seller Indemnified Parties” has the meaning specified in Section 10.2(b).

“Seller Policies” has the meaning specified in Section 5.8.

“Seller Release” has the meaning specified in Section 8.2(g)(ii).

“Seller Returns” has the meaning specified in Section 7.2(c)(ii).

“Seller Specified Representations” means the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 3.22 and Section 3.24.

“Seller Tax Refunds” has the meaning specified in Section 7.2(d).

“Sellers” has the meaning specified in the preamble.

“Seller’s 401(k) Plan” has the meaning specified in Section 6.3(f).

“Settlement Date” has the meaning specified in Section 2.6(f).

“Shared Contract” has the meaning specified in Section 5.9(c).

“Shareholders Agreement” means the Shareholders Agreement, to be dated as of the Closing Date, by and among the shareholders of Parent, containing terms set forth in Exhibit B attached hereto, as amended or modified by agreement of the Sellers and Acquiror.

“Solvent” means, with respect to any Person, that (i) the fair value of such Person’s assets on a consolidated basis will not be less than the sum of its debts on a consolidated basis, (ii) the present fair saleable value of such Person’s assets on a consolidated basis will not be less than the amount required to pay its probable liability on its recourse debts on a consolidated basis as they mature or become due, (iii) such Person will have adequate capital and liquidity on a consolidated basis with which to engage in its business, and (iv) such Person will not, on a consolidated basis, have incurred debts beyond its ability to pay as they mature or become due.

“Specified Affiliate Contracts” has the meaning specified in Section 5.9(a).

“Specified Covenant Obligations” means the covenants and agreements set forth in Article II, Sections 5.6, 5.8, 5.9(c), 5.9(d), 5.9(e), 5.10, 5.11, 5.12. 5.13, 6.2, 6.3, 6.4. 6.5, 6.7, 7.2, 7.3, 7.5, 7.6, 7.7, 7.8, Article X and Article XI, except for any portion thereof where performance is, by its terms, limited to prior to the Closing.

“Sponsor” has the meaning specified in Section 4.6.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation, limited liability company or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surrender” means (A) the surrender or claim of group relief to or by Sellers and their Affiliates or the Companies pursuant to the provisions of Part 5 of CTA 2010 or (B) the reallocation of gain or loss or degrouping charge pursuant to the provisions of Sections 171A or 179A of the United Kingdom Taxation of Chargeable Gains Act 1992 or Section 792 of the United Kingdom Corporation Tax Act 2009.

“Survival Expiration Date” means, with respect to any representation, warranty, covenant or agreement contained herein, the date on which the survival period for such representation, warranty, covenant or agreement expires pursuant to Section 10.1.

“Surviving Tax Representations” means the representations and warranties contained in Sections 3.15(e), (g) and (j).

“Swindon” has the meaning specified in the recitals.

“Tax Audit” has the meaning specified in Section 7.2(e)(i).

“Tax Incentive” has the meaning specified in Section 3.15(o).

“Tax Returns” means any and all reports, returns, declarations or forms supplied or required to be supplied to a Governmental Authority with respect to Taxes and any amendments, attachments or supplements thereto.

“Taxes” means (i) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or Liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, environmental, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner and (ii) any interest, fines, penalties or additions resulting from, attributable to or incurred in connection with any items described in this paragraph or any contest or dispute thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 9.1(c).

“Terminating Seller Breach” has the meaning specified in Section 9.1(b).

“Termination Date” means June 15, 2012; provided that if, prior to such date, a party to this Agreement brings any Action to enforce specifically the performance of the terms or provisions hereof by any other party hereto pursuant to and in accordance with the terms and conditions of Section 11.14, the Termination Date shall automatically be extended until the date that is twenty (20) Business Days after the first date on which such Action is no longer pending or no longer permissible under Section 11.14.

“Third-Party Claim” has the meaning specified in Section 10.3(b).

“Tomkins Automotive Luxembourg” has the meaning specified in the preamble.

“Tomkins Automotive US” has the meaning specified in the preamble.

“Tomkins Engineering” has the meaning specified in the preamble.

“Tomkins Investments” has the meaning specified in the preamble.

“Tomkins Limited” has the meaning specified in the preamble.

“Tomkins Marks” has the meaning specified in Section 6.4.

“Tomkins Notes” means the notes and debentures issued in connection with that certain Indenture, dated as of September 29, 2010, by and among Tomkins, LLC (f/k/a Pinafore, LLC), Tomkins, Inc. (f/k/a Pinafore, Inc.), the Note Guarantors party thereto from time to time and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee and collateral agent, and the related Collateral Documents, in each case as amended, modified, supplemented or waived from time to time.

“Tomkins Overseas” has the meaning specified in the preamble.

“Tomkins Senior Credit Facility” means the credit facility embodied in that certain Credit Agreement, dated as of July 27, 2010, by and among Tomkins, LLC (f/k/a Pinafore, LLC), Tomkins, Inc. (f/k/a Pinafore, Inc.), the Guarantors party thereto from time to time, the lenders party thereto, Citibank, N.A., as administrative agent, and Citicorp USA, Inc., as collateral agent, and the related Collateral Documents, in each case as amended, modified, supplemented or waived from time to time.

“Tomkins US Affiliated Group” has the meaning specified in Section 7.2(b).

“Transfer Taxes” has the meaning specified in Section 7.2(g).

“Transition Services Agreement” has the meaning specified in Section 7.10.

“Upper Working Capital Target” means $68,526,000.

“US Companies” means Schrader-Bridgeport and Schrader Electronics, Inc., a Delaware corporation.

“VAT” has the meaning specified in Section 3.15(m).

“WARN Act” has the meaning specified in Section 3.14.

“Working Capital” means the working capital of the Companies calculated in accordance with the Accounting Principles using the categories and the adjustments thereto set forth on Schedule 2.6(a) and the currency exchange rates into US dollars set forth on Schedule 2.6(b).

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively (and, for the avoidance of doubt, any reference to the Companies in the plural shall be deemed to be a reference to the Companies collectively or any of them individually and any reference to Sellers in the plural shall be deemed to be a reference to Sellers collectively or any of them individually); (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Exhibit” or “Schedule” refer to the specified Exhibit or Schedule to this Agreement; (vi) the word “including” shall mean “including, without limitation,”; (vii) the word “or” shall be disjunctive but not exclusive; (viii) the phrase “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice”; (ix) the phrase “made available” shall mean that the referenced document or other material was posted and accessible to Acquiror and its Representatives in the electronic data room hosted by Merrill DataSite for Project August prior to the date of this Agreement and remained so posted and accessible through the date of this Agreement, or was otherwise provided to Acquiror or its Representatives prior to the date of this Agreement; (x) the phrase “to the extent” means “the degree by which” and not “if”, and (xi) “$” shall mean the lawful currency of the United States of America.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all rules and regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the applicable statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party hereto.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires; provided that, for the avoidance of doubt, in no event shall Closing Date Company Transaction Expenses or Closing Date Indebtedness, or any component thereof, be calculated in accordance with GAAP, except as expressly provided with respect to any component thereof in the definition of Company Transaction Expenses or Indebtedness.

(g) The parties hereto intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement contained herein relating to the same subject matter (regardless of relative levels of specificity) that such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement. Subject to Sections 10.4(c) and 10.4(e), in no event shall the purchase price adjustment provisions of this Agreement limit, restrict or prejudice any party’s rights to indemnification hereunder.

1.3 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, (a) in the case of Sellers, Hugh Charvat, Steve Lutz, Jean-Michel Bolmont, Stephen McClelland, Graeme Thompson, Tom Reeve, Jeff Thurnau, John Zimmerman and Bill Waelke, and (b) in the case of Acquiror, Thomas Souleles and Richard Copans.

ARTICLE II.

PURCHASE AND SALE

2.1 Purchase and Sale of the Equity Interests. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer and deliver to Acquiror, and Acquiror will purchase and acquire from Sellers, all of the Equity Interests, free and clear of all Liens other than Liens (i) arising under the Securities Act and applicable state and comparable foreign securities laws or (ii) created or incurred by or at the direction of Acquiror.

2.2 Consideration. The aggregate consideration for all of the Equity Interests (the “Purchase Price”) shall be (a) the Closing Date Cash Consideration and (b) the Consideration Securities. The Consideration Securities shall be issued to Tomkins Engineering in partial consideration for the Equity Interests of Schrader Electronics. The allocation of the Purchase Price made pursuant to Section 7.2(h) in respect of the Equity Interests of Schrader Electronics shall be satisfied first by reference to the value of the Consideration Securities (such value to be agreed upon by Acquiror and the Sellers) with any remaining portion of such allocation satisfied by a corresponding portion of the Closing Date Cash Consideration. The Closing Date Cash Consideration shall be subject to adjustment pursuant to Section 2.6.

2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (1) at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004, at

10:00 a.m. local time on the later to occur of (a) the date that is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), and (b) the earlier of (i) the 60th day after the date hereof and (ii) the date specified by Acquiror on not less than three (3) Business Days notice to Sellers (such notice, a “Closing Date Notice”) by which the Debt Financing has been or is expected to be completed; provided that in the case of clause (b), all of the conditions set forth in Article VIII shall also have been satisfied as of the date of the Closing Date Notice or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing); provided further, that, notwithstanding anything to the contrary herein, (x) any Closing Date Notice may be withdrawn and a new Closing Date Notice may be delivered by Acquiror with respect to a later Closing Date on no less than one (1) Business Day’s notice to Sellers, (y) the Closing Date specified in the Closing Date Notice may be conditioned upon the simultaneous completion of the Debt Financing and (z) if such Debt Financing is not completed for any reason at any time, such Closing Date Notice shall automatically be deemed withdrawn without any further action on the part of Acquiror, or (2) at such other time, date or place as Acquiror and Sellers may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.4 Closing Deliverables of Acquiror. At the Closing, Acquiror shall deliver or cause to be delivered to or as directed by Sellers (a) the Estimated Closing Date Cash Consideration, by wire transfer of immediately available funds to an account or accounts specified by Sellers at least two (2) Business Days prior to the Closing, (b) the certificate or certificates (if any) representing the Consideration Securities, (c) a duly executed counterpart of each Ancillary Agreement to which Parent, Acquiror or their respective pre-Closing Affiliates is party (including each agreement or other document listed in Section 2.5), (d) three duly executed counterparts of the Amendment to the Articles of Association of Schrader Brazil (in the form mutually agreed by the Parties) evidencing the transfer, effective as of the Closing, of all of the quotas constituting the whole of the issued and allotted share capital of Schrader Brazil into the name of Acquiror, duly executed by Acquiror, and (e) the certificates and other documents required to be delivered pursuant to Section 8.3.

2.5 Closing Deliverables of Sellers. At the Closing, Sellers shall deliver to Acquiror:

(a) with respect to Schrader-Bridgeport, (i) the certificates representing all of the issued and outstanding shares of Schrader-Bridgeport, duly endorsed in blank, or accompanied by stock powers in form and substance reasonably acceptable to Acquiror and duly executed in blank by Tomkins Automotive US, and (ii) a copy of a board resolution of Tomkins Automotive US approving the sale of Schrader-Bridgeport and the execution by Tomkins Automotive US of this Agreement and any agreements, certificates or other documents contemplated by this Agreement to be executed by Tomkins Automotive US, duly certified as correct by an authorized signatory of Tomkins Automotive US;

(b) with respect to Schrader France, (i) a share transfer form (ordre de mouvement) evidencing the transfer, effective as of the Closing, of all of the shares constituting the whole of the issued and allotted share capital of Schrader France into the name of Acquiror, duly executed by Schrader Investments and Schrader France, (ii) a tax transfer form (formulaire cerfa n°2759 DGI) dated as of the Closing Date reflecting such transfer by Schrader Investments to Acquiror of all of the shares of Schrader France for that portion of the Purchase Price allocated to such shares, duly executed by Schrader Investments, (iii) the share transfer book (registre des mouvements de titres) and shareholders’ individual accounts (comptes d’associés) of Schrader France reflecting the transfer of all of the shares of Schrader France to Acquiror as of the Closing Date, and (iv) a copy of a board resolution of Schrader Investments approving the sale of the shares of Schrader France and the execution by Schrader Investments of this Agreement and any agreements, certificates or other documents contemplated by this Agreement to be executed by Schrader Investments, duly certified as correct by an authorized signatory of Schrader Investments;

(c) with respect to Swindon and Schrader Electronics, (i) a duly executed stock transfer form transferring all of the shares constituting the whole of the issued and allotted share capital of Swindon or Schrader Electronics, as applicable, into the name of, (ii) share certificates in respect of all of the issued and allotted share capital of Swindon or Schrader Electronics, as applicable, or an indemnity for any such share certificates that have been lost, (iii) a copy of a board resolution of Tomkins Engineering approving the sale of Swindon or Schrader Electronics, as applicable, and the execution by Tomkins Engineering of this Agreement and any agreements, certificates or other documents contemplated by this Agreement to be executed by Tomkins Engineering, and (iv) a copy of a board resolution of Swindon or Schrader Electronics, as applicable, approving the transfer of its shares and (subject only to due stamping) the registration, in the register of members, of Acquiror as the holder of such shares;

(d) with respect to Schrader Brazil, three duly executed counterparts of the Amendment to the Articles of Association of Schrader Brazil evidencing the transfer, effective as of the Closing, of all of the quotas constituting the whole of the issued and allotted share capital of Schrader Brazil into the name of Acquiror, duly executed by Tomkins Automotive Luxembourg and Tomkins Investments;

(e) with respect to Schrader US, (i) the certificate(s) representing all of the issued and outstanding equity interests of Schrader US, duly endorsed in blank, or accompanied by stock powers in form and substance reasonably acceptable to Acquiror and duly executed in blank by Tomkins Overseas, and (ii) a copy of a board resolution of Tomkins Overseas approving the sale of Schrader US and the execution by Tomkins Overseas of this Agreement and any agreements, certificates or other documents contemplated by this Agreement to be executed by Tomkins Overseas, duly certified as correct by an authorized signatory of Tomkins Overseas;

(f) a duly executed counterpart of each Ancillary Agreement to which Tomkins Limited or any of its Subsidiaries (including Sellers and the Companies) is party; and

(g) the certificates and other documents required to be delivered pursuant to Section 8.2.

2.6 Purchase Price Adjustment.

(a) At least three (3), but not more than ten (10), Business Days prior to the Closing Date, Sellers shall prepare and deliver to Acquiror a statement (the “Estimated Closing Statement”) setting forth a good faith estimate of the Closing Date Cash-on-Hand (the “Estimated Closing Date Cash-on-Hand”), the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), the Closing Date Working Capital (the “Estimated Closing Date Working Capital”) and the Closing Date Company Transaction Expenses (the “Estimated Closing Date Company Transaction Expenses”) and, on the basis thereof, the resulting calculation of the Closing Date Cash Consideration (the “Estimated Closing Date Cash Consideration”). The Estimated Closing Statement shall (insofar as it relates to Estimated Closing Date Cash-on-Hand and Estimated Closing Date Working Capital) (i) be prepared in accordance with the Accounting Principles, and (ii) shall not give effect to (A) the consummation of the transactions contemplated by this Agreement, (B) any financing transactions of Acquiror or any of its Subsidiaries (including the Companies) in connection with the transactions contemplated by the Closing, or any other action or omission by Acquiror after the Closing on the Closing Date, or (C) any action or omission to the extent initiated by any Company after the Closing on the Closing Date that is not in the ordinary course of business. Prior to and after delivering its Estimated Closing Statement, Sellers shall cooperate and provide such information as reasonably requested by Acquiror and its Representatives regarding the calculation of the components thereof and provide such back-up therefor as may be reasonably requested.

(b) Not later than ninety (90) days after the Closing Date, Acquiror shall prepare and deliver to Sellers a statement (the “Closing Statement”) setting forth in reasonable detail a good faith calculation of the Closing Date Cash-on-Hand, the Closing Date Indebtedness, the Closing Date Working Capital and the Closing Date Company Transaction Expenses and the resulting calculation of Closing Date Cash Consideration. The Closing Statement shall (insofar as it relates to Closing Date Cash-on-Hand and Closing Date Working Capital) (i) be prepared in accordance with the Accounting Principles, and (ii) shall not give effect to (A) the consummation of the transactions contemplated by this Agreement, (B) any financing transactions of Acquiror or any of its Subsidiaries (including the Companies) in connection with the transactions contemplated by the Closing after the Closing on the Closing Date, or any other action or omission by Acquiror, or (C) any action or omission to the extent initiated by any Company after the Closing on the Closing Date that is not in the ordinary course of business. During such 90-day period after the Closing Date, Sellers shall reasonably cooperate with Acquiror and its accountants to the extent reasonably required to prepare the Closing Statement, including by providing Acquiror and its accountants reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of Sellers relating to the Closing Statement in connection with its review of the Closing Statement, and Sellers shall make reasonably available to Acquiror and its accountants Sellers’ senior finance personnel and their accountants.

(c) During the period from the date the Closing Statement is delivered by Acquiror to Sellers through the date such statement is finally determined in accordance with this Section 2.6, Acquiror shall reasonably cooperate with Sellers and its accountants to the extent reasonably required to conduct a review of the Closing Statement delivered to Sellers, including by providing Sellers and their accountants reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of Acquiror relating to the Closing Statement in connection with its review of the Closing Statement and Acquiror shall make reasonably available to Sellers and their accountants the individuals who participated in the preparation of the Closing Statement and its accountants.

(d) If Sellers notify Acquiror that Sellers agree with the Closing Statement within sixty (60) days after receipt thereof or fail to deliver notice to Acquiror of their disagreement therewith within such sixty (60) day period, the Closing Statement shall be conclusive and binding on Sellers and Acquiror and the Parties shall be deemed to have agreed thereto, in the first case, on the date Acquiror receives the notice and, in the second case, on such sixtieth (60th) day after Sellers’ receipt of the Closing Statement. If Sellers disagree with the Closing Statement as it pertains to the accuracy of any amount reflected therein or the calculation of the Closing Date Cash-on-Hand, the Closing Date Indebtedness, the Closing Date Working Capital or the Closing Date Company Transaction Expenses as set forth therein, then Sellers shall notify Acquiror in writing of their disagreement (the “Dispute Notice”) within such sixty (60) day period together with reasonable particulars of the basis of such dispute, including Sellers’ position of the amounts in dispute (and Sellers’ resulting position on the calculation of the Closing Date Cash-on-Hand, the Closing Date Indebtedness, the Closing Date Working Capital and/or the Closing Date Company Transaction Expenses, as applicable). In such event, Sellers and Acquiror shall attempt, in good faith, to resolve their differences with respect thereto within fifteen (15) days after Acquiror’s receipt of such Dispute Notice.

(e) All disputes over the Closing Statement or the calculation of the Closing Date Cash-on-Hand, the Closing Date Indebtedness, the Closing Date Working Capital and/or Closing Date Company Transaction Expenses, as applicable, set forth in the Dispute Notice not resolved by Sellers and Acquiror within such fifteen (15) day period (and only such disputes) shall be submitted to Houlihan Lokey or another independent firm mutually agreed upon by the parties within such fifteen (15) day period (the “Auditor”) to determine such dispute, and such determination shall be final and binding on the parties. The Auditor shall base its determination only on written presentations by Acquiror and/or Sellers which are in accordance with the definitions contained in this Agreement and the guidelines and principles of this Section 2.6 (including Schedule 2.6(a) and Schedule 2.6(b)) (i.e., not on the basis of an independent review) and shall render a written report (the “Adjustment Report”) to Sellers and Acquiror setting forth, in reasonable detail, the Auditor’s determination with respect to each of the disputed items or amounts submitted to the Auditor, and the adjustments, if any, to be made to the Closing Statement and the Closing Date Cash-on-Hand, the Closing Date Indebtedness, the Closing Date Working Capital and/or the Closing Date Company Transaction Expenses, as applicable, together with reasonably detailed supporting calculations. In resolving any disputed item, the Auditor (i) shall adhere to the definitions contained in this Agreement and the guidelines and principles of this Section 2.6 (including Schedule 2.6(a) and Schedule 2.6(b)) and (ii) shall not assign a value to any item higher than the highest value for such item claimed by either Party or lower than the lowest value for such item claimed by either Party; provided, however, that to the extent the determination of the value of any disputed item affects any other item used in calculating the Closing Date Cash-on-Hand, the Closing Date Indebtedness, the Closing Date Working Capital and/or the Closing Date Company Transaction Expenses, such effect may be taken into account by the Auditor. The parties shall use reasonable best efforts to cause the

Auditor to complete its work and render its determination within thirty (30) days of its engagement. All fees and expenses relating to the work of the Auditor shall be borne by Sellers, on the one hand, and by Acquiror, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Auditor (such inverse proportion for each party shall be the absolute value obtained for each party by dividing (A) the difference of (1) the amount of the Closing Date Cash Consideration proposed by such party and (2) the amount of the Closing Date Cash Consideration established by the Auditor by (B) the difference between (1) the amount of the Closing Date Cash Consideration proposed by Sellers and (2) the amount of Closing Date Cash Consideration proposed by Acquiror), which proportionate allocation shall also be determined by the Auditor and set forth in the Adjustment Report.

(f) The Closing Statement, the calculations of the Closing Date Cash-on-Hand, the Closing Date Indebtedness, the Closing Date Working Capital and the Closing Date Company Transaction Expenses, and the resulting calculation of the Closing Date Cash Consideration shall be deemed final for purposes of this Section 2.6 on the second Business Day following the later of (i) the date on which Sellers and Acquiror agree to the Closing Statement (or are deemed to have agreed to the Closing Statement in accordance with Section 2.6(d)) and (ii) the date on which the Adjustment Report is issued by the Auditor pursuant to Section 2.6(e) (such later date, the “Settlement Date”).

(g) Upon finalization of the Closing Date Cash-on-Hand, the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Company Transaction Expenses and the Closing Date Cash Consideration in accordance with this Section 2.6, the following adjustments shall be made:

(i) If the Closing Date Cash Consideration as so finally determined pursuant to this Section 2.6 is greater than the Estimated Closing Date Cash Consideration (the “Cash Consideration Surplus”), then the Purchase Price shall be adjusted upward in an amount equal to the Cash Consideration Surplus and Acquiror shall pay or cause to be paid, within two (2) Business Days of the Settlement Date, to Sellers an amount equal to such Cash Consideration Surplus by wire transfer in immediately available funds to one or more accounts designated by Sellers; and

(ii) If the Closing Date Cash Consideration as so finally determined pursuant to this Section 2.6 is less than the Estimated Closing Date Cash Consideration (the “Cash Consideration Deficit”), then the Purchase Price shall be adjusted downward in an amount equal to the Cash Consideration Deficit and Sellers shall pay or cause to be paid, within two (2) Business Days of the Settlement Date, to Acquiror an amount equal to such Cash Consideration Deficit by wire transfer in immediately available funds to one or more accounts designated by Acquiror.

2.7 Withholding. Except as required by a change in Law, or in the administration, interpretation, implementation or application thereof by any applicable Governmental Authority that occurs after the date hereof, Acquiror and Sellers agree that all Taxes required by applicable Law to be deducted or withheld from payments made pursuant to this Agreement are set forth on Schedule 2.7 attached hereto and that such Taxes shall be deducted or withheld from the payments made pursuant to this Agreement. If either Acquiror or any Seller becomes aware of a change in Law or in the administration, interpretation, implementation or application thereof by any applicable Governmental Authority that occurs after the date hereof and that requires Taxes (other than those Taxes set forth on Schedule 2.7) to be deducted or withheld from any payment made pursuant to this Agreement, (a) such Party shall promptly provide notice to the other Parties of such change in Law or in the administration, interpretation, implementation or application thereof by any applicable Governmental Authority and, in reasonable detail, the method of calculation for the proposed deduction or withholding; (b) the Parties shall use reasonable best efforts to mitigate, reduce or eliminate such deduction or withholding in accordance with applicable Law; and (c) such Taxes that are not mitigated, reduced or eliminated pursuant to the foregoing clause (b) shall be deducted or withheld from the payments made pursuant to this Agreement. Any Taxes deducted or withheld from any payments pursuant this Section 2.7 shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Party in respect of whom such deduction and withholding was made. The Party making any such deduction or withholding shall furnish to the other Party official receipts (or copies thereof or, if official receipts are not available, other reasonable evidence) evidencing the payment of any such Taxes.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules to this Agreement, Sellers represent and warrant on a joint and several basis to Acquiror as follows:

3.1 Sellers’ Organization and Qualification. Each Seller has been duly organized and is validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. True, correct and complete copies of the organizational documents of each Seller have been previously made available to Acquiror. Each Seller is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Companies’ Organization and Qualification. Each of the Companies has been duly organized and is validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. True, correct and complete copies of the organizational documents of each of the Companies have been previously made available to Acquiror. Each of the Companies is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.3 Due Authorization. Each Seller has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is or will be party and (subject to the approvals discussed below) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which a Seller is or will be a party by such Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate or other action, and no other proceeding on the part of such Seller is necessary to authorize this Agreement or any Ancillary Agreement to which such Seller is or will be party. This Agreement and each Ancillary Agreement to which a Seller is or will be a party has been duly and validly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. No Seller is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Sellers have, prior to execution and delivery of this Agreement, conducted all consultation and other actions required to be conducted by Law or contract with works council to any of the Companies. All Liens on Equity Interests or assets of the Companies pledged in support of obligations in respect of the Tomkins Notes (a) are “Liens granted upon Shared Collateral to secure Second Priority Debt Obligations” within the meaning of the Junior Lien Intercreditor Agreement and (b) shall terminate in accordance with Section 5.01(a) of the Junior Lien Intercreditor Agreement.

3.4 No Conflict. Except as set forth on Schedule 3.4 attached hereto, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 or on Schedule 3.5 attached hereto, the execution and delivery of this Agreement and each Ancillary Agreement to which a Seller is or will be party by such Seller and the consummation of the transactions contemplated hereby and thereby do not and will not violate in any material respect any provision of, conflict with or result in the material breach of, any applicable Law, the organizational documents of any Seller or Company or any Material Contract, or give any Person the right to modify, terminate or accelerate in any material respect, or result in the material modification, termination or acceleration of, any obligation under, constitute a material default or create any right to any material payment under, or require the consent of any Person under, any Material Contract, or result in the creation of any Lien upon any of the Equity Interests or any of the material properties or assets of any Company, or result in a violation or revocation of any required material permit or approval from any Governmental Authority, or constitute an event that, after notice or lapse of time or both, would result in any such material violation, conflict, breach, modification, termination, acceleration, consent requirement, creation of a Lien, or violation or revocation of a required material permit or approval from a Governmental Authority.

3.5 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of Acquiror contained in this Agreement, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Seller with respect to such Seller’s execution or delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law and (b) as otherwise disclosed on Schedule 3.5 attached hereto.

3.6 Capitalization. Schedule 3.6 attached hereto sets forth the authorized capitalization of each Company and the number of issued and outstanding shares or quotas of each class of capital stock of or other equity interests in each such Company, together with the ownership thereof. All such shares or other equity interests have been duly authorized and validly issued and are (to the extent applicable) fully paid and nonassessable and were issued free of preemptive rights. Sellers own of record and beneficially all of the outstanding Equity Interests, and, except as set forth on Schedule 3.6 attached hereto, the Conveyed Entities own of record and beneficially all of the capital stock or other equity interests of their respective Subsidiaries free and clear of all Liens, other than Permitted Liens (solely with respect to Equity Interests of Companies other than the Conveyed Entities) and Other Liens. Except as set forth on Schedule 3.6 attached hereto, no Company has authorized or granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of such Company, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of capital stock or other equity interests of such Company, and there are no agreements of any kind that obligate such Company to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or other equity interests. No shares of capital stock or other equity interests are held in treasury by any Company. There are no stock appreciation, phantom stock, profit participation or similar rights with respect to any Company.

3.7 Financial Statements. Attached as Schedule 3.7(a) hereto are (a) the audited combined balance sheet of the Companies (other than Schrader US) as of December 31, 2011 and the related audited combined statements of income, comprehensive income, changes in invested equity and cash flows for the period from January 1, 2011 through December 31, 2011, (b) the audited combined balance sheet of the Companies (other than Schrader US) as of December 31, 2010 and the related audited combined statements of income, comprehensive income, cash flows and changes in invested equity for the 14-week period from September 25, 2010 to December 31, 2010, (c) the audited combined statements of income, comprehensive income, cash flows and changes in equity of the Companies (other than Schrader US) reflecting its ownership by Tomkins Limited prior to the acquisition by Pinafore Holdings B.V. on September 24, 2010 for the 38-week period from January 2, 2010 to September 24, 2010, (d) the audited combined balance sheet of the Companies (other than Schrader US) reflecting its ownership by Tomkins Limited prior to the acquisition by Pinafore Holdings B.V. on September 24, 2010 as of January 2, 2010 and the related audited combined statements of income, comprehensive income, cash flows and changes in equity for the 52-week period from January 4, 2009 to January 2, 2010 (the financial statements in clauses (a), (b), (c) and (d), together, with the “Audited Financial Statements”), and (e) the unaudited combined balance sheet of the Companies (other than Schrader US) as of January 31, 2012 (the “Most Recent Balance Sheet”) and the related unaudited combined statements of income and cash flows for the one-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including the notes thereto, if any) present fairly, in all material respects, the combined financial position, results of operations, stockholders’ equity and cash flows of the Companies as of the dates and for the periods indicated in such Financial Statements and have been prepared in accordance with GAAP (with respect to the Audited Financial Statements) or IFRS (with respect to the Interim Financial Statements), consistently applied during the periods involved (except (i) where such statements expressly provided that they were not prepared in accordance with GAAP (with respect to the Audited Financial Statements) or IFRS (with respect to the Interim Financial Statements) consistently applied during the periods involved, and (ii) in the case of the Interim Financial Statements, (A) for recurring year end audit adjustments and (B) for the absence of footnotes and other presentation items). Except as set forth on Schedule 3.7(b) hereto, Schrader US (i) has not, since the date of its formation, carried on any business or conducted any operations other than holding ownership of the equity interests of Schrader Engineered Products (Kunshan) Co. Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Schrader China”), (ii) has no assets other than such equity interests of Schrader China, and (iii) is not party to or otherwise bound by any Contract, other than in connection with the Tomkins Senior Credit Facility and the Tomkins Notes. Except as set forth on Schedule 3.7(b) hereto, Schrader US has no Liabilities, other than those incidental to its existence and other than in connection with the Tomkins Senior Credit Facility and the Tomkins Notes.

3.8 Undisclosed Liabilities. Except as set forth on Schedule 3.8 attached hereto, no Company has any material Liability (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP or, as of the date hereof, the footnotes thereto, except for (a) Liabilities reflected or reserved for on the Most Recent Balance Sheet, the Latest Audited Balance Sheet or disclosed in the notes to the Latest Audited Balance Sheet, (b) Liabilities that have arisen since the date of the Latest Audited Balance Sheet in the ordinary course of business of the Companies, and (c) other Liabilities to the extent included or to be included in the calculation of Closing Date Indebtedness, Closing Date Working Capital or Closing Date Company Transaction Expenses.

3.9 Absence of Certain Changes or Events.

(a) Since December 31, 2011, through and including the date of this Agreement, no event, change or circumstance has occurred that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Since December 31, 2011, through and including the date of this Agreement, the Companies have carried on their respective businesses in all material respects in the ordinary course of business.

(c) Since December 31, 2011, through and including the date of this Agreement, no Company has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 5.1, except as set forth on Schedule 3.9 attached hereto.

3.10 Litigation and Proceedings. Except (a) as set forth on Schedule 3.10 attached hereto, (b) for Actions asserting infringement, misappropriation or other violation by the Companies of any Intellectual Property rights of any Person (as to which certain representations and warranties are made pursuant to Section 3.19) and (c) for Actions under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.21), as of the date hereof, (x) there is no (and during the past one (1) year have not been any) Action (other than investigations) or, to the knowledge of Sellers, investigation by or before any Governmental Authority, pending against any Company or, to the knowledge of Sellers, affecting any Real Property (i) that is reasonably expected to result in an award against any Company in an amount greater than $250,000, (ii) which alleges violations of Law or (iii) which expressly seeks to impose injunctive or equitable relief, nor (y) to the knowledge of Sellers, is any such Action threatened against any Company or any Real Property or pending or threatened against any of the officers, directors, shareholders or employees of any Company in their capacities as such. Except as set forth on Schedule 3.10 attached hereto, no Company is subject to any Governmental Order that impairs a Company from operating the Business consistent with past practice. Except as set forth on Schedule 3.10, to Sellers’ knowledge, during the last two (2) years, no Company has received any written claim or notice from any Person seeking indemnification, contribution or subrogation of more than $500,000 from any of the Companies pursuant to the provisions of any Contract between a Company and such Person or pursuant to any Law.

3.11 Legal Compliance. Except with respect to (a) matters set forth on Schedule 3.11 attached hereto and (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.21):

(a) The Companies are, and at all times during the past two (2) years have been, in material compliance with all applicable Laws (including all International Trade Laws and Regulations), and, as of the date hereof, no written notices have been received by any Company alleging a violation of any such Laws.

(b) During the past two (2) years, (i) no Company has made or provided any material false statement or material omission to any Governmental Authority in connection with the importation of goods or with respect to any requirement of International Trade Laws and Regulations and (ii) no Company nor any Person acting on behalf of any Company has violated the FCPA. Without limiting the generality of the forgoing, during the past two (2) years, no unlawful inducement (financial or otherwise) has been given to any “foreign official,” as that term is defined in the FCPA, or any Person acting on behalf of a Governmental Authority, by or on behalf of any Company with a view to any Company illegally entering into any transaction or obtaining any benefit (including any licenses, approvals, consents, registrations or permits of Governmental Authorities), and, to the knowledge of Sellers, no such inducement has been received by any Company or any director, officer or employee of any Company. No Company nor any of its respective directors, officers, stockholders or agents is, nor is any Controlled Affiliate of Tomkins Limited, currently a government officer, agent or employee of a Governmental Authority.

3.12 Contracts; No Defaults.

(a) Schedule 3.12 attached hereto contains a listing of all Contracts described in clauses (i) through (xi) below to which, as of the date of this Agreement, any Company is a party, true, correct and complete copies of which have been previously made available to Acquiror, including all amendments and modifications thereto.

(i) Each Contract (other than (x) purchase orders entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 3.12(a)) that Sellers reasonably anticipate will involve aggregate payments or consideration furnished by or to any Company of more than $1,000,000 in any calendar year;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed or other Indebtedness, or security agreement or other Contract relating to the mortgaging, pledging or otherwise granting of a Lien (including pursuant to any credit support or similar obligation), including any agreement or commitment for future loans, credit or financing or Liens, in each case other than obligations under capital lease agreements of less than $250,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of any Company (other than sales of inventory in the ordinary course of business), in each case, involving payments in excess of $1,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv) Each lease, rental or occupancy agreement, license, installment or conditional sale agreement or other Contract that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property and (y) involves aggregate payments in excess of $1,000,000 in any calendar year;

(v) Each joint venture agreement, partnership agreement or limited liability company agreement;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;

(vii) Each Contract expressly prohibiting or restricting in any material respect the ability of any Company to engage in any business, to operate in any geographical area or to compete with any Person;

(viii) Each material license agreement under which the Company is a licensor or licensee of any material Intellectual Property (excluding licenses in respect of commercially available “off-the-shelf software”);

(ix) Each Contract under which it has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to the Companies’ employees in the ordinary course of business), in each case other than obligations under capital lease agreements of less than $250,000;

(x) Each Contract that is a collective bargaining agreement or any other agreement with any labor organization; and

(xi) Any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which, after the date of this Agreement, any Company would reasonably be expected to be required to make payments in excess of $1,000,000 in the aggregate.

(b) Except as set forth on Schedule 3.12(b) attached hereto, all of the Contracts listed or required to be listed pursuant to Section 3.12(a) (collectively, “Material Contracts”) (i) are in full force and effect (subject to expiring in accordance with their terms) and (ii) represent the legal, valid and binding obligations of and are enforceable against the Company party thereto and, to the knowledge of Sellers, represent the legal, valid and binding obligations of and are enforceable against the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth on Schedule 3.12(b) attached hereto, (x) none of the Companies nor, to the knowledge of Sellers, any other party thereto is in material breach of or material default under, or has failed to perform any material obligations required to be performed by it under, any Material Contract, (y) as of the date hereof, no Company has received any written claim or notice of material breach of or material default under any Material Contract, and (z) to the knowledge of Sellers, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of, a material default under or permit the termination, modification or acceleration of any material obligation under, any Material Contract (in each case, with or without notice or lapse of time or both).

(c) The Business (as presently conducted and as presently proposed to be conducted) does not violate, conflict with or breach the non-compete and similar provisions of any Contract set forth on Schedule 3.12(c) attached hereto.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) attached hereto sets forth a complete list of each material Company Benefit Plan, excluding plans and programs administered by a Governmental Authority. Each Company Benefit Plan, if any, that is sponsored by one of the Companies is herein referred to as a “Company-Sponsored Benefit Plan” and all material Company-Sponsored Benefit Plans are listed on Schedule 3.13(a) attached hereto and separately identified as such on such schedule.

(b) Except as set forth on Schedule 3.13(b) attached hereto:

(i) Each Company Benefit Plan has been administered, in all material respects, in accordance with its terms and all applicable Laws, including ERISA and the Code. All contributions or payments (including all employer contributions, employee salary reduction contributions, premium payments, and benefit payments) that are due under any Company Benefit Plan with respect to any current or former employees of any of the Companies have been made or paid.

(ii) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(iii) None of the Companies sponsor, maintain or contribute to, nor have any Liability with respect to (including on account of any of their ERISA Affiliates) any Multiemployer Plan, other Pension Plan, or any other defined benefit plan covering employees of the Companies outside of the United States (“Foreign Pension Plan”). No condition exists that presents a material risk to any of the Companies of incurring any Liability under Title IV of ERISA or under Section 412 or Section 430 of the Code (including, in each case, on account of an ERISA Affiliate of any of the Companies).

(iv) No current employee of any of the Companies participates in any Multiemployer Plan, other Pension Plan, or any Foreign Pension Plan. None of the Companies has any obligation to provide post-employment, post-service or retiree health benefits or life insurance coverages or supplemental pension, supplemental retirement, or similar benefits (not including equity compensation, vacation and similar benefits) to its current or former employees, directors or contractors, except, (A) with respect to individuals in the United States, for health continuation coverage required by Section 4980B of the Code or similar applicable Law for which the covered individual pays the full cost of coverage, and (B) with respect to individuals outside of the United States, as required by applicable Law. No current employee, director or contractor of any of the Companies has been promised post-employment or retiree health benefits or life insurance coverages upon his or her termination of employment or services from the Companies, except (A) with respect to individuals in the United States, for health continuation coverage required by Section 4980B of the Code or similar applicable Law for which the covered individual pays the full cost of coverage and (B) with respect to individuals outside of the United States, as required by applicable Law.

(v) With respect to the Companies, there is no pending or, to the knowledge of Sellers, threatened claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding with respect to any Company Benefit Plan. No “prohibited transaction” has occurred with respect to which any of the Companies could have any material Liability.

(vi) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, will entitle any current or former employee, director or service provider of any of the Companies to payment, or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such individual.

(vii) Without limiting the generality of the foregoing, with respect to the Companies, each Company Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (each a “Foreign Benefit Plan”) and that is required to be funded is funded to the extent required by applicable Law, and with respect to all Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company to the extent required by applicable accounting standards.

(c) Each Continuing Employee is fully vested in his or her (i) accrued benefits under any Company Benefit Plan sponsored by Sellers or any of their Controlled Affiliates (other than the Companies) that is intended to be a defined benefit plan qualified under Section 401(a) of the Code and (ii) accrued benefits or account balances under any nonqualified supplemental retirement plans set forth on Schedule 3.13(c).

(d) None of the Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state or local Law) as a result of the transactions contemplated by this Agreement.

3.14 Labor Relations. Except as set forth on Schedule 3.14 attached hereto, each employee working in the Business is employed by one of the Companies. Except as set forth on Schedule 3.14 attached hereto, no Company is a party to any collective bargaining agreement and no employee of any Company is represented by any labor organization or works council with respect to his or her employment with such Company. Schedule 3.14 attached hereto sets forth a complete list of all written employment or severance agreements (other than agreements based on applicable Law or works customs and/or collective bargaining agreements) to which, as of the date of this Agreement, any Company is a party with respect to (a) any executive officer or (b) any other current employee whose annual base compensation during the applicable Company’s current fiscal year will exceed $150,000 and which may not be terminated at will, or by giving notice of ninety (90) days or less, without an obligation to pay severance or termination pay, other than severance or termination pay required by applicable Law. True, correct and complete copies of the Contracts listed on Schedule 3.14 attached hereto have been previously made available to Acquiror. To the knowledge of Sellers, no executive or manager of any of the Companies has any present intention to terminate his or her employment with the Companies. During the three (3) year period prior to the date of this Agreement, there have not been any labor strikes, work stoppages, slowdowns, lockouts other material labor disputes ongoing or, to the knowledge of Sellers, threatened against or involving any Company. To the knowledge of Sellers, no union organizing or decertification activities are underway or threatened with respect to any Company and no such activities have occurred within the past three (3) years. With respect to the transactions contemplated by this Agreement, any notice required by the Companies under any Law or collective bargaining agreement has been or prior to the Closing will be given, and all bargaining obligations of the Companies with any employee representative have been or prior to the Closing will be satisfied. Within the past three (3) years, no Company has implemented any plant closing or layoff of employees implicating the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”).

3.15 Taxes. Except as set forth on Schedule 3.15 attached hereto:

(a) All material Tax Returns required to be filed by or with respect to the Companies have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete in all material respects. All material Tax Returns required to be filed by or with respect to any affiliated group with respect to which any of the Companies is or has been a member (including, without limitation, any combined, consolidated, or unitary Tax Return with respect to such a group under U.S. or non-U.S. Law) have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete in all material respects and all material Taxes owed by or with respect to such groups (whether or not shown on such Tax Returns) have been paid.

(b) The Companies have fully and timely paid all material Taxes that have become due and payable. There are no liens for Taxes (other than Permitted Liens) upon any assets of any Company. All material Taxes required to be withheld by the Companies have been timely withheld and, to the extent required, paid over to the appropriate Governmental Authority, and all necessary filings with respect thereto have been properly completed and timely filed.

(c) No deficiency for Taxes has been asserted or assessed by any Governmental Authority in writing against any Company (or, to the knowledge of Sellers, has been threatened or proposed), except for deficiencies that have been satisfied by payment, settled or withdrawn. As of the date of this Agreement, no audit or other proceeding by any Governmental Authority is pending or, to the knowledge of Sellers, threatened in writing with respect to any Taxes due from or with respect to the Companies. None of the Companies has received from any Governmental Authority (including jurisdictions where such Company has not filed Tax Returns) any written notice or written request for information related to Tax matters or written claim that Taxes may be due in a jurisdiction where such Company does not file Tax Returns.

(d) None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has not since expired.

(e) There are no Tax allocation or Tax sharing agreements or similar agreements (excluding any such agreements pursuant to customary provisions in Contracts entered into in the ordinary course of business such as leases and loans) under which any Company would be liable after the Closing for Taxes of any other Person other than another Company.

(f) [Reserved]

(g) None of the Companies (i) within the last ten (10) years, has been a member of an affiliated group filing a combined, consolidated, or unitary Tax Return (other than the Tomkins US Affiliated Group or an affiliated group of which the common parent is a Seller or Tomkins Limited, which is the parent of Tomkins Engineering’s UK affiliated group) or (ii) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. In the five (5) years prior to the date of this Agreement, no Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amounts received on or prior to the Closing Date or (vi) any election under Section 108(i) of the Code.

(i) Each contract, arrangement or plan of the Companies that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects. None of the Companies has any indemnity obligation for any Taxes imposed under Sections 4999 or 409A of the Code.

(j) Neither Sellers nor any of the Companies has made any affirmative entity classification elections under Treasury Regulation Section 301.7701-3 for any of the Companies.

(k) No Company has in the period of six (6) years ending with the Closing Date entered into, or agreed to enter into, an election pursuant to Sections 171A or 179A of the United Kingdom Taxation of Chargeable Gains Act 1992, or Section 792 of United Kingdom Corporation Tax Act 2009.

(l) Neither the execution nor completion of this Agreement will result in any chargeable asset being deemed to have been disposed of and re-acquired by any of the Companies for Tax purposes or to the clawback of any relief previously given.

(m) Each of the Companies required to be registered for value added tax (“VAT”) is so registered and each such Company has materially complied with all statutory provisions, rules, regulations, orders and directions in respect of any VAT or similar tax on consumption, and has not in the period of six (6) years ending with the Closing Date been subject to any material interest, forfeiture, surcharge or penalty and none is or has been in the period of six (6) years ending with the Closing Date a member of a group or consolidation with any other company for purposes of VAT.

(n) None of the Companies has a “permanent establishment” within the meaning of any applicable tax treaty, other than such Company’s jurisdiction of legal organization.

(o) Within the last ten (10) years, none of the Companies has ever been subject to any adjustment imposed under Code Section 482 (or any similar provision of state, local, or non-U.S. Tax law).

(p) There are no Tax holidays, concessions, exemptions, incentives, credits, rebates or written agreements relating to Taxes (including any written agreement for the deferred payment of any Tax Liability) with any Governmental Authority outside of the United States that are currently in effect with respect to any of the Companies (any such item, a “Tax Incentive”). The Companies are in compliance with all applicable Laws relating to all Tax Incentives and such Tax Incentives are not currently subject to reduction, revocation, cancellation or any other changes (including retroactive changes). No Company has received any written notice in relation to, or is aware of any, event that may result in repeal, cancellation, revocation, or return of any Tax Incentive, other than Acquiror’s or any of its Affiliates’ (including the Companies’) failure to comply after the Closing with applicable Laws relating to any such Tax Incentive.

(q) None of the Companies has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Nothing in this Section 3.15 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability in a Tax Period or portion thereof beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset or Relief generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date or (ii) except with respect to the Surviving Tax Representations, any Tax positions that Acquiror and its Affiliates (including any Company) may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding anything expressed or implied in this Agreement to the contrary, Section 3.13 and this Section 3.15 contain the sole and exclusive representations and warranties with respect to Taxes or Tax Returns.

3.16 Licenses, Permits and Authorizations. Except as set forth on Schedule 3.16 attached hereto, and except with respect to licenses, approvals, consents, registrations, certifications, authorizations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.21), the Companies have obtained and are, and at all times during the past two (2) years have been, in material compliance with all of the material licenses, approvals, consents, registrations, certifications, authorizations and permits of Governmental Authorities necessary under applicable Law for the Companies to own, operate, use and maintain their respective assets in the manner in which they are now owned, operated, used and maintained and to conduct the Business as currently conducted, and, as of the date hereof, no written notices have been received by any Seller or Company from a Governmental Authority alleging the failure to hold any of the foregoing.

3.17 Machinery, Equipment and Other Tangible Property. Except as set forth on Schedule 3.17(a) attached hereto, one or more of the Companies owns and has good and marketable title to or, to the knowledge of Sellers, a valid leasehold interest in all material machinery, equipment and other tangible property that are owned or leased by the Companies, in each case free and clear of all Liens (other than Permitted Liens and Other Liens) and, except as set forth on Schedule 3.17(b) attached hereto, such assets in the aggregate are in reasonable operating condition (ordinary wear and tear excepted).

3.18 Real Property.

(a) Schedule 3.18(a) attached hereto lists, as of the date of this Agreement, the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) the applicable Company has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens and Other Liens; (ii) except as set forth on Schedule 3.18(a) attached hereto, the applicable Company has not leased or otherwise granted to any Person any contractual right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the right of Acquiror pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Company is a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 3.18(b) attached hereto sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). The Companies have delivered to Acquiror a true and complete copy of each such Lease. Except as set forth on Schedule 3.18(b) attached hereto, with respect to each of the Leases: (i) such Lease represents the legal, valid and binding obligations of and is enforceable against the Company party thereto and, to the knowledge of Sellers, represents the legal, valid and binding obligations of and is enforceable against the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) as of the date hereof, the applicable Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the knowledge of Sellers, there are no disputes with respect to such Lease; (iii) neither the applicable Company nor, to the knowledge of the Sellers, any other party to the Lease is in breach or default under such Lease, and, to the knowledge of the Sellers, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) to the knowledge of the Sellers, no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) the other party to such Lease is not a Controlled Affiliate of Tomkins Limited; and (vi) the applicable Company has not subleased, licensed or otherwise granted any Person any contractual right to use or occupy such Leased Real Property or any portion thereof.

(c) The Owned Real Property identified on Schedule 3.18(a) attached hereto and the Leased Real Property identified on Schedule 3.18(b) attached hereto (collectively, the “Real Property”) comprise all of the real property currently used in the Business.

3.19 Intellectual Property.

(a) Schedule 3.19 attached hereto lists each issued patent, registered trademark, registered service mark or trade name and registered copyright or mask work, and all applications for any of the foregoing, owned by the Companies, whether in the United States or internationally, as of the date of this Agreement, in each case that has not expired or been abandoned or lapsed (any such registered items, except for applications, “Registered Intellectual Property”). The Companies own all right, title and interest in and to the Intellectual Property disclosed on Schedule 3.19 under the preceding sentence, free and clear of all Liens, other than Permitted Liens and Liens granted in support of obligations under the Tomkins Notes and Tomkins Senior Credit Facility (all of which will be released at Closing). Except as set forth on Schedule 3.19 attached hereto, one of the Companies owns or has the right to use pursuant to a valid and enforceable written license, sublicense, or other agreement, all Intellectual Property used in and material to the operation of the business of the Companies as currently conducted; provided that the foregoing shall not constitute, or be deemed to constitute, a representation that none of the Companies is infringing any Intellectual Property rights. The Registered Intellectual Property owned by the Companies is subsisting, and, to the knowledge of Sellers, is valid and enforceable, and no loss or expiration of any material Registered Intellectual Property owned by the Companies is pending (other than expiration of patents expiring at the end of their statutory terms (but not as a result of any act or omission by any of the Companies or Sellers)). Immediately subsequent to the Closing, all Intellectual Property owned by or licensed to the Companies will be owned by or available for use by the Companies on terms and conditions substantially similar and not less favorable in the aggregate to those under which the Companies owned or licensed such Intellectual Property immediately prior to the Closing. None of the Intellectual Property assigned to Sellers or any of their Affiliates pursuant to that certain “Quitclaim” dated January 11, 2012 between Schrader Electronics, on the one hand, and Gates Corporation on the other was used in the operation of the Business other than as may be licensed from Gates Corporation to Schrader Electronics under that certain Research and Development Agreement between Gates Corporation and Schrader Electronics dated as of January 1, 2012.

(b) Except as set forth on Schedule 3.19 attached hereto, to the knowledge of Sellers, (i) the Companies are not infringing upon, misappropriating or otherwise violating, and the conduct of the Companies’ business does not infringe upon, misappropriate, or otherwise violate, any Intellectual Property rights of any Person and the Companies have not, and the conduct of the Companies’ business has not, infringed upon, misappropriated, or otherwise violated the Intellectual Property rights of any Person in the three (3) years prior to the date of this Agreement, (ii) no third party is infringing upon, misappropriating, or violating any Intellectual Property of a Company, and no third party has infringed, misappropriated, or violated any such Intellectual Property in the three (3) years prior to the date of this Agreement, (iii) as of the date hereof, no Company has received from any Person in the past three (3) years any written notice that a Company is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person or any unsolicited demand or offer to license any Intellectual Property rights of any Person, (iv) no Person is challenging or opposing, or has challenged or opposed in the three (3) years prior to the date of this Agreement, the validity, registrability, enforceability, use, or ownership of any Intellectual Property owned by the Companies, and (v) as of the date hereof, no Person is asserting against any Company or making a demand against any Company with respect to, or in the three (3) years prior to the date of this Agreement has asserted against any Company or has made a demand against any Company with respect to, an indemnification claim relating to the actual or alleged infringement, misappropriation or violation of any Intellectual Property of any Person. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that Sellers have not made or given, and shall not be deemed to have made or given, any representation or warranty with respect to infringement of any Intellectual Property other than as set forth in this Section 3.19(b).

(c) Each individual who is an employee of the Companies as of the date hereof whose duties include design or engineering of products or creation of Intellectual Property material to the Companies has executed a confidentiality and invention assignment agreement and no such employee has any right, title or interest in or to any of such Intellectual Property.

(d) Except as set forth on Schedule 3.19 attached hereto, no Seller (nor any of its Controlled Affiliates other than the Companies) (i) owns any Intellectual Property (including any partial or joint ownership interest therein) used in the businesses of the Companies, or (ii) licenses any Intellectual Property from any Person that is used in the businesses of the Companies and for which the Companies’ right to use such Intellectual Property is through a sublicense or other right arising under any Seller’s license.

(e) All reversion rights in favor of third parties with respect to any Intellectual Property owned by the Company and set forth on section (e) of Schedule 3.19 attached hereto have lapsed or have been terminated and are no longer of any further force or effect.

3.20 Sufficiency of Assets. Except as set forth on Schedule 3.20 attached hereto and except for (a) inventory sold in the ordinary course of business and obsolete or worn out tooling and other obsolete or worn out equipment and (b) Intellectual Property (as to which certain representations and warranties are made pursuant to Section 3.19 attached hereto), the Owned Real Property, the Leased Real Property, the machinery, equipment and tangible property described in Section 3.17 and the other property, assets and interests of the Companies (including information technology assets other than any such assets that constitute Intellectual Property) constitute all of the property, assets and interests (whether tangible or intangible) included as assets on the Latest Audited Balance Sheet or located at the Owned Real Property or Leased Real Property as of the date of the Latest Audited Balance Sheet.

3.21 Environmental Matters. Except as set forth on Schedule 3.21 attached hereto, the Companies are and have for the past two (2) years been in material compliance with all applicable Environmental Laws. Except as set forth on Schedule 3.21 attached hereto, the Companies hold, comply in all material respects with, and have for the past two (2) years maintained and complied in all material respects with, all permits required under applicable Environmental Laws for the occupation of the Owned Real Property and the Leased Real Property and the operation of the Business and their assets. Except as set forth on Schedule 3.21 attached hereto, the Companies have not received notice of, and there are no and have for the past three (3) years been no, Actions (other than investigations), claims or notices of violation (or, to knowledge of Sellers, any investigation) pending against or, to the knowledge of Sellers, issued to or threatened against, any Company alleging any material violations of or material Liability under any Environmental Law. Except as set forth on Schedule 3.21 attached hereto and except for matters that have been settled and resolved without future obligation, no Company is subject to any Liabilities pursuant to an order, judgment, decree or settlement with respect to any alleged or actual material violation of or material Liability under any Environmental Law. Except as set forth on Schedule 3.21 attached hereto, no Company is a party to or subject to any claim, Action (other than investigations), Governmental Order, suit, arbitration or other proceeding (or, to knowledge of Sellers, any investigation) pursuant to Environmental Laws or relating to Hazardous Substances. Except as set forth on Schedule 3.21 attached hereto, the Companies have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility which is or has been contaminated by any Hazardous Material, so as to give rise to any current or future Liability under any Environmental Law. Except as set forth on Schedule 3.21 attached hereto, with respect to any non-ordinary course divestitures or acquisitions of property through a stock or asset transaction, the Companies have not assumed, undertaken, or provided an indemnity with respect to any unresolved existing or future claims relating to the Liability of any other Person relating to Environmental Laws. Except as set forth on Schedule 3.21 attached hereto, none of the Companies or their predecessors has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and none of such entities is subject to any Liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility. Sellers have made available to Acquiror true, correct and complete copies of all Phase 1 and Phase 2 reports, all audit reports with respect to any unresolved compliance matters, and all other documents relevant and consequential to any environmental matter not addressed in the foregoing reports that would reasonably be expected to result in liability to the Companies in excess of $500,000, in Sellers’ possession or control relating to any of the Companies or the Owned Real Property or the Leased Real Property. This Section 3.21 and Section 3.5, Section 3.7 and Section 3.8 provide the sole and exclusive representations and warranties of Sellers in respect of environmental matters, including any and all matters arising under Environmental Laws.

3.22 Brokers’ Fees. Except as set forth on Schedule 3.22 attached hereto, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (contingent or otherwise) in connection with the transactions contemplated by this Agreement based upon arrangements made by Sellers or their respective Affiliates.

3.23 Insurance. Schedule 3.23 attached hereto sets forth each insurance policy maintained as of the date hereof with respect to the properties, assets, businesses, directors and officers of the Companies, whether maintained by the Companies or by Sellers or any of their Controlled Affiliates. All of the insurance policies set forth or required to be set forth on Schedule 3.23 attached hereto (the “Insurance Policies”) are, as of the date hereof, in full force and effect. The Companies, Sellers and their Controlled Affiliates are current in all premiums or other payments due under the Insurance Policies and have otherwise complied in all material respects with all of their respective obligations under each Insurance Policy. As of the date hereof, no written disallowance of, or reservation of rights letter with respect to, any material claim under any Insurance Policy has been received by any Company or any Seller or any Controlled Affiliate of any Seller.

3.24 Affiliate Transactions. Schedule 3.24(a) attached hereto sets forth all Contracts, as of the date hereof, between the Companies, on the one hand, and Sellers or any of their Controlled Affiliates (other than the Companies), on the other hand. Schedule 3.24(b) sets forth all Contracts of Sellers and/or any of their Controlled Affiliates (other than the Companies) from which the Companies and/or the Business derive a material benefit (other than any Contract to which a Company is a party). Except as set forth and described on Schedule 3.24(c) attached hereto, none of the assets or properties (real, personal or mixed, tangible or intangible) used by the Companies are owned by Sellers or any of their Controlled Affiliates (other than the Companies). Schedule 3.24(d) attached hereto sets forth a true and complete list of all guarantees, security agreements, pledge agreements, trust agreements and other agreements providing for a pledge of any capital stock or other equity interests of any Company, granting a Lien over any assets of any Company or otherwise providing for any guarantee by any Company with respect to or securing obligations under the Tomkins Notes or the Tomkins Senior Credit Facility. Other than with respect to the Tomkins Notes and the Tomkins Senior Credit Facility, no Company has pledged any of its assets in support of, no Equity Interests of any Company have been pledged in support of, and no Company has guaranteed or is obligated to guarantee, any obligations of Sellers or any of their Controlled Affiliates (other than the Companies).

3.25 Customers and Suppliers.

(a) Schedule 3.25(a) sets forth (i) a list of the twenty (20) largest customers of the Companies, taken as a whole, as measured by the dollar amount of total sales by the Companies to each such customer, for the fiscal years ended December 31, 2010 and December 31, 2011, and (ii) the amount of total sales by the Companies to each such customer for such periods.

(b) Schedule 3.25(b) sets forth (i) a list of the ten (10) largest suppliers of the Companies, taken as a whole, as measured by the aggregate dollar amount of purchases by the Companies from, or payments made by the Companies to, each such supplier, for the fiscal years ended December 31, 2010 and December 31, 2011, and (ii) the amount of total purchases made by the Companies from, or payments made by the Companies to, each such supplier for such period.

(c) Since December 31, 2011 through the date hereof, (i) no customer or supplier listed or required to be listed on Schedule 3.25(a) or Schedule 3.25(b), respectively, has terminated any Contract with any of the Companies or stopped or materially decreased (outside the ordinary course of business) buying products and services from the Companies or supplying materials, products or services to the Companies and (ii) no customer or supplier listed or required to be listed on Schedule 3.25(a) or Schedule 3.25(b), respectively, has notified any Company or Sellers or any of the Controlled Affiliates of Tomkins Limited in writing or, to the knowledge of Sellers, orally of its intention to terminate any Contract with any of the Companies or stop or materially decrease (outside the ordinary course of business) the rate of buying products and services from the Companies or supplying materials, products or services to the Companies.

3.26 Product Warranties; Product Recall.

(a) Except as set forth on Schedule 3.26 attached hereto, there are no and, during the last two (2) years, to the knowledge of Sellers, there have not been claims pending or threatened against the Companies for any product returns, product liability or warranty obligations relating to any products or services of the Companies that are, or were during such two-year period, marketed or sold by or for the Companies (such products and services, collectively the “Company Products”) from any particular customer or with respect to any particular Company Product of more than $500,000.

(b) Except as set forth on Schedule 3.26 attached hereto, to the knowledge of the Sellers, none of the Company Products designed, manufactured, packaged, labeled, shipped or sold by any Company during the twelve (12) month period ending on the date of this Agreement has been subject to, or is, as of the date of this Agreement, subject to, any recall mandated by any Governmental Authority or is being demanded or requested in writing by any customer.

3.27 No Additional Representations or Warranties. Except for the representations and warranties provided in this Agreement (including this Article III), in any Ancillary Agreement or in any certificate delivered hereunder or thereunder, no Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates. Without limiting the foregoing, Acquiror acknowledges that it, together with its advisors, has made its own investigation of the Companies and the Business and is not relying on any implied warranties. Notwithstanding anything to the contrary herein, nothing in this Section 3.27 shall limit the right of the Acquiror Indemnified Parties to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement, in any Ancillary Agreement or in any certificate or other document delivered hereunder or thereunder or their rights for indemnification under Section 7.2 and Article X nor will anything in this Section 3.27 operate to limit any claim by any Acquiror Indemnified Party for fraud in connection with the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to Sellers as follows:

4.1 Organization. Acquiror has been duly organized and is validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. True, correct and complete copies of the organizational documents of Acquiror have been previously made available to Sellers. Acquiror is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a material adverse effect on its ability to enter into this Agreement or consummate the transactions contemplated hereby.

4.2 Due Authorization. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Acquiror is or will be party and (subject to the approvals discussed below) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which Acquiror is or will be party by Acquiror and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate or other action, and no other proceeding on the part of Acquiror is necessary to authorize this Agreement or any Ancillary Agreement to which Acquiror is or will be party. This Agreement and each Ancillary Agreement to which Acquiror is or will be party has been duly and validly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3 No Conflict. Except as set forth on Schedule 4.3 attached hereto, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or Schedule 4.5 attached hereto, the execution and delivery of this Agreement and each Ancillary Agreement to which a Seller is or will be party by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not violate any provision of, conflict with, or result in the breach of, any applicable Law, the organizational documents of Acquiror or any Subsidiary of Acquiror, or any material Contract to which Acquiror or any Subsidiary of Acquiror is a party or by which Acquiror or any Subsidiary of Acquiror may be bound, or give any Person the right to modify, terminate or accelerate, or result in the modification, termination or acceleration of, any obligation under, constitute a default or create any right to payment under, any such Contract, or result in the creation of any Lien upon any of the material properties or assets of Acquiror or any Subsidiary of Acquiror, or result in a violation or revocation of any required material permit or approval from any Governmental Authority, or constitute an event that, after notice or lapse of time or both, would result in any such violation, conflict, breach, modification, termination, acceleration, creation of a Lien, or violation or revocation of a permit or approval.

4.4 Litigation and Proceedings. There are no claims, charges, actions, suits, audits, assessments, arbitrations or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, pending or, to the knowledge of Acquiror, threatened, against Acquiror by or before (or that could come by or before) any Governmental Authority that, if determined adversely, would reasonably be expected to have a material adverse effect on its ability to enter into this Agreement or consummate the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon Acquiror that would reasonably be expected to have a material adverse effect on its ability to enter into this Agreement or consummate the transactions contemplated hereby.

4.5 Governmental Authorities; Consents. Assuming the truth of the representations and warranties of Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror with respect to the execution and delivery of this Agreement or any Ancillary Agreement by Acquiror or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law and (b) as otherwise disclosed on Schedule 4.5 attached hereto.

4.6 Financial Ability. As of the date of this Agreement, Acquiror has received (a) an executed equity commitment letter dated the date hereof (the “Equity Commitment Letter”) from Madison Dearborn Capital Partners VI-A, L.P., Madison Dearborn Capital Partners VI-C, L.P., and Madison Dearborn Capital Partners VI Executive-A, L.P., each a Delaware limited partnership (collectively, the “Sponsor”), pursuant to which Sponsor has committed, subject to the terms and conditions set forth therein, to provide to Acquiror up to the amount of financing set forth in the Equity Commitment Letter (the “Equity Financing”), which Equity Commitment Letter provides that Sellers are third party beneficiaries thereof to the extent provided therein, and (b) an executed debt commitment letter dated the date hereof (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from Barclays Bank PLC and Goldman Sachs Bank USA, pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquiror the amount of financing set forth in the Debt Commitment Letter (the “Debt Financing”), to complete the transactions contemplated hereby. A true and complete copy of each Commitment Letter, including the fee letter related to the Debt Commitment Letter (redacted to remove the amount of the fees set forth therein but showing any flex provisions contained therein), has been previously provided to Sellers and, other than the Commitment Letters (and fee letter) provided to Sellers, there are no side letters or other agreements related to the Financing. Acquiror has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid on or before the date hereof. As of the date hereof, each of the Equity Commitment Letter and the Debt Commitment Letter, is valid, binding and in full force and effect with respect to Acquiror and the counterparties to the Equity Commitment Letter and, to the knowledge of Acquiror, with respect to the other parties to the Debt Commitment Letter, and no event has occurred with respect to Acquiror or the counterparties to the Equity Commitment Letter or, to the knowledge of Acquiror, with respect to any other party to the Debt Commitment Letter, which (with or without notice, lapse of time or both) would reasonably be expected to constitute a failure of any condition under the Equity Commitment Letter or the Debt Commitment Letter. There are no conditions precedent related to the funding of the full amounts contemplated by the equity and debt financing arrangements contemplated by the Commitment Letters (the “Financing”), other than as set forth in the applicable Commitment Letter. Subject to the satisfaction of all conditions precedent related to the funding of the Financing and assuming the accuracy of all representations and warranties of the Sellers, the aggregate proceeds contemplated by the Commitment Letters, together with available cash of Acquiror and the Companies, will be sufficient for Acquiror to complete the transactions contemplated by this Agreement to be completed at the Closing, and to satisfy all of the obligations of Acquiror under this Agreement, including (i) paying the Closing Date Cash Consideration, (ii) effecting the repayment or refinancing of any Indebtedness of the Companies to the extent included in Closing Date Indebtedness to be repaid or refinanced on the Closing Date in accordance with this Agreement, and (iii) paying all Acquiror’s related fees and expenses. Neither the fee letter between Acquiror and the Lenders referred to in the Debt Commitment Letter nor any other Contract between Sponsor or any Lender, on the one hand, and Acquiror or any of its Affiliates, on the other hand, contains any conditions precedent related to the funding of the full amount of the Financing provided for therein or any provisions that could reduce the aggregate amount of the Financing set forth in any Commitment Letter or the aggregate proceeds contemplated by any Commitment Letter such that the representation and warranty in the immediately foregoing sentence is untrue. As of the date hereof, assuming the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects and the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing by Sellers and/or the Companies in all material respects, Acquiror has no knowledge that any of the conditions to the Financing required to be satisfied by it would not reasonably be expected to be satisfied at or prior to the Closing.

4.7 Brokers’ Fees. Except fees described on Schedule 4.7 attached hereto (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (contingent or otherwise) in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

4.8 Solvency. Acquiror is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that (i) the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects (and, solely for purposes of this Section 4.8, without giving effect to any limitation or qualification as to materiality or Material Adverse

Effect or other terms of similar import or effect), (ii) the Companies are Solvent immediately prior to the Closing, (iii) the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing by Sellers and/or the Companies in all material respects, and (iv) all cost estimates, financial or other projections and other predictions of the Companies or the Business have been prepared in good faith based upon assumptions were and continue to be reasonable, at and immediately after the Closing, Acquiror and its Subsidiaries, taken as a whole, will be Solvent.

4.9 Capitalization of Parent. As of the Closing and immediately thereafter, the authorized capital stock of Parent shall consist of Class A Shares and Class B Shares in proportions described in the Parent Articles. Except for grants to employees of the Companies effective in connection with the Closing, Parent has not authorized or granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of Parent, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of capital stock or other equity interests of Parent, and there are no agreements of any kind that obligate Parent to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or other equity interests. No shares of capital stock or other equity interests are held in treasury by Parent. There are no stock appreciation, phantom stock, profit participation or similar rights with respect to Parent. As of the date hereof, Parent owns (and as of the Closing will own), directly or indirectly, 100% of the issued and outstanding equity interests of Acquiror, other than nominal shares required to be owned by another Person by applicable Law.

4.10 Acquisition of Interests for Investment. Acquiror has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Acquiror confirms that Sellers made available to Acquiror and Acquiror’s agents the opportunity to ask questions of the officers and management employees of the Companies as well as access to the documents, information and records of the Companies and to acquire additional information about the business and financial condition of the Companies, and Acquiror confirms that it has made an independent investigation, analysis and evaluation of the Companies and their respective properties, assets, business, financial condition, documents, information and records. Acquiror is acquiring the Equity Interests for investment and not with a view toward or for sale in connection with any distribution thereof in violation of the Securities Act. Acquiror understands and agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under said Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

4.11 Acquiror Limited Guaranty. Concurrently with the execution of this Agreement, Acquiror has delivered to Sellers the Acquiror Limited Guaranty. The Acquiror Limited Guaranty is in full force and effect and is a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsor under the Acquiror Limited Guaranty.

4.12 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, Acquiror acknowledges and agrees that no Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever, express or implied, except for the representations and warranties provided in this Agreement (including Article III), in any Ancillary Agreement or in any certificate delivered hereunder or thereunder, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in any information, documents or other materials (including any such materials contained or posted in the electronic data room established by Sellers or their Representatives in connection with the transactions contemplated by this Agreement hosted by Merrill Corporation and made accessible to Acquiror and its Representatives or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Sellers, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except in each case for the representations and warranties provided in this Agreement (including Article III), in any Ancillary Agreement or in any certificate delivered hereunder or thereunder. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Companies are furnished, subject to the representations and warranties contained in this Agreement (including Article III), in any Ancillary Agreement or in any certificate delivered hereunder or thereunder, and the indemnification provisions contained in Section 7.2 or Article X, “as is”, “where is” and with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything to the contrary herein, nothing in this Section 4.12 shall limit the right of the Acquiror Indemnified Parties to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement, in any Ancillary Agreement or in any certificate delivered hereunder or thereunder or their rights for indemnification under Section 7.2 or Article X nor will anything in this Section 4.12 operate to limit any claim by any Acquiror Indemnified Party for fraud in connection with the transactions contemplated by this Agreement.

ARTICLE V.

COVENANTS OF SELLERS

5.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article IX, Sellers shall cause each of the Companies to, except as contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) operate its business in the ordinary course (including by making capital expenditures substantially in accordance with and in amounts equal to the amounts set forth in Schedule 5.1(a) attached hereto), (ii) maintain its books, records, and accounts in accordance with past practice as used in the preparation of the Interim Financial Statements and the Audited Financial

Statements and (iii) use reasonable best efforts to maintain and preserve substantially intact its business organization and advantageous business relationships and the goodwill of its customers and suppliers and retain the services of its key officers and key employees. Without limiting the generality of the foregoing, except as set forth on Schedule 5.1 or as consented to by Acquiror in writing (which consent, in the cases of clauses (a), (b), (d), (e), (f), (i), (k), (l), (m), (n), (o), (q) and (r) below, shall not be unreasonably conditioned, withheld, delayed or denied (it being understood that, without limiting other circumstances where conditioning, withholding or delaying any such consent shall not be deemed unreasonable, any conditioning, any denial or withholding of consent with respect to the foregoing shall not be deemed unreasonable if the action for which consent is sought would require Acquiror and/or the Companies to pay, after the Closing, more than $250,000 in excess of the amounts that would be paid if the action for which the consent is sought was not otherwise taken or if the action would have similar adverse consequences to Acquiror)), Sellers shall cause the Companies not to, except as otherwise expressly contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of any Company, except as otherwise required by Law;

(b) except in the ordinary course of business, materially and adversely modify, cancel or terminate any Lease or any Contract of a type required to be listed on Schedule 3.12 (provided that the foregoing provisions of this clause (b) shall not prohibit allowing any such Contract to lapse at the end of the current term thereof);

(c) sell, assign, transfer, convey, lease, sublease, license, sublicense, pledge, encumber or subject to any other Lien, abandon, permit to lapse or otherwise dispose of any tangible or intangible assets (other than Contracts) or properties (other than the non-cash disposition of obsolete or worn-out tangible assets) for an amount in excess of $250,000 in the aggregate, except sales of inventory in the ordinary course of business;

(d) except as otherwise required by Law or existing Company Benefit Plan listed on Schedule 3.13(a) or other Contract, a copy of which has been provided to Acquiror, (i) take any action with respect to the grant of any material severance or material termination pay (other than pursuant to policies or agreements of the Companies in effect on the date of this Agreement that are listed on Schedule 3.13(a) and provided to Acquiror prior to the date hereof); (ii) make any material change in the key management structure of any Company, including the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business; or (iii) adopt, enter into or amend in any material respect any Company-Sponsored Benefit Plan or any Company Benefit Plan (other than amendments to or adoptions of new Company Benefit Plans that are made with respect to Seller’s employees as a whole);

(e) acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division or business thereof;

(f) make any loans or advances to any Person, except for advances to employees or officers of any Company for expenses incurred in the ordinary course of business;

(g) issue, sell or otherwise dispose of, or redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of its capital stock or other equity interests;

(h) adjust, split, combine or reclassify any of its capital stock or other equity interests;

(i) implement or adopt any material change in its accounting methodologies, practices, estimation techniques, classifications, judgments, assumptions and principles, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(j) adopt a plan of complete or partial liquidation, dissolution or recapitalization;

(k) make or change any material Tax election, change any annual accounting period, adopt or change any material method of accounting for Tax purposes, enter into any closing agreement, settle any claim or assessment for material Taxes, consent to any extension or waiver of the limitations period applicable to any claim or assessment for Taxes, or fail to pay any material Taxes as they become due and payable or, except in connection with a Surrender, file any material amended Tax Return or surrender any right to claim a refund of, offset to or other reduction in material Taxes, in each case, unless such action is required by applicable Law and disclosed in advance to Acquiror in writing;

(l) implement any employee layoffs that would implicate the WARN Act or any similar provision of foreign Law;

(m) cancel any debts or waive any claims or material rights under Material Contracts;

(n) incur, assume or guarantee the payment of any Indebtedness, except working capital borrowings, equipment financing, and purchase money obligations in the ordinary course of business or in an amount not greater than $250,000, and, in either case, which will be included in Closing Date Indebtedness or repaid or released in full at or prior to the Closing;

(o) declare, set aside, make or pay any dividend or distribution with respect to any of its capital stock or other equity interests (other than any such dividend or distribution that will be paid or distributed in full prior to the Adjustment Calculation Time);

(p) settle, release, waive or compromise any pending or threatened Action which settlement, release, waiver or compromise would (i) require payments by the Companies an aggregate amount in excess of $500,000, (ii) entail the incurrence of any Liability of the Companies, in the aggregate, in excess of such amount, or (iii) impose on any Company any injunctive or other equitable relief;

(q) agree to make any capital expenditures after the Closing Date, except for capital expenditures, individually or in the aggregate, not exceeding $250,000 and capital expenditures contemplated by the Companies’ 2012 financial budget and plan previously made available to Acquiror; or

(r) authorize or enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.1.

5.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Sellers or the Companies by third parties in connection with a proposed sale of the Companies, and except, in the case of any information that is subject to attorney-client privilege or other applicable legal privilege, to the extent that such access would, based upon the advice of counsel, result in a significant risk of waiver of such privilege, Sellers shall, and shall cause each of the Companies to, afford to Acquiror, the Lenders and their respective accountants, counsel and other Representatives reasonable access, during normal business hours, upon reasonable advance notice, and in such manner as to not unreasonably interfere with the normal operation of the Companies and the Business, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Companies, and shall furnish such representatives with all financial and operating data and other information (in each case, existing as of the time of such request) concerning the affairs of the Companies as such representatives may reasonably request; provided, however, that Acquiror shall not be permitted to perform intrusive soil or groundwater sampling prior to the Closing at any Owned Real Property or Leased Real Property. In the event that in accordance with the preceding sentence, Sellers avoid giving information or access based on attorney-client privilege or other applicable legal privilege, Sellers and Acquiror shall cooperate in good faith regarding entry of confidentiality, joint defense, common interest or other agreements in order to make such information available to Acquiror and/or certain of its Representatives.

5.3 HSR Act and Foreign Antitrust Approvals. In connection with the transactions contemplated by this Agreement, Sellers shall cause the Companies to (and, to the extent required, shall cause their respective Affiliates to) (a) comply promptly but in no event later than five (5) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use their reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (b) as soon as reasonably practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Sellers shall use reasonable best efforts to substantially comply with any Antitrust Information or Document Request.

5.4 No Solicitation. Unless and until this Agreement has been terminated in accordance with its terms, Sellers shall not, and shall cause their Controlled Affiliates (including the Companies) not to, directly, indirectly or through their officers, stockholders, directors, employees, and their respective financial advisors, consultants, attorneys and other agents and representatives (“Representatives”), engage in negotiations or discussions with, or furnish any confidential information or data to or access to the books, records, assets or personnel of the Companies, or solicit, encourage, or respond to any proposals or inquiries from, or enter into any agreements with, any unaffiliated third party (or authorize or consent to any of the foregoing actions) relating to any Company Transaction, other than, in each case, with Acquiror or its Affiliates. Sellers shall request the return or destruction of all nonpublic information related to the Business and the Companies and previously provided by Sellers or any of their respective Controlled Affiliates or their respective Representatives to Persons that have previously discussed a Company Transaction on the terms set forth in the applicable confidentiality or non-disclosure agreement executed by Sellers or any of their applicable Controlled Affiliates and such Persons, and Sellers shall, and shall cause any applicable Controlled Affiliates to, use reasonable best efforts to enforce the non-disclosure, non-use and return of information terms of all such agreements.

5.5 Cooperation with Financing. Prior to the Closing, Sellers shall provide reasonable cooperation, and shall cause the Companies and their respective Representatives to provide reasonable cooperation, to Acquiror, its Affiliates and their respective Representatives in connection with the Debt Financing as may be reasonably requested by Acquiror, including by (i) participating at meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions and meetings with prospective Lenders, (ii) furnishing Acquiror and its Lenders as promptly as reasonably practicable with financial and other information regarding the Companies as shall exist and be reasonably requested by Acquiror or its Lenders, including such financial and other information required by or provided for in the Debt Commitment Letters, (iii) reasonably assisting Acquiror and its Lenders in the preparation of (A) offering documents, private placement memoranda, bank information memoranda (and to the extent necessary, a bank information memorandum that does not include material non public information), prospectuses and similar documents for any portion of the Debt Financing (including marketing, syndication, arrangement of, and/or satisfying the conditions to the Debt Financing), and (B) materials for rating agency presentations, including in each case by providing in timely fashion any comments thereto and any information requested for inclusion therein, (iv) reasonably cooperating with the marketing efforts of Acquiror and its Lenders for any portion of the Debt Financing, (v) reasonably cooperating with Acquiror’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (vi) using reasonable best efforts to assist Acquiror in obtaining accountants’ comfort letters and consents, legal opinions, landlord waivers and estoppels, and non-disturbance agreements as reasonably requested by Acquiror or its Lenders, (vii) giving Acquiror and its Lenders and their respective Representatives reasonable access to the offices, properties, books, records and other information of the Companies, including, if and to the extent required to facilitate (A) the grant by Acquiror at or after the Closing of security in any collateral as may be required by the Debt Commitment Letter and (B) the satisfaction by Acquiror of the closing conditions set forth in the Debt Commitment Letter, (viii) executing and delivering any guarantees, pledge and security documents, credit agreements, purchase agreements, indentures, notes, mortgages, other definitive financing documents, existing insurance documentation, existing surveys and certificates (including a solvency certificate of the chief financial officer of the Companies substantially in the form attached to the Debt Commitment Letter), and other documents, in each case, as may be reasonably requested by Acquiror in connection with the marketing syndication and arrangement of and/or the satisfying of the conditions to the Debt Financing, (ix) facilitating the pledging, or the reaffirmation of the pledge, of collateral effective on or after the Closing (including cooperation in connection with the payoff or release of existing Indebtedness of the Companies (if requested by Acquiror) and causing the release of all Liens on the equity interests and assets of the Companies), (x) satisfying the obligations set forth in Schedule 5.5(a), and (xi) furnishing Acquiror and its Lenders promptly (and in any event within the time period required by the Debt Commitment Letters) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, provided, in each case, that (A) irrespective of the above, no obligation of the Sellers or any Company under any guarantee, pledge or security documents, credit agreements, notes, mortgages, other definitive financing documents, certificates, instruments or other documents shall be effective until the Closing and none of the Sellers or any Company shall be required to take any action thereunder or in connection therewith that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing, (B) none of the Companies shall be required to incur any Liability in connection with the Debt Financing prior to the Closing, (C) the directors, managers and general partners of the Companies as of immediately prior to the Closing shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, and (D) except as expressly provided above, neither the Sellers nor any Company shall be required to take any corporate actions prior to the Closing to permit the consummation of the Debt Financing. Sellers and Tomkins hereby expressly authorize the use of the Audited Financial Statements and other financial information provided hereunder for purposes of the Financing and, subject to Schedule 5.5(b), Sellers do not have knowledge of any limitation on the use of the Audited Financial Statements required by Deloitte & Touche LLP in connection with the Debt Financing. Without limiting or amending any rights to indemnification or other rights or remedies that any Acquiror Indemnified Party may have hereunder, Acquiror shall indemnify and hold harmless the Sellers, the Companies and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them to third parties in connection with the arrangement of the Debt Financing (other than for the avoidance of doubt costs of cooperating with the Debt Financing, which are covered in the next sentence), except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties were caused by (A) historical information relating to, or other information furnished in writing by or on behalf of, Sellers, the Companies, their respective Affiliates or their respective Representatives, or (B) the intentional misconduct of Seller, its Affiliates or any of their respective Representatives. Acquiror shall, promptly upon Sellers’ request, reimburse Sellers for all out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred by Sellers or the Companies in cooperating with the Debt Financing, and, to the extent Acquiror does not reimburse the Sellers or the Companies, as the case may be, for any such cost or expense on or prior to the date of the Closing Statement, the Companies shall be deemed to have a current asset in the amount of such unreimbursed costs and expenses; provided that for the avoidance of doubt, delivery of Audited Financial Statements and other financial information and taking of actions pursuant to Section 5.6(a) shall not be subject to reimbursement under this last sentence of Section 5.5.

5.6 Release Letter; Company Transaction Expenses.

(a) The Sellers shall negotiate and obtain prior to the Closing a lien and guarantee release letter, jointly executed by any Person(s) then serving as collateral agent for the Tomkins Senior Credit Facility and/or the Tomkins Notes (the “Release Letter”), which Release Letter shall be in a form and substance reasonably satisfactory to Acquiror and addressed to the borrowers under the Tomkins Senior Credit Facility and the issuers under the indenture governing the Tomkins Notes, and shall provide that, upon the Closing (and in reliance on the representations set forth in the officers’ certificates delivered in connection therewith), without any further action of any party thereto (other than such actions as are reasonably necessary in the relevant jurisdictions of the Companies to reflect on record the release of Liens), (i) all of the

Liens on the assets and Equity Interests of the Companies which have been granted, pledged, conveyed or transferred pursuant to the collateral documents in connection with the Tomkins Senior Credit Facility and the Tomkins Notes (including all documents listed on Schedule 3.24(d), the “Collateral Documents”) shall be deemed to have automatically been terminated and released, (ii) all obligations to pledge and grant any collateral owned by the Companies pursuant to the Tomkins Senior Credit Facility, the Tomkins Notes (or the indenture therefor) and any Collateral Document shall thereby be fully, irrevocably and unconditionally released and discharged and (iii) all guarantees and obligations to guarantee of the Companies in connection with the Tomkins Senior Credit Facility and the Tomkins Notes shall thereby be terminated and of no further force and effect. Furthermore, the Sellers shall, and shall cause their Controlled Affiliates to, deliver all certificates, opinions and other documents and take such other actions as reasonably necessary to cause the Release Letter to be executed and delivered by any Person(s) then serving as collateral agent for the Tomkins Senior Credit Facility and/or the Tomkins Notes not later than the Closing and shall indemnify and hold harmless the Acquiror Indemnified Parties for all Losses suffered as a result of or by reason of any such releases, discharges or terminations not occurring at or prior to the Closing or any Company having any Liability under or with respect to the Tomkins Senior Credit Facility and/or the Tomkins Notes. The Sellers shall provide such information (including copies of documents) as may be reasonably requested by Acquiror with respect to the foregoing and shall prepare or cause their agents to prepare and assist in obtaining such instruments and documents (“Collateral Release Documents”) as may be reasonably necessary to cause the releases, discharges and terminations to be delivered and originals of all pledged collateral in the possession of the agent under the Tomkins Senior Credit Facility and/or the trustee under the indenture governing the Tomkins Notes, or in the possession of any counterparty to any of the Collateral Documents, at or prior to the Closing. Sellers shall request that counterparties thereto allow the Companies to be addressees or express third-party beneficiaries of the Release Letter.

(b) At least three (3) Business Days prior to the Closing, Sellers shall cause the Companies to obtain and deliver to Acquiror final invoices related to all Company Transaction Expenses described in clause (a) of the definition thereof.

(c) Sellers shall take all actions required such that, immediately prior to the Closing, (i) the aggregate amount of Cash-on-Hand of all of the Companies does not exceed the amount identified by Acquiror at least three (3) Business Days prior to the Closing (which amount shall remain in the Companies at the Closing and for the avoidance of doubt shall be included in the computation of Closing Date Cash-on-Hand) and (ii) all intercompany loan receivables and all intercompany loan payables of the Companies to and from the Sellers and their Controlled Affiliates (other than, for the avoidance of doubt, other Companies) shall be settled and paid in full such that no such intercompany loan receivables or intercompany loan payables shall be outstanding as of immediately prior to the Closing and, for the avoidance of doubt, such that no asset or liability shall be included with respect to such settlement in Closing Date Working Capital. In the event that there is any Cash-on-Hand of the Companies as of immediately prior to the Closing that is not included in Closing Date Cash-on-Hand, Acquiror shall cause the Companies to distribute such amounts to Sellers promptly after the Closing, net of Taxes related thereto. Sellers shall be solely responsible for all (x) Taxes and (y) Liabilities related to such distributions, payments and settlements provided for in this Section 5.6(c), except in the case of clause (y), only to the extent remaining after such distributions, payments and settlements.

5.7 Additional Financial Information. From the date hereof until the Closing Date, the Companies shall furnish to Acquiror, within 30 days after the end of each month, copies of the monthly unaudited balance sheets, statements of income and cash flow for the Companies, on a combined basis, in each case prepared in accordance with IFRS, applied consistently with prior periods, (except (a) where such statements expressly provided that they were not prepared in accordance with IFRS consistently applied with prior periods, and (b) for recurring year end audit adjustments and the absence of footnotes and other presentation items). In the event that the Closing Date has not occurred prior to May 15, 2012, on such date (or such earlier date as required under the Debt Commitment Letter), Sellers shall deliver to Acquiror the unaudited combined balance sheet and related statements of income, stockholders’ equity and cash flows of the Companies for the fiscal quarter ended March 31, 2012, prepared in accordance with GAAP, applied consistently with prior periods and presenting fairly, in all material respects, the combined financial position and results of operations, stockholders’ equity and cash flows of the Companies as of and for the quarterly period ended March 31, 2012 (except (x) where such statements expressly provided that they were not prepared in accordance with GAAP consistently applied during the periods involved, and (y) for recurring year end audit adjustments and for the absence of footnotes and other presentation items).

5.8 Insurance Matters.

(a) Sellers agree to make available to Acquiror and the Companies all insurance policies maintained by Sellers or any other Subsidiary of Tomkins Limited which may provide coverage for claims relating in any way to the Companies prior to the Closing (the “Seller Policies”), including without limitation the Insurance Policies. In the event of an occurrence which may be covered by one or more Seller Policies, Acquiror or any Company may, after consultation with Sellers, submit a claim for such occurrence to the appropriate insurer under the applicable Seller Policy (“Acquiror’s Insurance Claim”). Sellers agree to provide reasonable assistance in connection with the pursuit of such claim with the insurer, including, as necessary or requested, submitting such claim on behalf of the Companies, acting as the direct contact with such insurer and using reasonable best effort to pursue such claim on behalf of Acquiror and the Companies. Without in any way limiting or amending any other rights that Acquiror or any other Acquiror Indemnified Party may have under this Agreement or any Ancillary Agreement (e.g., because the matter giving rise to such claim is a matter for which the Acquiror Indemnified Parties are entitled to indemnification in accordance with this Agreement) with respect to the matter giving rise to such claim, Acquiror shall cause the Companies to be responsible for satisfying any applicable deductible, self-insured retention or other payment by Sellers or their Controlled Affiliates under Seller Policies for any claim against the Seller Policies prosecuted or pursued by or at the request of Acquiror. To the extent that any Acquiror’s Insurance Claim results in any Seller, any Affiliate of the Sellers or any other beneficiary of coverage under any Seller Policy receiving a reduction in the payment to which such Person would have otherwise been entitled under such Seller Policy had such Acquiror’s Insurance Claim not been made (e.g., because of aggregate caps, maximums or other limitations with respect to payments by the insurer under such Seller Policy), Acquiror shall be liable for and promptly reimburse the Sellers for such reduction.

(b) At any time prior to the Closing, Acquiror may request that Sellers procure certain insurance policies (of a type described on Schedule 5.8(b) attached hereto) related to the

Business or the Companies to be effective as of the Closing Date (the “Acquiror-Requested Policies”) by delivering written notice to Sellers and thereafter Sellers shall, as promptly as practicable, use its reasonable best efforts to procure such policies, in each case on the terms and subject to the conditions expressly approved by Acquiror, it being understood and agreed by the parties hereto that all premiums and other out-of-pockets costs and expenses actually paid to procure such Acquiror-Requested Policies shall be reimbursed by Acquiror to Sellers, promptly following written request by Sellers. Sellers shall, at the written request of Acquiror, cancel as promptly as practicable, any such Acquiror-Requested Policies. To the extent any Seller is refunded any amounts in respect of premiums previously reimbursed by Acquiror, Sellers shall as promptly as practicable transmit the amount of any such refunds to Acquiror.

(c) In the event of any conflict between this Section 5.8 and Section 6.3 of this Agreement with respect to any Continuing Employee or former employee of the Companies, Section 6.3 of this Agreement shall control.

5.9 Certain Affiliate Arrangements.

(a) All Contracts between Tomkins Limited and any of its Subsidiaries (other than a Company), on the one hand, and any of the Companies, on the other hand, shall be terminated prior to Closing and all Liabilities arising thereunder and any other intercompany accounts, indebtedness, Liabilities, or obligations shall be fully discharged prior to the Adjustment Calculation Time, except for the Contracts set forth on Schedule 5.9(a) attached hereto (the “Specified Affiliate Contracts”), each of which will survive the Closing in accordance with its terms.

(b) At or prior to Closing, Sellers shall cause each confidentiality and invention assignment agreement (such an agreement and any similar agreement, including an employment agreement, “Employee Invention Assignment Agreement”) between Sellers or any of their respective Affiliates, on the one hand, and any Company Employee, on the other hand, and each of the Contracts set forth on Schedule 5.9(b) (collectively, the “Assigned Contracts”) to be assigned in their entirety to Acquiror (or any Company designated by Acquiror).

(c) Except for (i) any Assigned Contract and (ii) any Shared Contract in replacement of which the Companies are provided rights under the Transition Services Agreement, the parties hereto agree to cooperate and use their reasonable best efforts to effect, at Acquiror’s cost, the separation of any contract with any third party that applies to the operation of the Business as conducted as of the Closing to which any Seller or any of its Controlled Affiliates (other than the Companies) is a party (each such Contract, a “Shared Contract”), such that the Companies shall be a party to a separate agreement directly with the relevant third party(ies). From and after the date hereof through the Closing, Sellers agree to use reasonable efforts, with Acquiror responsible for any related out-of-pocket costs and expenses paid to third parties, to provide to the Companies the services set forth on Schedule 5.9(c).

(d) Effective as of the Closing, Tomkins Limited hereby transfers to Acquiror any and all of its and its Controlled Affiliates’ respective right, title and interest (if any) in and to all Qualifying Assets that relate primarily to the Business as conducted by the Companies, including all tangible assets (other than de minimis assets of Sellers and their Controlled Affiliates) located on the premises of any Company. “Qualifying Assets” means tangible assets and tangible property, as well as any and all Intellectual Property and registrations and applications therefor, owned by transferring Party, including any of the foregoing for which ownership interests arise through the operation of any assignment provisions in Employee Invention Assignment Agreements. From and after the Closing, Tomkins Limited hereby renounces, on behalf of itself and its Controlled Affiliates, any and all ownership interest and any and all other rights, title and interest of Tomkins Limited and/or any of its Controlled Affiliates in any Qualifying Assets that relate primarily to the Business as conducted by the Companies, including all assets located on the premises of any Company that relate primarily to the Business as conducted by the Companies. In the event that after the Closing Date, a party reasonably believes Tomkins Limited or any of its Controlled Affiliates has retained any right, title or interest in or to any Qualifying Asset that is primarily related to the Business as conducted by the Companies, Tomkins Limited shall, and shall cause its Controlled Affiliates to, transfer and assign (for no additional consideration to Sellers or cost and expense to Acquiror or any other Acquiror Indemnified Party) all such right, title and interest in and to such Qualifying Asset to a Company designated by Acquiror and Tomkins Limited shall, and shall cause its Controlled Affiliates, to execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to assign and transfer such assets and properties, as applicable, to a Company designated by Acquiror. In the event of any transfer or assignment after the Closing Date in accordance with the foregoing sentence, however, Tomkins Limited and its Controlled Affiliates shall retain, and effective upon such assignment, Acquiror and its Controlled Affiliate to whom the assignment was made shall be deemed to have granted and shall grant to Tomkins Limited and its Controlled Affiliates, a non-exclusive, non-transferable (except in connection with a sale of all or any portion of the business to which the license to any applicable Intellectual Property included in any Qualified Assets relates), worldwide, royalty-free, fully paid-up, perpetual, irrevocable license, without the right to sublicense (except to consultants or service providers in connection with the provision of services to Tomkins Limited or its Controlled Affiliates), under any such Qualifying Asset that is Intellectual Property that was transferred or assigned pursuant to this Section 5.9(d), for use in substantially the same manner that such Qualifying Asset was used prior to the Closing Date, but in no event for use in the Business as conducted by the Companies. In the event that after the Closing Date, a party reasonably believes that Tomkins Limited or any of its Controlled Affiliates has after the Closing Date transferred or assigned to the Companies any right, title or interest in or to any Qualifying Asset that is not primarily related to the Business, Acquiror shall, and shall cause the its Controlled Affiliates to, transfer and assign (for no additional consideration to Acquiror or cost and expense to Sellers or any other Seller Indemnified Party) all such right, title and interest in and to such Qualifying Asset, as applicable, to Tomkins Limited or one of its Controlled Affiliates designated by Tomkins Limited, and Acquiror shall, and shall cause its Controlled Affiliates to, execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to assign and transfer such Qualifying Asset to Tomkins Limited or one of the Controlled Affiliates designated by Tomkins Limited. In the event of any transfer or assignment after the Closing Date in accordance with the foregoing sentence, however, Acquiror and its Controlled Affiliates shall retain, and effective upon such assignment Tomkins Limited and its Controlled Affiliates shall be deemed to have granted and shall grant to Acquiror and its Controlled Affiliates, a non-exclusive, non-transferable (except in connection with a sale of all or any portion of the Business to which the license to any applicable Intellectual Property included in any such assigned

Qualifying Asset relates), worldwide, royalty-free, fully paid-up, perpetual, irrevocable license, without the right to sublicense, under any such assigned Qualifying Asset that is Intellectual Property, solely for use in the Business as conducted by the Companies. Effective as of the Closing, Tomkins Limited hereby grants (and shall cause each of its Controlled Affiliates to grant) to Acquiror and each of the Companies a non-exclusive, non-transferable (except in connection with a sale of all or any portion of the Business to which the license to any applicable Intellectual Property included in any Qualifying Asset relates), worldwide, royalty-free, fully paid-up, perpetual, irrevocable license, without the right to sublicense (except to consultants or service providers in connection with the provision of services to Acquiror or any of the Companies), under any Qualifying Asset that is Intellectual Property owned by Tomkins Limited or any of its Controlled Affiliates as of the Closing Date that has been used in the conduct of the Business prior to the Closing Date but is not primarily related to the Business as conducted by the Companies, solely for use in the Business as conducted by the Companies. Effective as of the Closing, Acquiror hereby grants (and shall cause each of the Companies to grant) to Tomkins Limited and its Controlled Affiliates (other than the Companies) a non-exclusive, non-transferable (except in connection with a sale of all or any portion of the business to which the license to any applicable Intellectual Property included in any Qualifying Asset relates), worldwide, royalty-free, fully paid-up, perpetual, irrevocable license, without the right to sublicense (except to consultants or service providers in connection with the provision of services to Tomkins Limited or any of its Controlled Affiliates), under any Qualifying Asset that is Intellectual Property owned by the Companies as of the Closing Date that has been used in the conduct of the businesses of Tomkins Limited or the Sellers prior to the Closing Date but is primarily related to the Business as conducted by the Companies solely for use in the businesses of Tomkins Limited or the Sellers substantially in the same manner as conducted prior to Closing; provided that, notwithstanding the foregoing, in no event shall the license granted pursuant to this sentence be for use in the Business as conducted by the Companies. In the event of any inconsistency between this Section 5.9(d) and any of the express provisions of the following agreements as such agreements are in effect on the date of this Agreement, such agreements shall prevail: the “Quitclaim” dated January 11, 2012 between Schrader Electronics and Gates Corporation; the Research and Development Agreement between Gates Corporation and Schrader Electronics dated as of January 1, 2012; and the License Agreement between Gates Corporation and Schrader Electronics dated January 17, 2012.

(e) In the event that it is discovered after the Closing that any asset of the Sellers or its post-Closing Affiliates is wrongly titled or registered in the name of one of the Companies and such asset is not located in the Owned Real Property or the Leased Real Property as of the date of this Agreement and is not otherwise primarily used in the operation of the Business, the Companies shall cause such title or registration to be transferred back to the Sellers.

(f) Promptly, but in any event within fifteen (15) Business Days after the date of this Agreement, the Sellers shall provide to Acquiror a list of (i) all bank accounts of the Companies (including account number and type of account, the addresses of the principal branch where each such account is maintained and each Person with signing or similar authority for each such account) and (ii) all powers of attorney by the Companies in favor of Persons other than Continuing Employees. Except as provided in the Transition Services Agreement, the Sellers shall take all actions reasonably required such that, effective as of the Closing, the access of the Sellers and their Controlled Affiliates to, and the ability to deposit and withdraw funds from, the

Companies’ bank accounts are terminated and such that no Person, other than Continuing Employees and other Persons approved by Acquiror, shall have signing or similar authority with respect to such bank accounts.

5.10 Restrictive Covenants.

(a) From the Closing until the date that is five (5) years following the Closing Date, Tomkins Limited shall not (and shall cause each of its Controlled Affiliates not to), anywhere in the world, directly or indirectly own, manage, operate, control or engage in the manufacture, distribution or sale of any product to the extent set forth on Schedule 5.10 (such products, the “Restricted Products”). Nothing herein shall prohibit any Seller, Tomkins Limited or any other Controlled Affiliate of Tomkins Limited from (i) being a passive owner of not more than 5% of the outstanding stock of any class of securities of a Person engaged in such business, so long as Tomkins Limited, such Seller or such Controlled Affiliate has no active participation in the operation of such business, (ii) purchasing, selling, distributing and/or delivering any Restricted Products in each case so long as such products are purchased from any of the Companies, (iii) performing any services for or otherwise performing Contracts with the Companies or any of their Affiliates, (iv) manufacturing, selling or distributing any products not set forth on Schedule 5.10 or (v) acquiring any business which manufactures, distributes or sells any Restricted Products so long as (A) the competing portion of the business represented less than 20% of the total revenues of the acquired business for the twelve (12) month period preceding the date of such acquisition and (B) the competing portion of the business did not produce revenues in excess of $25,000,000 during such time period; provided that, Tomkins Limited shall (and shall cause each of its Controlled Affiliates, as applicable, to) divest or cease use of such competing assets and/or operations within a period of twelve (12) months following such acquisition.

(b) From the Closing until the date that is two (2) years following the Closing Date, Tomkins Limited shall not (and shall cause each of its directors, officers and Controlled Affiliates not to), directly or indirectly, hire or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any management employee of any Company employed by such Company as of the Closing, without the prior written consent of Acquiror (provided that nothing herein shall be construed as restricting Tomkins Limited or any of its Controlled Affiliates, or their respective directors or officers, from engaging in a general solicitation of employment opportunities not directly targeted at the employees of any of the Companies, or soliciting for hire or hiring any person whose employment with any Company was terminated by the Company at least six months prior to such solicitation or hiring).

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.10 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d) It is agreed by the parties hereto that (i) the foregoing covenants impose a reasonable restraint on Tomkins Limited in light of the activities and business of the Companies on the date of the execution of this Agreement and the current plans of Acquiror for the Business from and after the Closing and are necessary to protect Acquiror’s interest in, and the value of, the Equity Interests and the Companies (including, without limitation, the goodwill inherent therein), and (ii) Acquiror would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 5.10. Additionally, because of the difficulty of measuring economic losses to Acquiror as a result of a breach of the foregoing covenants contained in this Section 5.10, and because of the immediate and irreparable damage that could be caused to Acquiror for which it would have no other adequate remedy, Tomkins Limited agrees that the foregoing covenants may be enforced by Acquiror by injunctions, restraining orders, and other equitable actions.

5.11 Use of Schrader Names and Trademarks. Except as set forth on Schedule 5.11 attached hereto, the Parties acknowledge that Acquiror and the Companies will hold as of the Closing all rights currently held by Sellers and/or the Companies with respect to the name “Schrader” and all derivations, combinations, and translations thereof (collectively, the “Schrader Marks”). As soon as reasonably practical after the Closing Date, but in any event within one hundred eighty (180) days after the Closing Date, Sellers will (and will cause their Controlled Affiliates to) cease to use the Schrader Marks in any form and will, at their own expense, (a) remove any and all exterior signs and other identifiers located on the property or premises of Sellers or any of their Controlled Affiliates that refer or pertain to or that include the Schrader Marks and (b) remove from the letterhead, envelopes, invoices, supplies, labels, packaging, advertising, catalogues, product brochures, websites, website publications and other communications media of any kind of Sellers and their Controlled Affiliates all references to the Schrader Marks; provided that the foregoing shall not prohibit Sellers or their Affiliates from referencing the prior ownership of the Business or impose any restrictions with respect to any items subject to the Long Term Supply Agreement or any other agreement between Sellers or any of their Controlled Affiliates, on the one hand, and any Company, on the other hand.

5.12 Intellectual Property Chain of Title. Prior to the Closing, Sellers shall use reasonable efforts to make filings at the United States Patent and Trademark Office and intellectual property offices or agencies in any other jurisdictions as necessary to remedy any title breaks or title deficiencies, and evidencing the release of any Liens (other than Liens that will be discharged as of the Closing) in any registered Intellectual Property or applications for registrations of Intellectual Property, such that the title records at the applicable intellectual property offices and agencies properly reflect (or will reflect, after any such filing is processed) ownership of all such registered Intellectual Property or applications for registrations of Intellectual Property in the name of a Company and a clean chain of title (free of title breaks, title deficiencies, and the unreleased recordation any Liens other than Liens that will be discharged as of the Closing). Sellers shall provide to Acquiror reasonable documentary evidence of any actions taken, and filings made, in connection with the foregoing prior to the Closing. In the event any title breaks, title deficiencies, or unreleased Liens remain on the title record of any Intellectual Property registrations or applications in any intellectual property office or agency after the Closing, Sellers shall use reasonable best efforts to take such further action (including the execution and delivery of such further instruments and documents) as Acquiror may reasonably request, at the sole cost and expense of Sellers, as necessary to correct any title breaks, title deficiencies, or recorded Liens existing prior to the Closing and to evidence a clean chain of title with ownership of the same in a Company.

5.13 Transition Legal Services; Privileges; Privileged Information.

(a) Sellers have informed Acquiror that certain employees of Sellers and their Controlled Affiliates have provided, and will until the Closing continue to provide, certain legal and related services to the Companies and that, effective as of the Closing, such individuals will no longer provide legal advice to the Companies. From and after the Closing, the Sellers and their Controlled Affiliates shall use reasonable best efforts to make available such legal personnel to the Companies for purposes of assisting in the transition of such legal services to new legal providers selected by the Companies and shall use reasonable best efforts to provide such information and assistance regarding legal services to the Companies provided prior to the Closing Date as may reasonably be requested by the Companies; provided that, for the avoidance of doubt, in no event shall any employee of Sellers or their Affiliates be required to provide legal services to the Companies after the Closing Date. Without limiting the generality of the foregoing, as promptly as practicable after the Closing, the Sellers and their Controlled Affiliates shall (a) use reasonable best efforts to locate and deliver to the Companies all files related to such legal services for the Companies (including with respect to Intellectual Property registrations and applications therefor) and, without limiting the provisions of the Transition Services Agreement, make available, copy and deliver all electronically maintained legal files regarding the Companies, and (b) subject to Section 6.5, provide such waivers of conflicts of interest, in form and substance reasonably satisfactory to Acquiror, such that outside legal professionals that have provided services to the Companies prior to the Closing are not precluded or restricted under applicable rules of professional conduct or Law from providing services to the Companies after the Closing (except with respect to any dispute in connection with this Agreement or any of the agreements or transactions contemplated hereby).

(b) In the event and for so long as any Company, Acquiror or any of their respective Affiliates actively is contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Companies or the Business (other than related to any dispute in connection with this Agreement or any of the agreements or transactions contemplated hereby), Sellers will, at Acquiror’s sole expense, reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor pursuant to this Agreement).

(c) Sellers and Acquiror agree that, to the extent permitted by Law, the Companies’ rights and obligations to maintain, preserve, assert or waive any or all attorney-client and work product privileges belonging to the Companies with respect to the Business or otherwise related to the pre-Closing operation of the Companies (collectively, “Privileges”) shall be governed by the provisions of this Section 5.13. With respect to matters relating to the Companies, after the Closing, Acquiror shall, except as provided in Section 6.5 or with regard to an indemnification Action controlled by any Seller, have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Sellers shall not, and shall cause their respective Controlled Affiliates not to, intentionally waive any such Privilege. Except as provided in Section 6.5, the rights and obligations created by this Section 5.13 shall apply to all information as to which the Companies as of the Closing would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (such information, “Privileged Information”).

(d) Privileged Information of the Companies includes but is not limited to (a) any and all information generated prior to the Closing regarding the Business of the Companies with respect to which Acquiror or any of its Controlled Affiliates (including, after the Closing, the Companies) had a Privilege, but which after the Closing is in the possession of Sellers or any of their Controlled Affiliates, and (b) all communications with respect to which Acquirors or any of its Controlled Affiliates (including, after the Closing, the Companies) had a Privilege occurring prior to the Closing between counsel for the Companies (including in-house counsel who are employees of Sellers or its Controlled Affiliates) and any Person who, at the time of the communication, was an employee of the Companies, regardless of whether such employee is or becomes an employee of Sellers or any of their Controlled Affiliates.

(e) Upon receipt by Sellers or any of their Controlled Affiliates (including, until the Closing, the Companies) of any subpoena, discovery or other request from any third party that calls for the production or disclosure of Privileged Information of the Companies, or if the Sellers or any of their Controlled Affiliates obtains knowledge that any current or former employee of Sellers or its Controlled Affiliates has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the Companies, Sellers shall, and shall cause their Controlled Affiliates to, promptly notify Acquiror of the existence of the request and shall provide Acquiror a reasonable opportunity to review the information and to assert any rights it may have under this Section 5.13 or otherwise to prevent the production or disclosure of Privileged Information.

ARTICLE VI.

COVENANTS OF ACQUIROR

6.1 HSR Act and Foreign Antitrust Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than five (5) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as reasonably practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Acquiror shall use reasonable best efforts to substantially comply with any Antitrust Information or Document Request received prior to the Closing.

(b) Prior to the Closing, Acquiror shall exercise reasonable best efforts to (i) obtain as soon as practicable (A) termination or expiration of the waiting period under the HSR Act and (B) such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required by Antitrust Authorities to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary, proper or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby, including by (i) proffering or consenting or agreeing to a Governmental Order or other agreement providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of any Company or Acquiror or any of their respective Subsidiaries or (ii) the disposition or holding separate of assets or lines of business.

(d) Acquiror shall promptly furnish to Sellers copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to Sellers an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Acquiror agrees to provide Sellers and their counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Acquiror and Sellers shall each be responsible for and pay 50% of all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

6.2 Indemnification and Insurance.

(a) From and after the Closing, Acquiror agrees that it shall cause the Companies to continue to indemnify and hold harmless each present and former director and officer of each Company (other than those directors and officers who remain employed by or serve as a director of any Seller or any of its Controlled Affiliates immediately after the Closing) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or other Liabilities incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent provided for in the Companies’ respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement (including, if applicable, the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided that the person to whom such expenses are advanced provides an undertaking to such Company to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation, bylaws or other organizational documents of such Company, as the case may be, shall be made by independent counsel mutually acceptable to Sellers and Acquiror.

(b) In the event Acquiror or any Company (or any of its successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.2.

6.3 Employment Matters.

(a) Acquiror agrees prior to the Closing Date to cooperate with and to provide information to Sellers and the Companies as necessary or appropriate to comply with or satisfy any requirement or custom to consult with or provide information to, with respect to any of the transactions contemplated by this Agreement, any labor organization representing or related to employees of Companies. Sellers and the Companies agree to use reasonable best efforts to comply with and satisfy any requirement or custom to consult with or provide information to, with respect to any of the transactions contemplated by this Agreement, any labor organization representing or related to employees of the Companies.

(b) For a period of no less than one (1) year following the Closing Date, Acquiror shall or shall cause each Company to maintain for employees of such Company (“Continuing Employees”), during their period of employment with Acquiror or such Company during such one-year period, employee benefits that are substantially comparable in the aggregate to the employee benefits provided to the Continuing Employees immediately prior to the Closing (excluding any value attributable to equity and equity-based compensation, retention and transaction bonuses, excise tax gross-ups, nonqualified deferred compensation, defined benefit pension, or retiree medical or welfare benefits). No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee, and this Agreement shall not be construed so as to prohibit Acquiror or any of its Subsidiaries (including the Companies) from having the right to terminate the employment of any Continuing Employee in accordance with applicable Law.

(c) From and after the Closing Date, Acquiror shall provide or cause to be provided coverage to all Continuing Employees and their respective spouses and dependents, under a group health plan sponsored by Acquiror or an Affiliate of Acquiror (including the Companies). The Companies shall be solely responsible for post-Closing compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provision of continuation coverage with respect to all employees of the Companies for whom a qualifying event occurs after the Closing Date. Sellers and their Affiliates (other than the Companies) shall be solely responsible for compliance with COBRA, including the provision of continuation coverage with respect to all employees of the Companies for whom a qualifying event occurs on or prior to the Closing Date. For purposes of this Section 6.3, the terms “group health plan,” “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.

(d) Each Continuing Employee who, prior to the Closing Date, became disabled as defined in the Company Benefit Plans that provide short- and long-term disability benefits and, as of the Closing Date, is receiving or is entitled to receive short- or long-term disability benefits under such a plan that is sponsored by Sellers or their Controlled Affiliates that is not a Company-Sponsored Benefit Plan shall continue to receive or be entitled to receive such disability benefits under such plan until the end of the benefit period described in such plan. Sellers and the Companies shall reasonably cooperate and take all actions reasonably necessary to enable such plan to provide such disability benefits to such Continuing Employees.

(e) From and after the Closing, Sellers or their ERISA Affiliates (other than the Companies) shall, effective as of the Closing, retain or assume the sponsorship of any and all Liabilities under or, subject to Section 7.2(a)(ix), relating to each Company Benefit Plan and each other compensation or benefit plan, program, policy, agreement or arrangement at any time established, maintained, sponsored, administered or contributed to by Sellers, any of the Companies, or any of their ERISA Affiliates (other than a Company-Sponsored Benefit Plan or any employee benefit plan, program, policy agreement or arrangement of the Companies established after the date hereof subject to Section 5.1 to provide compensation or benefits to Continuing Employees after the Closing and other than workers compensation Liabilities), regardless of when any such Liability arises, is incurred, is reported or disclosed, including Liabilities related to Continuing Employees under any health, defined benefit pension plan or retiree medical or welfare plan and all defined benefit pension Liabilities related to former divisions in Syracuse and Muskogee. Furthermore, the Sellers agree to be responsible for all Liabilities in connection with, and shall indemnify the Acquiror and the Companies for all Liabilities after the Closing Date under, the supplemental executive retirement arrangement for a former executive in Brazil (Ferrero) and spouse, including by reimbursing the Companies promptly for any and all payments made thereunder pursuant to such arrangement promptly after demand therefor. The Parties shall cooperate to cause the Ferrero arrangement and all Liabilities thereunder to be transferred, with the consent of Ferrero, to Sellers or one of their Controlled Affiliates.

(f) On or immediately prior to the Closing Date, Sellers shall fully vest the unvested account balances of Continuing Employees who participate in any Company Benefit Plan that is intended to be a defined contribution plan qualified under Section 401(a) of the Code (a plan referred to in clause (ii), the “Seller’s 401(k) Plan”). Any plan established by the Companies or Acquiror for Continuing Employees after the Closing that is intended to be a defined contribution retirement plan qualified under Section 401(a) of the Code (the “Company’s 401(k) Plan”) shall provide for the receipt from Continuing Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) that are made in cash, but may include any promissory notes for associated participant loans. Each Continuing Employee who is a participant in the Seller’s 401(k) Plan shall be given the opportunity to receive a distribution of his or her account balance (in cash, but including any promissory notes for associated participant loans) and shall be given the opportunity to elect to “roll over” such account balance (in cash, but including any promissory notes for associated participant loans) to the Company’s 401(k) Plan, subject to and in accordance with the provisions of such plan(s) and applicable Law. Acquiror and Sellers shall cooperate in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those Continuing Employees who elect to rollover their account balances directly into the Company’s 401(k) Plan.

(g) This Agreement is not intended by the Parties to, and nothing in this Section 6.3 or otherwise in this Agreement shall, (i) constitute an amendment to any Company Benefit Plan, (ii) obligate Acquiror or any Company to maintain any particular compensation or benefit plan, program, policy or arrangement, (iii) create any obligation of the parties hereto with respect to any employee benefit plan of Acquiror or any Company, or (iv) confer on any Continuing Employee or any other Person (other than the Parties to this Agreement) any rights or remedies (including third-party beneficiary rights).

6.4 Use of Tomkins Names and Trademarks. The Parties acknowledge that Sellers and their Affiliates are retaining all rights with respect to the name “Tomkins” and all derivations thereof (collectively, the “Tomkins Marks”). As soon as reasonably practical after the Closing Date, but in any event within one hundred eighty (180) days after the Closing Date, Acquiror will cease to use the Tomkins Marks in any form and will, at its own expense, (a) remove any and all exterior signs and other identifiers located on each Company’s property or premises that refer or pertain to or that include the Tomkins Marks and (b) remove from each Company’s letterhead, envelopes, invoices, supplies, labels, packaging, advertising, catalogues, product brochures, websites, website publications and other communications media of any kind all references to the Tomkins Marks.

6.5 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Acquiror waives and shall not assert, and agrees to cause the Companies to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any Seller or Company or any officer, employee or director of any of the foregoing (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel (a “Pre-Closing Counsel”) currently representing any Seller or Company in connection with this Agreement or any other agreements or transactions contemplated hereby (the “Current Representation”). Notwithstanding the foregoing, the Sellers shall not waive conflicts or the right to assert attorney-client privilege, and shall retain control of all communications and exchange of documentation with Lobo & De Rizzo in connection with the Brazilian ICMS tax assessment referenced in Section 7.2(a)(viii). On conclusion of the referenced ICMS tax assessment claim, all relevant documentation of the Business related to such claim will be returned to the Business.

(b) Notwithstanding anything to the contrary in this Agreement, Acquiror waives and shall not assert, and agrees to cause the Companies to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Acquiror and, following the Closing, with a Company, it being the intention of the parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the applicable

Designated Person; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby, or to communications with any Person other than the Designated Persons. Acquiror hereby agrees to, and agrees to cause the Companies to after the Closing, take all steps reasonably necessary to ensure that any such privilege shall survive the Closing and shall remain in effect thereafter; provided, that, from and after the Closing, such privilege shall be controlled by Sellers and not the Companies.

(c) Acquiror hereby acknowledges that it and the Companies have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than counsel currently providing representation in connection with this Agreement.

(d) This Section 6.5 shall be irrevocable, and no term of this Section 6.5 may be amended, waived or modified, without the prior written consent of Sellers and the Pre-Closing Counsel affected thereby.

6.6 Financing. Without limiting any of the obligations of Sellers under Section 5.5 of this Agreement, Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, prior to the Closing Date, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Commitment Letters (including the “flex provisions” in the related fee letter), including using reasonable best efforts to, prior to the Closing Date, (i) maintain in effect the Debt Commitment Letter until the earlier of the date that the Closing has occurred and the date that it has been terminated in accordance with its terms and satisfy on a timely basis all conditions applicable to Acquiror obtaining the Financing set forth in the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect thereto that are in form and substance reasonably satisfactory to Acquiror and on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms in the aggregate not less favorable to Acquiror and the Companies, in the aggregate, (iii) timely prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Debt Financing, and (iv) assist with the syndication activities contemplated by the Debt Commitment Letter. Acquiror shall give Sellers prompt notice (A) of any actual or threatened breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Commitment Letter or definitive document related to the Financing of which Acquiror becomes aware and which would reasonably be expected to result in Acquiror not receiving the Debt Financing or Equity Financing at the Closing, (B) if and when Acquiror becomes aware, or receives oral or written notice, that any portion of the Financing contemplated by any Commitment Letter may not be available to consummate the transactions contemplated hereby, and (C) of any termination of any Commitment Letter. Acquiror shall keep Sellers informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Financing. Acquiror shall (1) comply in all material respects with each Commitment Letter, and (2) except as contemplated by the Commitment Letters, not permit, without the prior written consent of Sellers, any amendment or modification to be made to, or any waiver of any provision or remedy under the Commitment Letters if such amendment, modification or waiver would (x)

reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless the Equity Financing is increased by a corresponding amount), (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Acquiror to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Acquiror to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby (provided that the existence or exercise of “flex provisions” and/or the addition of any additional arranger, lead arranger, agent or other Lender (if the addition of such additional parties, individually or in the aggregate, would not be reasonably likely to (X) delay or prevent the Closing, (Y) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (Z) adversely impact the ability of Acquiror to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby) shall not constitute an amendment, modification or waiver of the Commitment Letters requiring the prior written consent of Sellers hereunder or otherwise constitute a breach hereof). Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.6 or elsewhere in this Agreement shall require, and in no event shall the “reasonable best efforts” of Acquiror be deemed or construed to require, Acquiror to (A) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, (B) seek or accept Debt Financing on terms adverse to or less favorable than those set forth in the Debt Commitment Letter (including the “flex provisions”) provided on the date of this Agreement, (C) waive any terms or conditions of this Agreement, (D) pay any fees in excess of those contemplated by the Commitment Letters (whether to secure waiver of any conditions contained therein or otherwise) or (E) enforce their rights against counterparties to the Commitment Letters except with respect to a draw down of the proceeds of the Debt Financing as provided in clause (b) of the third sentence of Section 11.14. In no event shall Acquiror have any Liability for breach of its covenants or agreements in this Section 6.6 if the Closing occurs.

6.7 Restrictive Covenants. From the Closing until the date that is two (2) years following the Closing Date, Acquiror shall not (and shall cause each of its directors, officers and Controlled Affiliates not to) directly or indirectly, hire or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any person who is a management employee of Tomkins Limited or any of its Controlled Affiliates (other than the Companies) as of the Closing, without the prior written consent of Tomkins Limited (provided that nothing herein shall be construed as restricting Acquiror or any of its Controlled Affiliates or their respective directors or officers from engaging in a general solicitation of employment opportunities not directly targeted at the employees of Tomkins Limited or any of its Controlled Affiliates, or hiring or soliciting for hire any person whose employment with Tomkins Limited or any of its Controlled Affiliates was terminated by Tomkins Limited or any of its Controlled Affiliates at least six months prior to such solicitation or hiring).

6.8 Parent Articles of Association. Acquiror shall cause the Memorandum and Articles of Association of Parent in effect at the Closing containing terms set forth on Exhibit F attached hereto, as amended or modified by agreement of the Sellers and Acquiror (the “Parent Articles”).

ARTICLE VII.

JOINT COVENANTS

7.1 Support of Transaction. Without limiting any covenant contained in Article V or Article VI, Acquiror and Sellers shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, Sellers or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby and (c) take such other actions as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby on the terms and subject to satisfaction or waiver of each of the conditions specified herein. Without limiting the generality of the foregoing, promptly after the date hereof, if and when requested by Acquiror, Sellers shall cause the Companies to communicate with each Person identified on Schedule 3.4 regarding the transactions contemplated hereby and shall promptly, but in any event within three (3) Business Days after learning thereof, inform Acquiror if any such Person thereafter terminates or materially reduces, or threatens in writing to terminate or reduce, its business with the Companies and promptly provide such further information with respect thereto as is available and reasonably requested by Acquiror. Furthermore, at the written request of Acquiror delivered within five (5) Business Days of the date hereof, the Sellers shall, and shall cause the Companies to, cooperate reasonably with Acquiror in obtaining any consents required such that the Brazilian Lines of Credit remain outstanding after the Closing; provided that, without limiting any other amounts that are be included in the computation of Closing Date Indebtedness (including principal, interest, termination fees, prepayment penalties and other fees and expenses), any fees or similar amounts required to be paid to cause such Brazilian Lines of Credit to remain outstanding shall be paid by Acquiror at or after the Closing and such fees or similar amounts shall not be included in the computation of Closing Date Indebtedness, Closing Date Company Transaction Expenses or Closing Date Working Capital.

7.2 Tax Matters.

(a) Tax Indemnification. Sellers shall jointly and severally indemnify and hold the Acquiror Indemnified Parties harmless from and against (i) all Taxes (or the non-payment thereof) of the Companies for all Pre-Closing Tax Periods and the portion of all Straddle Periods beginning on or before and ending on the Closing Date (including as may result from revocation or requirement to repay any portion of any Tax Incentive provided to the Companies prior to the Closing, which, for this purpose, shall include items that would be Tax Incentives but for the fact that such items are no longer currently in effect for any of the Companies at Closing but were in effect in some previous Tax period); (ii) any and all Taxes for which any of the Companies (or any predecessor of the foregoing) is held liable under Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law, by reason of such entity being a member of an affiliated, consolidated, combined, or unitary group at any time on or before the Closing Date; (iii) any and all Taxes of any Person imposed on the Companies as a transferee or successor pursuant to Law or by Contract which Taxes relate to an event or transaction occurring on or before the Closing; (iv) any and all Taxes imposed on any Company or any Seller (or Acquiror as a method of collecting Taxes of any Company or the Seller) arising or deemed to have arisen as a result of the Closing (including, without limitation, degrouping charges and withholding Taxes arising out of the sale and transfer of the Equity Interests of the Conveyed Entities as contemplated by this Agreement, but excluding any Transfer Taxes); (v) any Taxes imposed on any Company under Code Section 108(i) with respect to cancellation of indebtedness income realized prior to the Closing; (vi) the portion of any Transfer Taxes for which Sellers are responsible pursuant to Section 7.2(g); (vii) all Taxes arising or increased as a result of any breach of or inaccuracy in any Surviving Tax Representation; (viii) all Taxes, fees, costs, fines or other Losses incurred by any Company in connection with the March 2006 notice of tax assessment with respect to Schrader Brazil (referenced in Schedule 3.10) and (ix) (aa) any and all Taxes of the Companies, whether incurred before or after the Closing Date, arising from an obligation of the Companies for employment, social or similar Taxes or in the United Kingdom to operate PAYE or to deduct or pay primary or secondary national insurance contributions, in each case, as a result of or in connection with (X) the issue or transfer on or before the Closing Date of securities or an interest in securities to (i) any employee or director of any Company (ii) a member of their household, or (iii) any trust of which any such person is an actual or potential beneficiary; or (Y) the exercise after the Closing Date of any option granted by the Sellers or their Affiliates before the Closing Date to such persons or trusts, in each case, reduced, but not below zero, by (bb) the amount by which any Tax Liability which would otherwise be payable by the Companies in any Post-Closing Tax Period is actually reduced as a result of the utilization of any Acquiror’s Relief (which, notwithstanding anything in this Agreement to the contrary, for this purpose, shall include any relief, allowance, credit, deduction, exemption or set off in respect of any U.S. Tax and any right to repayment or recovery of or saving of U.S. Tax) which arises as a result of or in connection with the issue, transfer or exercise described in (aa) above; provided, that no indemnity shall be provided under this Section 7.2(a) for (A) any Taxes to the extent of any reserve for Taxes included as a current liability or contra-asset in the calculation of Closing Date Working Capital as finally determined in accordance with Section 2.6; (B) any Taxes arising out of or in connection with any transaction of any Company that occurs after the Closing on the Closing Date and is not in the ordinary course of business as carried on immediately before the Closing; (C) any Taxes arising solely out of any election or deemed election under Section 338 of the Code with respect to any Company made after the Closing; (D) the portion of any Transfer Taxes for which Acquiror is responsible pursuant to Section 7.2(g); (E) any reduction in, or the availability of or failure to obtain in a Tax period or portion thereof that begins after the Closing (a “Post-Closing Tax Period”), any net operating loss, capital loss, Tax credit carryover or other Tax asset or Relief generated or arising in or in respect of a Pre-Closing Tax Period or the portion of a Straddle Period beginning on or before and ending on the Closing Date; (F) to the extent that a Relief (other than Acquiror’s Relief) is available to a Company (or would have been available but for the use of the Relief to set against or mitigate a liability of any Company for which Sellers are not liable under Section 7.2(a)) to set against or otherwise mitigate the Tax; and (G) any Taxes that would not have arisen but for the failure of Acquiror or any of its Affiliates (including the Companies) to comply with its obligations under this Section 7.2 or for the failure to timely remit to the applicable Governmental Authority any Taxes deducted or withheld from the payments made under this Agreement pursuant to Section 2.7. Notwithstanding any provision of this Agreement to the contrary, (w) Sellers’ indemnification obligations pursuant to this Section 7.2(a) (for the avoidance of doubt, including Sellers’ indemnification obligations with respect to the Surviving Representations) shall survive the Closing and continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations (including extensions), unless the Acquiror Indemnified Parties deliver to Sellers, prior to such expiration, a notice alleging the facts giving rise to the indemnification obligation of Sellers under this Section 7.2(a), in which case, the indemnification obligations of Sellers pursuant to this Section 7.2(a) shall survive until, and only for purposes of, the resolution of the matter covered by such notice; (x) the Tax representations and warranties set forth in Section 3.15 (other than the Surviving Tax Representations) shall not survive the Closing for any purpose; and (y) the indemnification obligations of Sellers under this Section 7.2(a) shall not be subject to the limitations set forth in Section 10.4 (other than the limitations set forth in Section 10.4(a)(v) and Sections 10.4(b), (c) (as applicable), (d), (e) and (j)).

(b) Allocation of Taxes. Acquiror and Sellers agree that if the purchase of any Conveyed Entity causes the termination of the taxable period of any Company for income or corporation Tax purposes, they shall, and shall cause their Affiliates to, treat the Closing Date as the last day of the taxable period to the extent permitted by Law. Without limiting the foregoing, the Parties acknowledge that the US Companies shall cease to be members of the affiliated group of corporations of which Tomkins Automotive US is a member within the meaning of Code Section 1504, and any comparable or similar provision of state, local or non-U.S. Law (the “Tomkins US Affiliated Group”), at the end of the day on the Closing Date. In the case of any Straddle Period, the amount of any Taxes that are allocable to the portion of such Straddle Period beginning on or before and ending on the Closing Date shall (i) in the case of Taxes measured by income, receipts or payroll, Transfer Taxes and VAT or similar Taxes be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of all other Taxes, shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period.

(c) Responsibility for Filing Tax Returns.

(i) Sellers shall include the income and operations of the US Companies in the consolidated, unitary or combined Tax Returns of the Tomkins US Affiliated Group (each a “Combined Tax Return” and collectively the “Combined Tax Returns”) for Tax periods of the US Companies ending on or prior to the Closing Date, and Sellers or their Affiliates shall pay any and all Taxes due with respect to such Combined Tax Returns. Sellers shall deliver a copy of separate pro forma returns with respect to the income and operations of the US Companies that were included in (x) the U.S. federal Combined Tax Return for the period ending December 31, 2011 and (y) the U.S. federal Combined Tax Return for the Tax period of the U.S Companies ending on the Closing Date, in each case, to Acquiror at least twenty (20) days before the due date of such Combined Tax Return for Acquiror’s review and comment.

Sellers shall consider in good faith any comments to such separate pro forma returns that are provided by Acquiror within five (5) days of the due date of the related Combined Tax Return. Sellers shall prepare or cause to be prepared and shall timely file or cause to be filed all (A) Tax Returns of the Companies (other than Combined Tax Returns) that are required to be filed (taking into account any extensions of time to file) on or prior to the Closing Date and (B) income and franchise (in lieu of income) and corporation Tax Returns of the Companies (other than Combined Tax Returns) for Tax periods ending on or before the Closing Date that are required to be filed (taking into account any extensions of time to file) after the Closing Date, and shall timely pay or cause to be timely paid any and all Taxes due (taking into account any extensions of time to pay) with respect to such Tax Returns described in this sentence. All Tax Returns described in this Section 7.2(c)(i) shall be prepared in a manner consistent with prior practice of the Companies unless a past practice has been finally determined to be incorrect by the applicable Governmental Authority or a contrary treatment is required by applicable Law. Sellers shall deliver all such Tax Returns (other than Combined Tax Returns) to Acquiror at least twenty (20) days before the due date thereof. Sellers shall permit Acquiror to review and comment on each such Tax Return (other than Combined Tax Returns) prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Acquiror. If applicable, Acquiror and any Company shall be responsible for signing and promptly filing any Tax Returns described in this Section 7.2(c)(i) (other than Combined Returns). In the event of a dispute between the Parties with respect to any item on any Tax Return described in this Section 7.2(c)(i), the Parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. Acquiror agrees to file or cause to be filed all permitted extensions of time to file such Tax Returns that would be properly filed or caused to be filed by Acquiror as shall be reasonably required to allow any such dispute to be resolved. If the Parties hereto cannot resolve any disputed item, the item or items in question shall be resolved in a manner similar to that set forth in Section 2.6(e); provided, however, that (x) Sellers and Acquiror shall designate a mutually acceptable, independent tax services firm to serve as the Auditor for purposes of resolving any such dispute and (y) such disputes shall not prevent the timely filing of any Tax Return described in this Section 7.2(c)(i).

(ii) Acquiror shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns required to be filed (taking into account any extensions of time to file) by the Companies after the Closing Date (other than the Tax Returns for which Sellers or their Affiliates are responsible under Section 7.2(c)(i)). With respect to such Tax Returns that are required to be filed for Pre-Closing Tax Periods and Straddle Periods (collectively, “Seller Returns”), such Seller Returns shall be prepared by Acquiror in a manner consistent with past practice of the Companies unless a past practice has been finally determined to be incorrect by the applicable Governmental Authority or a contrary treatment is required by applicable Law. Acquiror shall deliver (i) all Seller Returns that are income and franchise (in lieu of income) Tax Returns and (ii) all other Seller Returns that reflect a material amount of Taxes for which Sellers may be liable hereunder to Sellers, in each case, at least twenty (20) days before the due date thereof. Acquiror shall permit Sellers to review and comment on each Seller Return described in the preceding sentence prior to filing and shall make such revisions to such Seller Returns as are reasonably requested by Sellers. In the event of a dispute between the Parties with respect to any item on any Seller Return, the Parties shall act in good faith to resolve any such dispute prior to the date on which such Seller Return is required to be filed. Acquiror agrees to file or cause to be filed all permitted extensions of time to file such Seller Returns as shall be reasonably required to allow any such dispute to be resolved. If the Parties hereto cannot resolve any disputed item, the item or items in question shall be resolved in a manner similar to that set forth in Section 2.6(e) hereof; provided, however, that (x) Sellers and Acquiror shall designate a mutually acceptable, independent tax services firm to serve as the Auditor for purposes of resolving any such dispute and (y) such disputes shall not prevent the timely filing of any Seller Return. Acquiror shall remit or cause to be remitted all Taxes in respect of Tax Returns described in this Section 7.2(c)(ii); provided, that not later than five (5) Business Days before the due date for payment of Taxes with respect to any Seller Return (taking into account any extensions of time to pay), Sellers shall pay to Acquiror an amount equal to that portion of the Taxes shown on such Seller Return for which Sellers have an indemnification obligation pursuant to Section 7.2(a) above. Upon Sellers’ request, Acquiror shall promptly deliver to Sellers any Seller Return that Acquiror was not required to provide to Sellers for review and comment pursuant to this Section 7.2(c)(ii) and with respect to which Sellers are required to make a payment to Acquiror pursuant to the immediately preceding sentence or otherwise have an indemnification obligation pursuant to Section 7.2(a).

(d) Refunds and Tax Benefits. Except to the extent included as a current asset or contra-liability in the calculation of Closing Date Working Capital as finally determined in accordance with Section 2.6 or arising from the carryback of any loss generated by any Company in any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date, any Tax refunds that are received by Acquiror or the Companies, and any credits in lieu of cash refunds to which Acquiror or the Companies become entitled, in each case, that relate to Taxes of the Companies with respect to Tax periods or portions thereof ending on or before the Closing Date and including any interest paid thereon (collectively, “Seller Tax Refunds”) shall be for the account of Sellers and their Affiliates (other than the Companies). Acquiror shall promptly notify Sellers in writing of any Seller Tax Refunds received by or payable to the Companies after the Closing. Acquiror shall pay over to Sellers any such Seller Tax Refund, net of (1) any reasonable out-of-pocket costs associated in obtaining such amounts, (2) any Tax required to be withheld on such payment, and (3) any applicable Taxes imposed on Acquiror as a result of the receipt of such Seller Tax Refund, within thirty (30) days after receipt thereof. Acquiror shall cooperate, and cause the Companies to cooperate, as is reasonably requested by Sellers, in obtaining any Seller Tax Refund that Sellers reasonably believe should be available, including without limitation, through filing appropriate forms with the applicable Governmental Authority, provided that Seller shall bear the costs thereof. If there is a subsequent reduction by a Governmental Authority (or by virtue of a change in applicable Tax law), of any amounts with respect to which a payment has been made to Sellers by Acquiror pursuant to this Section 7.2(d), then Sellers shall pay Acquiror the amount that has been reduced (net of (x) any Tax required to be withheld on such payment and (y) any reduction in the applicable Taxes imposed on Acquiror as a result of the initial receipt of the relevant Seller Tax Refund) plus any interest or penalties imposed by a Governmental Authority with respect to such reduced amount, except for interest and penalties that are attributable to, and would not have arisen but for the unreasonable delay by Acquiror or any of its Affiliates (including the Companies) to comply with any applicable requirements. Except to the extent included as a current asset or contra-liability in the calculation of Closing Date Working Capital as finally determined in accordance with Section 2.6, Acquiror shall, in respect of any time or period falling on or prior to the Closing Date (including, without limitation, any overlapping period as defined in Section 142 of CTA 2010), make, give or enter into, or cause the Companies to make, give or enter into, any claims, elections, surrenders, notices, consents or filings (in each case, without payment) (whether unconditional or conditional, whether or not forming part of any other Tax Return, whether provisional or final, and including amendments to or withdrawals of earlier claims, elections, surrenders, notices or consents, whether or not made before or after the Closing) as Sellers may direct in connection with a Surrender.

(e) Cooperation on Tax Matters; Tax Audits.

(i) Acquiror and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns; any, examination, inquiry, or Action by any Governmental Authority relating to Taxes (“Tax Audit”); and any covenants under this Agreement relating to Tax matters. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any Tax Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other Party written notice reasonably in advance of transferring, destroying or discarding any such books and records and, if the other Party so requests, Acquiror or Sellers, as the case may be, shall allow the other Party to take possession of such books and records at such party’s expense.

(ii) Acquiror and its Affiliates (including the Companies), on the one hand, and the Sellers, on the other hand, shall give prompt notice to the other parties of any Tax Audits which relate to any Company and (x) could give rise to an indemnification obligation under Section 7.2(a) or (y) could reasonably be expected to affect any Surrender made or the ability of any Seller or its Affiliates to undertake any Surrender in respect of any time on or before the Closing Date. Sellers shall have the right to elect in writing to represent (through counsel of its choice at its expense) the Companies’ interests in respect of, and shall have control of the defense, compromise or other resolution of, any Tax Audit that is solely with respect to: (A) any Pre-Closing Tax Period (excluding, for the avoidance of doubt, any Straddle Period) if such Tax Audit (I) could give rise to an indemnification obligation under Section 7.2(a) or (II) could reasonably be expected to affect any Surrender made or the ability of any Seller or its Affiliates to undertake any Surrender in respect of any time on or before the Closing Date or (B) the Tomkins US Affiliated Group; provided, that if the resolution of any such Tax Audit described in clause (A) (but not in clause (B)) could reasonably be expected to have an adverse effect on the Tax Liability of Acquiror or any of the Companies for any taxable period (or portion thereof) beginning after the Closing Date, Acquiror shall be entitled to participate (at its own expense) in such Tax Audit and Sellers shall not settle or otherwise cause a final disposition of such a Tax Audit, without Acquiror’s consent, which consent may not be unreasonably withheld, conditioned or delayed. With respect to any Tax Audit that relates to the Tomkins US Affiliated Group, if the resolution of such Tax Audit could reasonably be expected to have an adverse effect on the Tax Liability of any of the US Companies for any taxable period (or portion thereof) beginning after the Closing Date, Acquiror shall be entitled to participate (at its own expense) in the aspects of such Tax Audit that relate to any of the US Companies and

Sellers shall consider in good faith Acquiror’s positions, but Sellers shall have sole control over the defense, compromise or other resolution of such Tax Audit. With respect to any other Tax Audit that (X) could give rise to an indemnification obligation under Section 7.2(a) or (Y) in case of a Tax Audit relating to UK Tax for a Pre-Closing Tax Period or portion of a Straddle Period ending on the Closing Date, could reasonably be expected to affect any Surrender made or the ability of any Seller or its Affiliates to undertake any Surrender in respect of any time on or before the Closing Date, Acquiror or its designated representatives shall assume control of such Tax Audit, provided that Sellers shall be entitled to participate (at their own expense) in such Tax Audit and Acquiror shall not settle or otherwise cause a final disposition with respect to such Tax Audit without the prior written consent of Sellers, which consent may not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, all Tax Audits described above shall be controlled by Acquiror and its Affiliates unless Sellers make the election described above. For purposes of this Section 7.2(e)(ii), a party’s right to participate in a Tax Audit shall include (i) the right to receive copies of all correspondence, notices and other written material received from any Governmental Authority; (ii) the right to be advised of developments in the Tax Audit and of communications involving representatives of the Governmental Authority; (iii) the right to review in advance and comment upon all submissions made in the course of such Tax Audit; and (iv) the right to participate in any meetings with any Governmental Authority. In determining whether consent is unreasonably withheld, conditioned or delayed with respect to any proposed settlement or disposition by either party under this Section 7.2(e)(ii), the merits of the matters at issue shall be considered (and thus it shall not be reasonable for a party to withhold consent if, for example, the merits clearly favor the proposed settlement or other disposition for which consent is required), as well as the relative amount of Taxes at issue for Sellers and its Affiliates, on the one hand, and Acquiror and any Company, on the other hand, taking into account all Tax periods, including future Tax periods and the reasonably estimated impact on such periods. In the event of any conflict between Article X and this Section 7.2(e)(ii), this Section 7.2(e)(ii) shall control.

(iii) Acquiror and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iv) Acquiror and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(v) Neither Acquiror nor any of its Affiliates shall (or shall cause or permit the Companies to) amend, refile, withdraw or otherwise modify any Tax Return, claim, surrender, notice or consent in respect of Tax relating to group relief pursuant to the provisions of Part 5 of CTA 2010 with respect to a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date without the prior written consent of Sellers, which consent may be withheld in the sole discretion of Sellers, or unless otherwise required by applicable Law.

(vi) Neither Acquiror nor any of its Affiliates shall (or shall cause or permit the Companies to) amend, refile, withdraw or otherwise modify any Tax Return, claim,

surrender, notice or consent in respect of Tax relating in whole or in part to the Companies with respect to a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date that results in an increase in any Seller’s or any of its Affiliates’ Liability for Tax or under this Agreement or the reduction of any Tax attribute of any of the Companies in a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date without the prior written consent of Sellers, which consent may be withheld in the sole discretion of Sellers, or unless otherwise required by applicable Law.

(vii) Acquiror shall, and shall cause the Companies to, prepare and provide to Sellers (at Sellers’ expense) a package of Tax information materials and financial information materials, including, without limitation, schedules and work papers required by Sellers to enable Sellers to prepare and file (or merely prepare) and calculate a Tax provision for the purpose of closing the books and Sellers’ financial statements and all Tax Returns required to be prepared and filed (or merely prepared) by it pursuant to Section 7.2(c)(i). Such materials shall be delivered to Sellers at a time sufficient for Sellers to meet their reporting requirements, which time will be communicated to the Companies and to Acquiror no less than sixty (60) days in advance of the requested delivery date.

(viii) Acquiror shall, and shall cause the Companies to, prepare and provide to Sellers a LIFO calculation as of the Closing Date for inclusion in Sellers’ Tax Returns, which LIFO calculation shall be prepared in accordance with the Companies’ past practice (insofar as such past practices are in compliance with GAAP). The LIFO calculation shall be delivered to Sellers at a time sufficient for Sellers to meet their reporting requirements, which time will be communicated to the Companies and to Acquiror no less than sixty (60) days in advance of the requested delivery date.

(ix) Sellers agree that, in respect of any Straddle Period, no disallowances in respect of financing expense amounts will be allocated to any of the Conveyed Entities pursuant to the provisions of Part 7 of, and Part 7 of Schedule 9 to, the Taxation (International and Other Provisions) Act 2010.

(f) Tax-Sharing Agreements. Except as provided for under Section 7.2(a) and Section 7.2(d) and other than the Contracts set forth on Schedule 3.15(e), all Tax-sharing agreements or similar agreements (excluding any such agreements pursuant to customary provisions in Contracts not primarily related to Taxes) with respect to or involving the Companies and any other party (other than any Company), shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any Liability thereunder.

(g) Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recordation, registration and other similar taxes, costs and fees imposed by a Governmental Authority (excluding, for the avoidance of doubt, any Taxes described in Section 2.7, which shall be borne by Sellers), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (the “Transfer Taxes”), resulting from the transfer of the Equity Interests pursuant to this Agreement shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Acquiror. Notwithstanding anything contained in this Section 7.2 to the contrary, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and timely filed by the Party required by applicable Law to file such Tax Returns, except for the sale of Schrader France where Acquiror shall be responsible for such preparation and filing. For each Tax Return or other filing made with respect Transfer Taxes by Acquiror, on the one hand, and Sellers, on the other hand, such filing party shall within thirty (30) thirty Business Days following the Closing Date provide evidence satisfactory to the non-filing party that such relevant Tax Returns and filings with respect to Transfer Taxes have been duly and timely filed and the relevant Transfer Taxes duly and timely paid. To the extent one party initially pays more than its share of the Transfer Taxes as required under this section, such party shall have the right to be reimbursed promptly by the other party and such reimbursement shall, so far as is possible, be treated as an adjustment to the Purchase Price under this Agreement. Immediately following any post-Closing adjustment to the Purchase Price pursuant to Section 2.6 or Section 7.2(j), the Parties agree to promptly determine in good faith whether any specific formality shall be required as a result of such adjustment in order to enable the filing party to comply with the required additional publicity or registration formalities pursuant to applicable Laws or to request from the relevant Governmental Authority a refund of unduly paid Transfer Taxes. The filing party will provide to the other party, within thirty (30) days following the expiration of the applicable deadline to proceed to any such publicity or registration formalities pursuant to applicable law, copies of any documentation evidencing the performance of such formalities and the payment of any related Transfer Taxes and the other party will promptly reimburse fifty percent (50%) of such Transfer Taxes upon receipt of such evidence. In the case of a refund, the filing party shall promptly reimburse to the other party fifty percent (50%) any refund received from the relevant Governmental Authority.

(h) Purchase Price Allocation. Acquiror and Sellers agree that the purchase price (including the fair market value of the Consideration Securities) for the Equity Interests of the Conveyed Entities shall be allocated among the Equity Interests of the Conveyed Entities as set forth in Schedule 7.2. Any adjustments to the purchase price set forth on Schedule 7.2 resulting from the determination of the Purchase Price at Closing pursuant to Section 2.2 and any post-Closing adjustments to the Purchase Price pursuant to Section 2.6 and Section 7.2(i) shall be allocated in an appropriate and equitable manner consistent with the requirements of applicable Tax Law and consistent with the principles set forth on Schedule 7.2 to the maximum extent possible and as mutually agreed by the Parties. Each of Acquiror and Sellers shall report the transactions contemplated by this Agreement for Tax purposes in a manner consistent with the allocation determined pursuant to this Section 7.2(h); provided, that nothing contained herein shall prevent any Party or its Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the agreed upon allocation of the Purchase Price, and no Party or its Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by an Governmental Authority challenging such allocation. Each of Acquiror and Sellers shall notify each other in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

(i) Post-Closing Events. Except as otherwise required by Law, Acquiror shall not, and shall cause the Companies not to, (i) take any action on the Closing Date with respect to any Company, other than actions in the ordinary course of business or actions that are specifically contemplated under this Agreement; (ii) make any election or deemed election under Section 338 of the Code with respect to any US Company in connection with the transactions contemplated by this Agreement; or (iii) make, change or revoke any Tax election with respect to a Pre-Closing

Tax Period or the portion of a Straddle Period ending on and including the Closing Date, grant an extension of any applicable statute of limitations, enter into any transaction or take any other action, in each case, that is with respect to any Company and that is with respect to the Pre-Closing Tax Period or the portion of the Straddle Period ending on the Closing Date, that could increase the Sellers’ indemnification obligations under Section 7.2(a) or reduce any Tax attribute of any of the Companies in a Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date without Sellers’ written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that if a transaction or action causes any Company to lose a Tax Incentive in a Pre-Closing Tax Period, other than if such loss is as a result of a failure of a Governmental Authority to consent to the transactions contemplated by this Agreement (including the Debt Financing), then such transaction or action may not be taken without Sellers’ written consent, not to be unreasonably withheld, conditioned or delayed, regardless of whether such transaction or action is with respect to the Pre-Closing Tax Period; provided, however, that nothing in this Agreement shall limit Acquiror’s ability, at its election, to make any election under Section 338(g) of the Code with respect to any Company other than any US Company or shall preclude any Company, the Acquiror or any of its Affiliates from taking any action that it reasonably determines in good faith is required to comply with applicable Law with respect to any item in respect of any Post-Closing Tax Period (other than any item which relates solely to the portion of any Straddle Period that ends on the Closing Date) or, for the avoidance of doubt, from taking or changing any Tax position, making or changing any Tax election, implementing or changing any transfer pricing or accounting method, in each case, to the extent taken, made, implemented or changed with respect to any Tax Period or portion thereof that begins after the Closing Date.

(j) Treatment of Indemnity Payments. Except to the extent otherwise required by Law, Acquiror and Sellers shall treat any indemnification payments made pursuant to Section 7.2(a) and Article X as adjustments to the Purchase Price for all Tax purposes.

(k) Acquiror shall elect, and shall cause its Affiliates (including the Companies) to elect to waive any right to carry back any item of loss, deduction or credit or any of the Companies which arises in a taxable year or portion thereof beginning after the Closing Date to any taxable year or portion thereof ending on or before the Closing Date under Section 172(b)(3) of the Code and as permitted under any other similar Tax Law.

7.3 Accounts Receivable. Sellers shall promptly forward or cause to be forwarded to Acquiror (or any Company designated by Acquiror) any and all proceeds from accounts receivable to the extent relating to the Business that are received by Sellers or its Affiliates after the Adjustment Calculation Time (provided that such obligation shall not apply with respect to proceeds received with respect to the time period up to the Adjustment Calculation Time if not included in the final determination of Closing Date Net Working Capital), and Acquiror shall promptly forward or cause to be forwarded to Sellers any and all proceeds from accounts receivable to the extent relating to the Other Businesses that are received by Acquiror or any of its Affiliates after the Closing Date.

7.4 Notification of Certain Matters. Sellers shall give notice to Acquiror, and Acquiror shall give notice to Sellers, promptly upon becoming aware of any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or would reasonably be expected to cause any representation or warranty of such party in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to or at the Closing. If, to the knowledge of Sellers, Sellers or any of their Controlled Affiliates (including, until the Closing, the Companies) receive any written claim or notice from any third party or Governmental Authority alleging any violation of Law by such parties, which claim or notice is received during the period following the date hereof and up to the consummation of the Closing, Sellers shall, and shall cause their Controlled Affiliates to, promptly notify Acquiror of the existence of the notice and a reasonable description of the allegations contained therein, as well as any other related information or documentation as thereafter reasonably requested by Acquiror. In addition, if, to the knowledge of Sellers, Sellers or any of their Controlled Affiliates (including, until the Closing, the Companies) receive any written claim or notice of material breach or material default under any Material Contract by such parties, which claim or notice is received during the period following the date hereof and up to the consummation of the Closing, Sellers shall, and shall cause their Controlled Affiliates to, promptly notify Acquiror of the existence of the notice and a reasonable description of the alleged breach of default, as well as any other related information or documentation as thereafter reasonably requested by Acquiror.

7.5 Confidentiality.

(a) Acquiror and its Representatives shall treat all nonpublic information obtained in connection with this Agreement or any of the other Ancillary Agreements (including in connection with the access provisions of Section 5.2 hereof) and the transactions contemplated hereby or thereby as “Evaluation Material” (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement; provided, however, that Acquiror and its Affiliates may, without notifying Sellers and without breach of the Confidentiality Agreement, use and disclose Evaluation Material for any action or matter contemplated by this Agreement and the other Ancillary Agreements (including as reasonably required in connection with the Debt Financing and filings with and obtaining approvals of Governmental Authorities). The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect; provided, that (i) from and after the Closing, Acquiror shall assume all obligations of Madison Dearborn Partners, LLC thereunder and Madison Dearborn Partners, LLC shall be released from all further obligations thereunder and, (ii) effective as of the Closing, the Confidentiality Agreement and this Section 7.5(a) shall automatically terminate and be of no further force or effect without any action by any party hereto or any Affiliate thereof with respect to the Companies and the Business.

(b) From and after the Closing through the end of the period specified in Section 5.10(b), Acquiror shall, and shall cause its Controlled Affiliates, the Companies and their respective directors, officers and employees to, keep confidential and not use for any purpose (other than as required in connection with the operation of the Business) all nonpublic information regarding Sellers or their respective Affiliates of which Acquiror, its Controlled Affiliates, the Companies and their respective directors, officers and employees may be aware.

(c) From and after the Closing through the end of the period specified in Section 5.10(b), Tomkins Limited shall, and shall cause its Controlled Affiliates and their respective directors, officers and employees to, keep confidential and not use for any purpose (other than as permitted or required by this Agreement or any of the other Ancillary Agreements, or as would be appropriate to carry out any action or matter contemplated herein or therein) all nonpublic information regarding Acquiror, the Business, the Companies and their respective Affiliates of which Tomkins Limited, its Controlled Affiliates and their respective directors, officers and employees may be aware.

(d) The obligations in this Section 7.5 shall not apply to information (i) which is or becomes part of the public domain other than through breach of this Agreement or through the fault of the receiving party, (ii) which is or becomes available to the receiving party from a source other than the disclosing party hereto, which source has no obligation of confidentiality to the disclosing party, or (iii) which is required to be disclosed pursuant to applicable Law, regulation, stock exchange rule, legal or administrative requirement, process, order or decree, or request from any regulatory authority, or as required in connection with the Tomkins Senior Credit Facility or the Tomkins Notes. Nothing in this Section 7.5 shall restrict the use of nonpublic information in connection with any dispute between the parties regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

7.6 Maintenance of Books and Records. For a period of six (6) years following the Closing, or such longer period as may be required by Law or necessitated by applicable statutes of limitations, each of Tomkins Limited and Acquiror shall, and shall cause each of its respective Subsidiaries, successors and assigns to, use reasonable best efforts to retain the books and records (including personnel files) that relate primarily to the Companies or the Business for periods prior to Closing, including all books and records relating to Taxes and financial statements of or including the Companies or the Business. On and after the end of such period, Tomkins Limited and Acquiror shall, and shall cause their respective Subsidiaries, successors and assigns to, provide the other party with at least thirty (30) Business Days prior written notice before destroying any such books and records, during which period the other party may elect to take possession, at its own expense, of such books and records as may be reasonably requested by such other party.

7.7 Post-Closing Access. Without limiting any other provision of this Agreement, after the Closing, upon reasonable written notice, each of Acquiror and Tomkins Limited shall furnish or cause to be furnished to the other Person and its Representatives access, during normal business hours, to such information and assistance as is reasonably necessary for any financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or in connection with the defense of any Action with a third party.

7.8 Brazil Matters.

(a) Sellers shall, and shall cause Schrader Brazil to use reasonable best efforts to (i) obtain prior to the Closing, with respect to Schrader Brazil (x) a Negative Joint Certificate of Debts (or, in the alternative, a Positive with Negative Assurances Joint Certificate of Debts) issued by the Federal Revenue Service (Receita Federal) and by the Federal Attorney General’s Office (Procuradoria Geral da União), (y) a Regularity Certificate of the Unemployment Compensation Fund issued by Caixa Econômica Federal, and (z) a Negative Certificate of Social Security Debts (or, in the alternative, a Positive with Negative Assurances Certificate of Social Security Debts) and (ii) deliver to Acquiror at or prior to the Closing evidence that such certificates have been obtained.

(b) Promptly (and in no event more than thirty (30) days) after receipt of the last of the certificates described in Section 7.8(a)(i), Acquiror shall, or shall cause Schrader Brazil to, submit to the Commercial Registry of the State of São Paulo (Junta Comecial do Estado de São Paulo) for registration the fully executed Amendment to the Articles of Association of Schrader Brazil described in Section 2.5(d) along with the certificates described in Section 7.8(a)(i). Acquiror shall timely make all other registrations, communications and enrollments to Governmental Authorities in Brazil that are legally required in connection with the transfer of ownership of Schrader Brazil to Acquiror and both Sellers and Acquiror shall reasonably cooperate to take all other actions and make available all other documents and information that may be necessary for such purpose.

7.9 Shareholders Agreement. Tomkins Engineering shall, and Acquiror shall cause the Sponsor and Parent to, execute and deliver to one another a duly executed counterpart signature page to the Shareholders Agreement at the Closing.

7.10 Transition Services Agreement. Between the date hereof and Closing, Tomkins Limited and Acquiror shall negotiate in good faith a mutually agreeable form of transition services agreement (the “Transition Services Agreement”) to be entered into effective as of the Closing Date between one or more Subsidiaries of each of Tomkins Limited and Acquiror, containing the terms set forth in Exhibit C attached hereto.

ARTICLE VIII.

CONDITIONS TO OBLIGATIONS

8.1 Conditions to Obligations of Acquiror and Sellers. The obligations of Acquiror and Sellers to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) All waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

(b) All other necessary permits, approvals, clearances and consents of any Antitrust Authorities listed on Schedule 8.1(b) attached hereto shall have been obtained or the applicable waiting periods with respect to such Antitrust Authorities shall have expired or been terminated.

(c) There shall not be in force, pending or threatened in writing by any Governmental Authority any Governmental Order, statute, rule or regulation restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby.

8.2 Conditions to Obligations of Acquiror. The obligation of Acquiror to consummate the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) Each of the representations and warranties of Sellers contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.6 (interpreted without giving effect to any limitation or qualification based on materiality, Material Adverse Effect or other terms of similar import or effect) shall be true and correct in all material respects as of the Closing, as if made anew at and as of that time (except with respect to any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date), and (ii) each of the other representations and warranties of Sellers contained in this Agreement (interpreted without giving effect to any limitation or qualification based on materiality, Material Adverse Effect or other terms of similar import or effect) shall be true and correct as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date), except in the case of this clause (ii) for any inaccuracy or omission that would not reasonably be expected to have, either individually or in the aggregate with all such other inaccuracies or omissions, a Material Adverse Effect.

(b) Each of the covenants of Sellers to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Since the date of this Agreement, no event(s), change(s) or circumstance(s) shall have occurred that has or have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Sellers shall have delivered to Acquiror a certificate signed by an executive officer of each Seller, dated the Closing Date, certifying that, to the knowledge and belief of such executive officer(s), the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

(e) Tomkins Automotive US shall have delivered to Acquiror a statement that satisfies Acquiror’s obligations under Treasury Regulation Section 1.1445-2(b)(2).

(f) Sellers shall have received or obtained all shareholder consents and approvals that are necessary for the consummation of the transactions contemplated hereby.

(g) Sellers shall have delivered to Acquiror:

(i) a copy of the Release Letter executed by all necessary counterparties, the Collateral Release Documents executed by all necessary counterparties, the originals of the pledged collateral in the possession of any counterparty to any Collateral Document and any and all officers certificates required for the unconditional delivery of each of the Release Letter, the Collateral Release Documents and the originals of the pledged collateral being released;

(ii) a release duly executed by Tomkins Limited and otherwise substantially in the form of Exhibit D attached hereto (the “Seller Release”);

(iii) resignations, effective as of the Closing, of each manager, director and officer of the Companies specified on Schedule 8.2(g)(iii); and

(iv) the certificates and other documents required to be delivered pursuant to Section 2.5.

8.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Sellers:

(a) (i) Each of the representations and warranties of Acquiror contained in Section 4.1, Section 4.2, Section 4.6 and Section 4.9 (interpreted without giving effect to any limitation or qualification based on materiality, material adverse effect or other terms of similar import or effect) shall be true and correct in all material respects as of the Closing, as if made anew at and as of that time (except with respect to any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date), and (ii) each of the other representations and warranties of Acquiror contained in this Agreement (interpreted without giving effect to any limitation or qualification based on materiality, material adverse effect or other terms of similar import or effect) shall be true and correct as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date), except in the case of this clause (ii) for any inaccuracy or omission that would not reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated thereby.

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Acquiror shall have delivered to Sellers a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Acquiror shall have delivered to Sellers a tax transfer form (formulaire cerfa n°2759 DGI) duly executed by Acquiror and reflecting such transfer by Schrader Investments to Acquiror of all of the shares of Schrader France for that portion of the Purchase Price allocated to such shares pursuant to Schedule 7.2.

(e) Acquiror shall have delivered to Sellers (i) a release duly executed by Acquiror and otherwise substantially in the form of Exhibit E attached hereto (the “Acquiror Release”), and (ii) the certificates and other documents required to be delivered pursuant to Section 2.4.

ARTICLE IX.

TERMINATION/EFFECTIVENESS

9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of Sellers and Acquiror;

(b) by written notice to Sellers from Acquiror if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, for a period of thirty (30) days after receipt by Sellers of notice from Acquiror of such breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured prior to the end of the Seller Cure Period, provided that this Agreement may not be terminated pursuant to this clause (b)(i) if at such time Acquiror is in material breach of this Agreement, (ii) the Closing has not occurred on or before the Termination Date unless Acquiror’s breach is a primary cause of the conditions specified in Section 8.1, Section 8.3(a) or Section 8.3(b) not having been satisfied on or before such date, or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order (other than a temporary restraining order of a court of competent jurisdiction); or

(c) by written notice to Acquiror from Sellers if (i) there is, on or after the date (the “Measurement Date”) that is the later of the 60th day after the date hereof and the date that all conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than conditions in Section 8.1 that are not satisfied as of the 60th day after the date hereof as a result of a material breach by Acquiror that caused each such condition not to be satisfied as of such date and other than, without limiting the other conditions in Section 8.2, the Delivery Conditions), any material breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that for a period of two (2) Business Days after receipt by Acquiror of notice from Sellers, delivered after the Measurement Date, of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured prior to the end of the Acquiror Cure Period, provided that this Agreement may not be terminated pursuant to this clause (c)(i) if at such time Sellers are in material breach of this Agreement, (ii) the Closing has not occurred on or before the Termination Date unless Sellers’ breach is a primary cause of the conditions specified in Section 8.1, Section 8.2(a) or Section 8.2(b) not having been satisfied before such date, (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order (other than a temporary restraining order of a court of competent jurisdiction), or (iv) (A) all conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied (other than the Delivery Conditions), (B) Acquiror has failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.3, (C) Sellers have irrevocably confirmed in writing to Acquiror that, if Acquiror’s portion of the Equity Financing and the Debt Financing were to be funded, Sellers will satisfy the Delivery Conditions and consummate the Closing in accordance with the terms of this Agreement and (D) Acquiror has failed to consummate the Closing within two (2) Business Days after such irrevocable confirmation.

9.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall, subject to the remaining provisions of this Section 9.2(a), forthwith become void and have no effect, without any Liability on the part of any party hereto or its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives, other than (i) in the case of Acquiror, as expressly provided in Sections 9.2(b)-(e) and (ii) in the case of Sellers, any Liability of Sellers for willful breach of any covenant set forth in this Agreement or fraud in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the provisions of this Section 9.2, the last two sentences of Section 5.5 and Article XI (provided that Section 11.14 shall survive only with respect to those provisions of this Agreement that expressly survive termination pursuant to this Section 9.2(a) and the last two sentences of Section 5.5 shall only survive if (x) this Agreement was not terminated pursuant to any of Section 9.1(a), Section 9.1(b)(i), Section 9.1(b)(iii) or Section 9.1(c)(iii) or (y) the Reverse Termination Fee is not payable in accordance with this Agreement (the circumstances when the last two sentences of Section 5.5 do not survive termination of this Agreement being referred to herein as the “Section 5.5 Termination Events”)) and the Confidentiality Agreement shall survive any termination of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated (i) by Sellers (A) pursuant to Section 9.1(c)(i), (B) pursuant to Section 9.1(c)(iv) or (C) pursuant to Section 9.1(c)(ii) when this Agreement is terminable by Sellers pursuant to Section 9.1(c)(i) or Section 9.1(c)(iv), or (ii) by Acquiror pursuant to Section 9.1(b)(ii) when the Agreement is terminable by Sellers pursuant to Section 9.1(c)(i) or Section 9.1(c)(iv), then Acquiror shall pay, as liquidated damages, to the Person(s) designated by Sellers, by wire transfer of immediately available funds to an account or accounts specified by Sellers, an aggregate amount equal to the Reverse Termination Fee, within three (3) Business Days after the effective date such termination (which termination, for the avoidance of doubt, shall be a condition precedent to Acquiror’s obligation to pay the Reverse Termination Fee).

(c) Without limiting Sellers’ rights under, solely to the extent provided in, and subject to the terms and conditions of, Section 11.14, (i) Sellers’ right to receive the Reverse Termination Fee from Acquiror pursuant to, and subject to the terms and conditions of, Section 9.2(b), (ii) any Seller Group Member’s rights to be reimbursed or indemnified by Acquiror under the last two sentences of Section 5.5, and (iii) Sellers’ rights against the Sponsor in respect of the Reverse Termination Fee and Acquiror’s reimbursement and indemnification obligations under the last two sentences of Section 5.5 to the extent (and solely to the extent) provided in the Acquiror Limited Guaranty shall be the sole and exclusive remedy of any Seller Group Member against any Acquiror Group Member following termination of this Agreement for any monetary damages suffered by any Seller Group Member, or any Liability of any kind of any Acquiror Group Member, in each case, caused by, arising out of, relating to or in connection with (A) any breach or threatened or attempted beach of this Agreement or any Ancillary Agreement, (B) any failure or threatened or attempted failure of Acquiror to comply with its obligations under this Agreement or any Ancillary Agreement, (C) any failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt Financing or Alternative Debt Financing or the funding of the Equity Financing) or (D) this Agreement, the Ancillary Agreements, the transactions contemplated hereby or the failure of any of the transactions contemplated hereby to be consummated or the termination of this Agreement, in each case, including in any Action under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity (the items referred to in the foregoing clauses (A) through (D), the “Potential Claims”); provided that, notwithstanding the foregoing, the Seller Group Members shall have no rights to reimbursement or indemnification, and Acquiror shall have no obligation to reimburse or indemnify any Seller Group Members, pursuant to the last two sentences of Section 5.5 if there was a Section 5.5 Termination Event and if a Section 5.5 Termination Event has occurred, Potential Claims shall include the obligations of Acquiror under the last two sentences of Section 5.5. Except for any claims to enforce the performance of this Agreement to recover (x) the Reverse Termination Fee and (y) where a Section 5.5 Termination Event has not occurred, any amounts owed in connection with the reimbursement and indemnification obligations under Section 5.5, in the event of a termination of this Agreement, no Seller Group Member shall be entitled to bring, and Sellers shall cause all Seller Group Members not to bring, and shall in no event support, facilitate, encourage or take any action other than opposing, the bringing of, any Action against any Acquiror Group Member with respect to, arising out of, relating to or in connection with any Potential Claim or otherwise with respect to the transactions contemplated by this Agreement and Sellers shall cause any Action by any Seller Group Member against an Acquiror Group Member pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination (and in no event later than (3) days following such termination). Without limiting the foregoing, (i) no Seller Group Member shall have any rights or claims against any Lender in any way relating to this Agreement or any of the transactions contemplated hereby and (ii) no Lender shall have any liability (whether in contract, in tort or otherwise) to the Seller Group Members for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, or, in the case both (i) and (ii), in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise; provided, that this sentence shall not limit any obligation of Acquiror or Sponsor in any way.

(d) For purposes of this Agreement, (i) the “Seller Group” means, collectively, Sellers, the Companies and each of their respective former, current or future Affiliates, equity owners, officers, directors and Representatives, and each of the foregoing Persons shall be a “Seller Group Member” and (ii) the “Acquiror Group” shall mean, collectively, (x) Acquiror and Sponsor, (y) any lender, prospective lender, note purchaser, prospective note purchaser, lead arranger, arranger, agent or other entity that has committed to provide or arrange any part of the Debt Financing, or entered into agreements in connection with all or any part of the Debt Financing, the Debt Commitment Letters, or any other financing in connection with the transactions, including the parties to any joinder agreement or credit agreement pursuant thereto, or relating thereto (together with Affiliates of Persons described in this clause (x), collectively, the “Lenders”) and (z) any of the respective former, current, or future Affiliates of the Persons identified in the immediately foregoing clauses (x) and (y), equity owners, controlling persons and Representatives of any the Persons identified in the immediately foregoing clauses (x) and (y) or any such Affiliate (and each such Person shall be a “Acquiror Group Member”).

(e) The parties hereto acknowledge that the agreements contained in this Section 9.2 are an integral party of the transactions contemplated by this Agreement and that without such agreements the parties hereto would not enter into this Agreement.

ARTICLE X.

INDEMNIFICATION

10.1 Survival. Except as otherwise provided in Section 7.2(a), each representation, warranty, covenant and agreement contained herein will survive the Closing and continue in full force and effect until the later of April 30, 2013 and the twelve (12) month anniversary of the Closing Date; provided, however, that (a) each representation and warranty contained in Section 3.1, Section 3.2, Section 3.3, Section 3.6 and Section 3.22 shall survive the Closing and continue in full force and effect until the four (4) year anniversary of the Closing Date, (b) each representation and warranty contained in Section 3.19 shall survive the Closing and continue in full force and effect until the two (2) year anniversary of the Closing Date, (c) any covenant or agreement contained in this Agreement that provides for or contemplates performance at or following the Closing Date (including, for the avoidance of doubt, each Specified Covenant Obligation), shall survive the Closing and continue in full force and effect until (x) the expiration of the term specified herein with respect to such covenant or (y) for such covenants for which no time period is specified, such covenant is fully performed or observed in accordance with its terms and (d) if an Indemnified Party delivers to the Indemnifying Party, before expiration of the applicable Survival Expiration Date, a notice alleging, in good faith, a breach of any representation, warranty, covenant or agreement or other basis for indemnification under this Agreement and setting forth, in reasonable detail, the facts giving rise to such breach or basis for claim for indemnification (which in the case of a Third Party Claim shall be deemed to be satisfied if the material facts regarding such claim at the time of giving of such notice are delivered to the Indemnifying Party), then the applicable representation, warranty, covenant or agreement (and the right to indemnification with respect thereto regardless of when the Losses in respect thereof may actually be incurred) shall survive the Closing until, and only for purposes of, the resolution of the breach covered by such notice. Notwithstanding the foregoing, any right to indemnification pursuant to Section 10.2(a)(iii) shall terminate on the first anniversary of the Closing Date, other than rights with respect to claims for indemnification under Section 10.2(a)(iii) properly asserted prior to such termination. No claim for indemnification for breach of any representation, warranty, covenant or agreement contained in this Agreement may be asserted pursuant to this Agreement unless such claim is asserted in writing as provided above on or before the applicable Survival Expiration Date.

10.2 Indemnification.

(a) Subject to the other provisions of this Article X and Section 7.2(a), from and after the Closing, Sellers shall jointly and severally indemnify and hold Acquiror and its Affiliates (including the Companies after the Closing) and their respective directors, officers, employees, members, managers, partners, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Acquiror Indemnified Parties”) harmless from and against any and all losses, Liabilities, claims, demands, judgments, damages, deficiencies, Taxes, fines, penalties, suits, actions, costs and expenses, including reasonable attorney’s fees and expenses and all other amounts paid to third parties in investigation, defense or settlement (individually, a “Loss” and, collectively, “Losses”), suffered, sustained or incurred by any Acquiror Indemnified Party (in connection with a Third-Party Claim or otherwise) to the extent based upon, resulting from or arising out of (i) any failure of any representation or warranty of Sellers or Tomkins Limited contained in this Agreement or in any certificate or other document delivered by Sellers or

Tomkins Limited hereunder to be true and correct in all respects at and as of the Closing (determined as though such representation or warranty was made at and as of the Closing), (ii) any breach of any covenant or agreement of Sellers or Tomkins Limited contained herein, (iii) any Closing Date Indebtedness or Closing Date Company Transaction Expenses (in each case to the extent not reflected or to be reflected in the calculation of Closing Date Cash Consideration), (iv) any violation of or Liability under any Environmental Law with respect to operations at any Former Facility or the China Facility (including any Pre-Closing Waste Disposal with respect to any Former Facility or the China Facility and in each case net of any reserve therefor reflected on the Most Recent Balance Sheet), provided, however, that Sellers shall have no indemnification obligation to any Acquiror Indemnified Party with respect to the China Facility unless and until the Acquiror Indemnified Parties have enforced and exhausted all indemnification rights and remedies against the landlord as provided in the lease agreement in respect of such facility; provided, further, however, that the Sellers shall pay, promptly and in any event within 30 days after written demand therefor, 100% of the reasonably documented out-of-pocket expenses incurred by any Acquiror Indemnified Party in the enforcement of such rights and remedies (to the extent not actually reimbursed or indemnified by another Person in connection therewith), (v) any of the matters referred to on Schedule 10.2(a)(v) of this Agreement (the “Section 10.2(a)(v) Indemnified Matters”), (vi) any of the matters referred to on Schedule 10.2(a)(vi) of this Agreement (the “Section 10.2(a)(vi) Indemnified Matters”) or (vii) the obligations that are or were supported by the Liens listed as item 2 of Schedule 1.1(d) prior to Closing.

(b) Subject to the other provisions of this Article X, from and after the Closing, Acquiror shall indemnify and hold Sellers and their Affiliates and their respective directors, officers, employees, members, managers, partners, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses suffered, sustained or incurred by any Seller Indemnified Party to the extent based upon, resulting from or arising out of (i) any failure of any representation or warranty of Acquiror contained in this Agreement or in any certificate or other document delivered by Acquiror hereunder to be true and correct in all respects at and as of the Closing as though such representation or warranty was made at and as of the Closing, or (ii) any breach of any covenant or agreement of Acquiror contained herein.

(c) For purposes of determining whether there has been a breach of any representation or warranty in this Agreement and for purposes of calculating the amount of Losses with respect to any breach of any representation, warranty, covenant or agreement, all limitations or qualifications based on materiality, Material Adverse Effect or other terms of similar import or effect shall be disregarded.

10.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the party from whom indemnification is sought or, in the case of a claim for indemnification pursuant to Section 10.2(a), by written notice to Sellers.

(b) In the event that any Action is instituted or asserted by any third party after the Closing in respect of which indemnification may be sought under Section 10.2 hereof (any such third-party claim, a “Third-Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of such Third-Party Claim to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third-Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party (it being understood that no Acquiror Indemnified Party shall object to Latham & Watkins LLP as Sellers’ choice of counsel with respect to any such matter), and, subject to the terms and conditions set forth in this Section 10.3(b), to assume the defense and control the settlement of any such Third-Party Claim which relates to any Losses indemnified against hereunder upon delivery of written notice of the Indemnifying Party’s assumption of the defense of any such Third-Party Claim within ten (10) Business Days of the Indemnifying Party’s receipt of notice of such Third-Party Claim; provided, that the Indemnified Party shall be entitled to have sole control over the defense and settlement of any Third-Party Claim (i) seeking an injunction or other equitable relief against the Indemnified Party, (ii) involving any criminal Action to which the Indemnified Party is a party, (iii) which the Indemnifying Party has failed or is failing to defend, in each case at the cost and expense of the Indemnifying Party, or (iv) relating to a Section 10.2(a)(v) Indemnified Matter. If the Indemnifying Party has assumed such defense, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the Indemnifying Party shall not be liable for any legal expenses incurred by any Indemnified Party in connection with the defense of such Third-Party Claim while the Indemnifying Party is controlling such defense. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim. If the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnifying Party shall not be entitled to settle or compromise such Third-Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (1) the proposed settlement involves only the payment of monetary damages by the Indemnifying Party and no injunctive or other equitable relief is imposed against any Indemnified Party and (2) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from all Liabilities with respect to such Third-Party Claim and all other claims arising out of the same or similar facts or circumstances with the third parties involved in such Third Party Claim. For so long as the Indemnifying Party has assumed and is controlling the defense of any Third-Party Claim, no Indemnified Party may settle or compromise or permit a default or consent to the entry of any judgment with respect to any Third-Party Claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party makes any payment on any Third-Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims against insurers of the Indemnifying Party with respect to such Third-Party Claim and shall be entitled to pursue recovery against the applicable insurers in respect of such benefits or other benefits.

10.4 Limitations on Indemnification.

(a) Notwithstanding the provisions of this Article X, (i) no Acquiror Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(a)(i) (other than with respect to Seller Specified Representations) or pursuant to Section 10.2(a)(ii) for breach by Sellers of Section 7.4 or the last sentence of Section 5.7 (A) with respect to any claim or series of related claims unless and until the amount of all Losses incurred by all Acquiror Indemnified Parties with respect to such claim or series of related claims exceed on a cumulative basis an amount equal to $250,000 (such amount, the “Per-Claim Threshold Amount”) in which case the Acquiror Indemnified Parties shall, subject to this Section 10.4(a), be entitled to indemnification pursuant to Section 10.2 with respect to the full amount of Losses relating to such claim or series of related claims, and (B) unless and until the aggregate amount of all Losses incurred by all Acquiror Indemnified Parties for which such Acquiror Indemnified Parties would, but for this Section 10.4(a)(i), be entitled to indemnification pursuant to Section 10.2(a)(i) and Section 10.2(a)(ii) for breach by Sellers of Section 7.4 or the last sentence of Section 5.7 exceeds $4,750,000 (the “Indemnification Deductible”), and then only to the extent of such excess, (ii) in no event shall the aggregate amount to be paid as indemnification pursuant to Section 10.2(a)(i) (other than with respect to Seller Specified Representations) and pursuant to Section 10.2(a)(ii) for breach by Sellers of Section 7.4 or the last sentence of Section 5.7 exceed $37,875,000 (the “Cap”), (iii) no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(b)(i) (other than with respect to Acquiror Specified Representations) or pursuant to Section 10.2(b)(ii) for breach by Acquiror of Section 7.4 (A) with respect to any claim or series of related claims unless and until the amount of all Losses incurred by all Seller Indemnified Parties with respect to such claim or series of related claims exceed on a cumulative basis the Per-Claim Threshold Amount in which case the Seller Indemnified Parties shall, subject to this Section 10.4, be entitled to indemnification pursuant to Section 10.2(b) with respect to the full amount of Losses relating to such claim or series of related claims, and (B) unless and until the aggregate amount of all Losses incurred by all Seller Indemnified Parties for which such Seller Indemnified Parties would, but for this Section 10.4(a)(iii), be entitled to indemnification pursuant to Section 10.2(b)(i) and Section 10.2(b)(ii) for breach of Section 7.4 exceeds the Indemnification Deductible, and then only to the extent of such excess, (iv) in no event shall the aggregate amount to be paid as indemnification pursuant to Section 10.2(b)(i) (other than with respect to Seller Specified Representations) and pursuant to Section 10.2(b)(ii) for breach of Section 7.4 exceed the Cap, (v) notwithstanding anything to the contrary in the Agreement, in no event shall the aggregate amount to be paid by Sellers as indemnification pursuant to Section 7.2 and this Article X exceed an amount equal to the Purchase Price, and (vi) in no event shall the aggregate amount to be paid by Acquiror as indemnification pursuant to Section 7.2 and this Article X exceed an amount equal to the Purchase Price. Furthermore, the rights of the Acquiror Indemnified Parties to indemnification with respect to (x) the Section 10.2(a)(v) Indemnified Matters shall be limited as provided on Schedule 10.2(a)(v) and (y) the Section 10.2(a)(vi) Indemnified Matters shall be limited as provided on Schedule 10.2(a)(vi).

(b) No Indemnified Party will be entitled to indemnification to the extent of any Losses that a court of competent jurisdiction has determined by final non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification (provided that the bad faith, gross negligence or willful misconduct of any Company prior to the Closing shall not affect the Acquiror Indemnified Parties’ indemnification rights).

(c) Notwithstanding any other provision of this Agreement to the contrary, (i) no Indemnified Party shall be entitled to indemnification under this Article X for any Losses to the extent such Losses reduced Closing Date Working Capital or increased Closing Date Indebtedness or Closing Date Company Transaction Expenses, in each case as finally determined pursuant Section 2.6 and (ii) no Indemnified Party shall be entitled to indemnification (x) under this Article X for (A) punitive damages (except to the extent payable to a third party in connection with a Third-Party Claim) or (B) lost profits, diminution in value or any “multiple of profits”, “multiple of cash flows” or similar measure (except to the extent payable to a third party in connection with a Third-Party Claim) or (y) with respect to a claim for Section 7.2 or Section 10.2(a)(i) (other than for breach of Section 3.11, Section 3.19 or any representation related to compliance with Laws set forth in the first seven sentences of Section 3.21), Section 10.2(a)(v), or Section 10.2(b)(i), for any special, consequential or incidental damages (and, for the avoidance of doubt, in no event shall the provisions of clause (x) insofar as it presents limitations on indemnification related to lost profits or diminution in value limit, directly or indirectly, Losses to which an Indemnified Party is entitled to indemnification in accordance with this clause (y)); provided that for the avoidance of doubt, to the extent that any Seller covenants or agrees to be responsible for a Liability or Loss under this Agreement except to the extent that such Liability or Loss is included as a current liability or contra-asset is included in the calculation of Closing Date Working Capital, the reduction in indemnification rights of Acquiror Indemnified Parties pursuant to clause (i) of this Section 10.4(c) shall be without duplication to the current liability or contra-asset that reduced the Sellers’ responsibility for such Liability or Loss in the first instance (such that, by way of example, if a particular Liability for which Seller has agreed to be responsible pursuant to this Agreement was $300,000 and the current liability included in Closing Date Working Capital with respect thereto was $200,000, the $100,000 that Sellers agreed to be responsible for shall not be reduced by application of clause (i) of this Section 10.4(c)).

(d) In determining the amount of any Losses for which the Indemnified Parties are entitled to assert a claim for indemnification hereunder, the amount of any such Losses will be determined after deducting therefrom (i) the amount of any Tax benefit or Relief arising out of or in connection with the incurrence of the Losses for which indemnity is sought that is actually realized by any such Indemnified Parties during the year in which the Loss occurred or the following year, (ii) the amount of any insurance proceeds from a third-party insurer (but not a captive insurance company) actually received by such Indemnified Parties in respect of such Losses, in each case net of direct costs and expenses (including direct collection expenses and any retention amounts) incurred by such Indemnified Parties or their Affiliates and (iii) any other amounts actually recovered from a third party pursuant to indemnification or otherwise in respect of any Losses. All Indemnified Parties shall use reasonable best efforts to mitigate all Losses for which such Indemnified Parties are entitled or may be entitled to indemnification under this Article X. In the event that an Indemnified Party is entitled to any insurance, indemnification or other recovery from any third party (including, without limitation, as provided in the Lease pursuant to which the China Facility is leased), or to any Tax benefit or Relief, with respect to any Losses for which such Indemnified Party seeks indemnification, such Indemnified Party shall use reasonable best efforts, the cost and expenses of which shall be considered Losses hereunder, to obtain any such indemnification or recovery from such third party or Tax benefit or Relief, as the case may be. In the event that any insurance proceeds, Tax benefits, Relief or other amounts from any third party are actually recovered or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax benefits, Relief or other amounts relate, a portion of such indemnification payment equal to the lesser of the amounts so recovered or realized and the amount of the indemnification payment previously received from the Indemnifying Party by the Indemnified Party, less all costs, fees and expenses incurred in seeking and collecting such recovery and realization, shall promptly be refunded to the Indemnifying Party. A Tax benefit or Relief shall be actually realized if and to the extent that the Indemnified Party’s cumulative Liability for Taxes through a taxable period (including in the taxable year in which the Loss occurred and the following taxable year) taking into account the relevant Loss is less than such Indemnified Party’s cumulative Liability for Taxes through such period calculated without regard to such Loss, taking into account such Loss as the last item of deduction or expense in any period.

(e) No Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Acquiror Indemnified Parties in the event of an Acquiror Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) had already recovered such amount with respect to the same matter pursuant to that or other provisions of this Agreement. In addition, no Acquiror Indemnified Party shall be entitled to indemnification with regard to any item to the extent included in the Estimated Closing Statement or a Dispute Notice and subsequently compromised.

(f) Notwithstanding anything herein to the contrary, the Acquiror Indemnified Parties will not be entitled to indemnification with respect to any such claim to the extent that the discovery of such claim resulted from any invasive testing of soil, sediment or groundwater conditions at any Owned Real Property or Leased Real Property conducted by or on behalf of any Acquiror Indemnified Party, other than any such testing (i) required by any Governmental Authority or Environmental Laws; (ii) necessary or appropriate in connection with any bona fide construction, subsurface maintenance or repair activity at any Owned Real Property or Leased Real Property; (iii) necessary to respond to a Third Party Claim or facts that indicate a potentially significant risk to human health or the environment; or (iv) related to remediation or corrective action that had first commenced prior to the Closing Date

(g) In no event shall Acquiror or any of the Companies have any Liability whatsoever to any Seller (or any Affiliate of any Seller) for breaches of the representations, warranties, covenants or agreements of Sellers, and Sellers shall not (and shall cause their Affiliates not to), seek indemnification, contribution, reimbursement, subrogation or other similar rights of payment under common law from the Companies in respect of any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement.

(h) Notwithstanding anything to the contrary herein, nothing in this Section 10.4 shall operate to limit any claim by any Indemnified Party for fraud in connection with the transactions contemplated by this Agreement.

(i) No indemnity shall be provided under Section 10.2(a) for any Losses to the extent such Losses arise out of or are in connection with any transaction of any Company that occurs after the Closing on the Closing Date and is not in the ordinary course of business.

(j) Notwithstanding any other provision of this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification under this Article X to the extent of any Losses which occur or are increased as a result of the entry into force of, or any change in, after the Closing Date, via final legislative action, including via the enactment into force of any statute or law or treaty by any Governmental Authority (including any increase in the Tax rates or any new Tax or any withdrawal of Relief), even if such entry into force or change has retroactive effect; provided, this Section 10.4(j) shall not be read to exempt Sellers from liability for (i) any change, statement or other practice of any Governmental Authority, including the issuance of regulations, guidance or rulings, Governmental Order, ordinance; (ii) any change, statement or other decision of any court, (iii) any change targeted specifically at counteracting a Tax avoidance scheme, or (iv) any obligation to pay Taxes in connection with the transactions contemplated hereby.

10.5 Effect of Investigation. The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or agreement contained in or made pursuant to this Agreement will not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (including as may have resulted based on access rights in Article V and Article VII), with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, and will not affect the right to indemnification based on such representations, warranties, covenants and agreements.

10.6 Indemnification Sole and Exclusive Remedy. Following the Closing, indemnification pursuant to this Article X or Section 7.2, as applicable, shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Parties) for any breach of any representation, warranty, covenant or agreement contained in this Agreement, except for disputes under Section 2.6 (which will be resolved in accordance with the dispute resolution mechanism set forth therein), claims for fraud in connection with the transactions contemplated by this Agreement and claims seeking specific performance and/or injunctive or other equitable relief pursuant to Section 11.14. The Indemnified Parties hereby waive to the fullest extent permitted under applicable Law the remedy of rescission.

ARTICLE XI.

MISCELLANEOUS

11.1 Waiver. Except as expressly provided in Section 6.5, any party to this Agreement may, at any time, by action taken by its board of directors or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement. No prior draft of this Agreement shall be used in the interpretation of this Agreement

11.2 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile and confirmed by machine-generated confirmation of successful transmission, addressed as follows:

(a) If to Acquiror, to:

c/o Madison Dearborn Partners, LLC

Three First National Plaza

70 W. Madison, Suite 4600

Chicago, IL 60602

Attention:	Thomas S. Souleles
Rich Copans
Mark B. Tresnowski

Facsimile No.: (312) 895-1001

with a copy (which shall not constitute notice) to :

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Richard J. Campbell, P.C.

Facsimile No.: (312) 862-2200

(b) If to Sellers, to:

c/o Tomkins

1551 Wewatta Street

Denver, CO 80202

Attention: Thomas C. Reeve

Facsimile No.: (303) 744-4500

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: Paul F. Sheridan, Jr.

Facsimile No.: (202) 637-2201

or to such other address or addresses as the parties hereto may from time to time designate in writing.

11.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that Acquiror may without the consent of any party hereto assign this Agreement (in whole or in part) and its rights and obligations hereunder (including with respect to the purchase of Conveyed Entities at the Closing) to (a) one or more Affiliates of Acquiror, (b) any Persons providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Financing), or (c) to an acquirer to all of the capital stock or other equity interests or all or substantially all of the assets or business of Acquiror in any form of transaction. No assignment by any party hereto shall relieve such party of any of its obligations hereunder; provided that to the extent performance or payment is made by an Affiliate or Affiliates with respect to an obligation of Acquiror hereunder, such obligation shall be in full satisfaction of such obligation of Acquiror hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement; provided, however, that (a) notwithstanding the foregoing, in the event the Closing occurs, the past and present officers and directors of the Companies (and their successors, heirs and personal representatives) shall be intended third-party beneficiaries of, and shall be entitled to the protections of, Section 6.2, as applicable, (b) Pre-Closing Counsel shall be intended third-party beneficiaries of Section 6.5, (c) the Indemnified Parties shall be intended third-party beneficiaries of, and shall be entitled to rely on and enforce directly, Article X, (d) Madison Dearborn Partners, LLC shall be an intended third-party beneficiary of, and shall be entitled to rely on and enforce directly, Section 7.5(a) and (e) the Acquiror Group Members (including the Lenders) shall be intended third-party beneficiaries of, and shall be entitled to rely on and enforce directly, Section 9.2, Section 11.6, the proviso in Section 11.10, Section 11.13 and Section 11.14. For the avoidance of doubt, no Person who is not party this Agreement or an intended third-party beneficiary of Section 6.3, shall be entitled to rely on or enforce Section 6.3. No party to this Agreement may assert any claim under this Agreement or in connection with the transactions contemplated hereby against any past, present or future director, officer, employee, stockholder, partner, Affiliate, agent, attorney, advisor or representative of any party to this Agreement or any Affiliate of any of the foregoing or any Lender unless such Person is also a party to this Agreement; provided that nothing contained in this Agreement shall limit in any way the rights and remedies of (x) Acquiror under any of the Commitment Letters or (y) Sellers to enforce their rights under the Acquiror Limited Guaranty or Section 9.2.

11.5 Expenses. Except as otherwise provided in this Agreement (including Section 2.6(e), the last sentence of Section 5.5, Section 6.1(e) and Section 7.2(g)) or any Ancillary Agreement, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that (a) any filing fees required to be paid under the HSR Act or under any applicable similar foreign Law shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Acquiror, and (b) at or promptly following the Closing, the Companies shall pay or reimburse Acquiror, Parent and Sponsor for all out-of-pocket fees and expenses incurred by them in connection with the transactions contemplated by this Agreement (including the arrangement of the debt financing to be incurred by the Company).

11.6 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of law principles or rules that would result in the application of any Law other than the Law of the State of Delaware; provided, however, that, for purposes of any Action arising out of or relating to this Agreement and the transactions contemplated hereby that involves any of the Lenders, the Debt Commitment Letter or the performance of services by any of the Lenders with respect to the foregoing, this Agreement and the Debt Commitment Letter shall be governed, construed and enforced in accordance with the Laws of the State of New York, without regard to the conflict of law principles or rules that would result in the application of any Law other than the Law of the State of New York.

11.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or as a pdf or similar attachment to an electronic communication shall have the same effect as delivery of a manually executed counterpart to this Agreement.

11.8 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the Schedules shall be deemed to be a disclosure with respect to any other Sections or Schedules to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other Sections or Schedules. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed an adequate response to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. No disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.9 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and that certain Confidentiality Agreement, dated as of June 30, 2011, between Tomkins Limited and Madison Dearborn Partners, LLC (the “Confidentiality Agreement”) constitute the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties hereto. Accordingly, the parties hereto shall be deemed to have relied upon such representations, warranties, covenants and agreements as a material part to agreeing to the terms of this

Agreement, and the parties and the other Indemnified Parties shall be entitled to the indemnification or other remedies provided in this Agreement in accordance with the terms hereof, but no other Person (other than the parties hereto and the other Indemnified Parties) may rely on the representations, warranties, covenants and agreements set forth herein. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between any of the parties hereto except as expressly set forth in this Agreement (including in any certificate delivered by any party hereunder), the Ancillary Agreements and the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, each representation, warranty, covenant and agreement made herein by any Seller individually or by Sellers collectively shall be a joint and several obligation of all Sellers.

11.10 Amendments. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement and that makes reference to this Agreement; provided, however, that in the case of any amendments or modifications or waivers to Sections 5.5, 9.2, 11.6, 11.10, 11.13 or 11.14, in each case, which affect the rights of any Lender, any such amendment or modification shall only be effective with respect to such Lender if such Lender shall have consented thereto.

11.11 Publicity. Other than as part of the Debt Financing, the Form 6-K (and related press release) being filed by Sellers or its Affiliates substantially in the form previously agreed between the Parties (which Sellers agree will be filed not later than two (2) Business Days after the date hereof) and a press release (and the method of the release for publication thereof) substantially in the form reasonably agreed upon by the parties prior to the Closing and press releases and other public communications (and methods of release) substantially consistent with such press release, except as otherwise required by applicable Law, regulation, stock exchange rule, legal or administrative requirement, process, order or decree, or request from any regulatory authority, or as required in connection with the Tomkins Senior Credit Facility or the Tomkins Notes, all press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and Sellers, which approval shall not be unreasonably withheld by any party.

11.12 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be unaffected and remain valid, legal and enforceable to the fullest extent permitted by Law and, to the extent necessary, this Agreement shall be reformed, construed and enforced so as to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision that best gives effect to the intent of the parties hereto.

11.13 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement and the transactions contemplated hereby brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction thereof for itself and with respect to its property, generally and unconditionally, with regard to any such Action; provided, however, that any such Action that involves any of the Lenders or the performance of services by any of the Lenders with respect to the Debt Commitment Letter shall be brought and determined in the state or federal courts sitting in the county of New York, State of New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction thereof for itself and with respect to its property, generally and unconditionally, with regard to any such Action that involves any of the Lenders or the performance of services by any of the Lenders with respect to the Debt Commitment Letter (such courts selected in accordance with the first sentence of this Section 11.13, the “Chosen Courts”). Each of the parties agrees not to, and to cause their Controlled Affiliates and Representatives not to, commence any Action arising out of or relating to this Agreement and the transactions contemplated hereby (including the Debt Financing) except in the Chosen Courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Chosen Court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby (including the Debt Financing), (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT (INCLUDING THE DEBT FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THE DEBT FINANCING).

11.14 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the terms and conditions of this Section 11.14, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity, without any obligation to post a bond or other security. In the event that any action shall be brought in equity to enforce the provisions of this Agreement by a party hereto that is expressly entitled to bring such an action pursuant to the terms of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Notwithstanding anything to the contrary contained in this Agreement, Sellers shall be entitled to an injunction, specific performance and other equitable relief (a) to enforce specifically the terms and provisions of, and to prevent breaches of, Sections 6.1, 6.6 and 7.1 by Acquiror, (b) if (i) all conditions in Sections 8.1 and 8.2 (other than the Delivery Conditions) have been or are capable of being satisfied at the time when the Closing would have occurred but for the failure of Acquiror to effect the Closing, (ii) Acquiror has failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.3, (iii) all conditions to the Debt Financing have been satisfied or waived by the counterparties to the Debt Financing Letters such that the Debt Financing is available to Acquiror, and (iv) the Sellers have irrevocably confirmed in writing that if specific performance is granted and Acquiror delivers the consideration as required by pursuant to Article II, then the Delivery Conditions will be satisfied at the Closing and the Closing will occur, to cause Acquiror to draw down the full proceeds of the Debt Financing, and (c) to specifically enforce Acquiror’s obligation to consummate the Closing and Acquiror’s rights under the Equity Commitment Letter to cause the Equity Financing to be funded if (and only if) (i) all conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied (other than the Delivery Conditions), (ii) Acquiror has failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.3, (iii) the proceeds of the Debt Financing have been funded or are required to be funded subject only to the funding of the Equity Financing, and (iv) Sellers have not terminated this Agreement in accordance with Article IX and have irrevocably confirmed in writing to Acquiror that, if Acquiror’s portion of the Equity Financing and the Debt Financing were to be funded, Sellers will satisfy the Delivery Conditions and consummate the Closing in accordance with the terms of this Agreement. In no event shall any Seller Group Member be entitled to seek to specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other Action in equity in connection with the transactions contemplated by this Agreement, against any Acquiror Group Member other than against Acquiror and, in such case, only under the circumstances expressly set forth in this Section 11.14.

11.15 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents, and, with regard to further actions in connection with Employee Invention Assignment Agreements, using commercially reasonable efforts to cause employees to execute and deliver such further instruments and documents and otherwise fulfill their obligations under such agreements) as any other party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10.2).

11.16 Limited Guaranty.

(a) Subject to any limitations as may exist on Sellers’ obligations hereunder, Tomkins Limited hereby irrevocably guarantees, absolutely and unconditionally, to Acquiror the full and complete performance by Sellers of their respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Sellers under this Agreement. Tomkins Limited shall cause Sellers to perform all of their respective agreements, covenants and obligations under this Agreement on a timely basis. Tomkins Limited hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Sellers, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 11.16 or elsewhere in this Agreement.

(b) Tomkins Limited hereby represents and warrants to Acquiror that (i) the execution, delivery and performance by Tomkins Limited of this Agreement are within Tomkins Limited’s legal right, power and authority, (ii) no other action on the part of Tomkins Limited is necessary to authorize the execution and delivery of this Agreement by Tomkins Limited or the performance of its obligations hereunder, (iii) this Agreement has been duly executed and delivered by Tomkins Limited and constitutes a valid and legally binding obligation of Tomkins Limited, enforceable in accordance with its terms and conditions, and (iv) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any violation of any judgment, injunction, ruling, order, charge or decree entered with respect to Tomkins Limited, (B) result in any material violation of any Law or material license or permit applicable to Tomkins Limited by Tomkins Limited, or (C) require any material authorization, consent, approval, exemption or other action of or by or notice declaration to, or filing with, any Governmental Authority or other Person by Tomkins Limited.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed and delivered as of the date first above written.

TOMKINS AUTOMOTIVE HOLDING COMPANY

By:	/s/ Thomas Reeve
Name:	Thomas Reeve
Title:	Authorized Representative

TOMKINS INVESTMENTS COMPANY S.À.R.L.

By:	/s/ Thomas Reeve
Name:	Thomas Reeve
Title:	Authorized Representative

TOMKINS AUTOMOTIVE COMPANY S.À.R.L.

By:	/s/ Thomas Reeve
Name:	Thomas Reeve
Title:	Authorized Representative

SCHRADER INVESTMENTS LUXEMBOURG S.À.R.L.

By:	/s/ Thomas Reeve
Name:	Thomas Reeve
Title:	Authorized Representative

TOMKINS OVERSEAS INVESTMENTS LIMITED

By:	/s/ Thomas Reeve
Name:	Thomas Reeve
Title:	Authorized Representative

TOMKINS ENGINEERING LTD.

By:	/s/ Thomas Reeve
Name:	Thomas Reeve
Title:	Authorized Representative

AUGUST LUX HOLDING COMPANY S.À.R.L.

By:	/s/ Thomas S. Souleles
Name:	Thomas S. Souleles
Title:

ACCEPTED AND AGREED TO FOR THE LIMITED PURPOSES SET FORTH HEREIN:

TOMKINS LIMITED

By:	/s/ Thomas Reeve
Name:	Thomas Reeve
Title:	Authorized Representative